    UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

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SPHERIX INCORPORATED
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SPHERIX INCORPORATED
7927 Jones Branch Drive, Suite 3125
Tysons Corner, VA 22102
(703) 992-9260

NOTICE OF CONSENT SOLICITATION

March 27, 2014

To our Stockholders:

We are soliciting your consent:

(1)
To approve, in accordance with NASDAQ Listing Rule 5635, the securities issued to Rockstar Consortium US LP ("Rockstar") under the Patent Acquisition Agreement, dated December 31, 2013 (the “Patent Purchase Agreement”), whereby our wholly-owned subsidiary, Spherix Portfolio Acquisition II, Inc., acquired a suite of 101 patents and patent applications from Rockstar and the transactions contemplated thereunder (the “Patent Acquisition”), including the issuance of an aggregate of (a) 459,043 shares of Series H Convertible Preferred Stock, par value $0.0001 per share (the “Series H Preferred Stock”) of Spherix Incorporated, a Delaware corporation (the “Company” or “us” or “we” or “our” or “Spherix”) which are convertible into shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) on a one-for-ten basis (or an aggregate of 4,590,430 shares of Common Stock) and (b) 119,760 shares of Series I Convertible Redeemable Preferred Stock of the Company, par value $0.0001 per share, which are convertible into shares of Common Stock on a one-for-twenty basis (or an aggregate of 2,395,200 shares of Common Stock) (the “Series I Preferred Stock” and, collectively with Series H Preferred Stock, the “Preferred Shares”), as partial consideration for the Patent Acquisition and (c) the shares of Common Stock (the “Registration Right Shares”) to be issued to Rockstar in the event that the registration statement registering all the shares of Common Stock and Preferred Shares issued under the Patent Purchase Agreement is not declared effective by the SEC within sixty days after its filing (Proposal 1);

(2)
To approve any potential change in control in accordance with NASDAQ Listing Rule 5635 that may result from the issuance of the Preferred Shares to Rockstar in connection with the Patent Acquisition (Proposal 2);

(3)
To approve the an amendment to the Spherix Incorporated 2014 Equity Incentive Plan (the "2014 Plan") to increase the number of shares available for issuance thereunder to 4,161,892 from 2,400,000 in recognition of the increased Common Stock presently outstanding since the initial stockholder approval of the 2014 Plan (Proposal 3);

(4)
To authorize the issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 40% below the market price of our Common Stock in accordance with NASDAQ Listing Rule 5635 (Proposal 4);

(5)
To authorize the issuance of securities in one of more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 30% below the market price of our Common Stock in accordance with NASDAQ Listing Rule 5635 (Proposal 5); and

(6)
To approve any change of control in accordance with NASDAQ Listing Rule 5635 that could result from the potential issuance of securities in the non-public offerings following approval of Proposal 4 or Proposal 5 (Proposal 6).

The Company’s board of directors has deemed it advisable to seek stockholder approval of the Proposals and has decided to seek the written consent of stockholders through a consent solicitation process rather than holding a special meeting of stockholders, in order to eliminate the costs and management time involved in holding a special meeting. The Proposals are described in more detail in the accompanying Consent Solicitation Statement.

On December 31, 2013, we issued 199,990 shares of Common Stock to Rockstar as partial consideration for the Patent Acquisition, which represented less than 20% of the Company’s issued and outstanding Common Stock on such date in accordance with NASDAQ Listing Rules 5635. We are required under the Purchase Agreement to obtain stockholder approval of the issuance of the Preferred Shares on or before March 31, 2014 unless extended.

We have established the close of business on December 30, 2013, as the record date for determining stockholders entitled to submit written consents. Stockholders holding a majority of our outstanding voting capital ("Voting Capital"), which consists of our Common Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, Series D-1 Convertible Preferred Stock and Series F-1 Convertible Preferred Stock as of the close of business on the record date, must vote in favor of the Proposals to be approved by stockholders. We have entered into separate Voting and Support Agreements with various stockholders holding in excess of 50% of the Company’s Voting Capital as of the record date pursuant to which the stockholder agreed to vote in favor of matters described in Proposals 1 and 2 at a meeting called therefor or by written consent. As a result, it is likely that we will obtain the requisite approval of Proposals 1 and 2.

This solicitation is being made on the terms and subject to the conditions set forth in the accompanying Consent Solicitation Statement and Written Consent. To be counted, your properly completed Written Consent must be received before 5:00 p.m. Eastern Time, on April 11, 2014, subject to early termination of the consent solicitation by our board of directors if a majority approval is received, or extension of the time of termination by our board of directors (the “Expiration Time”).

Failure to submit the Written Consent will have the same effect as a vote against the Proposals. We recommend that all stockholders consent to the Proposals, by marking the box entitled “FOR” with respect to each Proposal and submitting the Written Consent by one of the methods set forth in the form of Written Consent which is attached as Appendix A to the Consent Solicitation Statement. If you sign and send in the Written Consent form but do not indicate how you want to vote as to each Proposal, your consent form will be treated as a consent “FOR” the Proposal.

By Order of the Board of Directors of Spherix Incorporated.

SPHERIX INCORPORATED
7927 Jones Branch Drive, Suite 3125
Tysons Corner, VA 22102
(703) 992-9260

CONSENT SOLICITATION STATEMENT

General

This Consent Solicitation Statement dated March 27, 2014 is being furnished in connection with the solicitation of written consents of the stockholders of Spherix Incorporated, a Delaware corporation (the “Company,” “Spherix,” “us,” “we,” or “our”) with regard to the following proposals:

(1)
To approve, in accordance with NASDAQ Listing Rule 5635, the securities issued to Rockstar Consortium US LP ("Rockstar") under the Patent Acquisition Agreement, dated December 31, 2013 (the “Patent Purchase Agreement”), whereby our wholly-owned subsidiary, Spherix Portfolio Acquisition II, Inc., acquired a suite of 101 patents and patent applications from Rockstar and the transactions contemplated thereunder (the “Patent Acquisition”), including the issuance of an aggregate of (a) 459,043 shares of Series H Convertible Preferred Stock, par value $0.0001 per share (the “Series H Preferred Stock”) of Spherix Incorporated, a Delaware corporation (the “Company” or “us” or “we” or “our” or “Spherix”) which are convertible into shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) on a one-for-ten basis (or an aggregate of 4,590,430 shares of Common Stock) and (b) 119,760 shares of Series I Convertible Redeemable Preferred Stock of the Company, par value $0.0001 per share, which are convertible into shares of Common Stock on a one-for-twenty basis (or an aggregate of 2,395,200 shares of Common Stock) (the “Series I Preferred Stock” and, collectively with Series H Preferred Stock, the “Preferred Shares”), as partial consideration for the Patent Acquisition and (c) the shares of Common Stock (the “Registration Right Shares”) to be issued to Rockstar in the event that the registration statement registering all the shares of Common Stock and Preferred Shares issued under the Patent Purchase Agreement is not declared effective by the SEC within sixty days after its filing (Proposal 1);

(2)
To approve any potential change in control in accordance with NASDAQ Listing Rule 5635 that may result from the issuance of the Preferred Shares to Rockstar in connection with the Patent Acquisition (Proposal 2);

(3)
To approve the an amendment to the Spherix Incorporated 2014 Equity Incentive Plan (the "2014 Plan") to increase the number of shares available for issuance thereunder to 4,161,892 from 2,400,000 in recognition of the increased Common Stock presently outstanding since the initial stockholder approval of the 2014 Plan (Proposal 3);

(4)
To authorize the issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 40% below the market price of our Common Stock in accordance with NASDAQ Listing Rule 5635 (Proposal 4);

(5)
To authorize the issuance of securities in one of more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 30% below the market price of our Common Stock in accordance with NASDAQ Listing Rule 5635 (Proposal 5); and

(6)
To approve any change of control in accordance with NASDAQ Listing Rule 5635 that could result from the potential issuance of securities in the non-public offerings following approval of Proposal 4 or Proposal 5 (Proposal 6)

The Company’s board of directors (the “Board”) unanimously adopted the Proposals and recommends that stockholders vote FOR the approval of the Proposals.

The Board has decided to seek written consent rather than calling a special meeting of stockholders, in order to eliminate the costs and management time involved in holding a special meeting. Written consents are being solicited from all of our stockholders of record pursuant to Section 228 of the Delaware General Corporation Law and Section 7 in Article I of our Amended and Restated Bylaws.

Voting materials, which include this Consent Solicitation Statement and a Written Consent form (attached as Appendix A), are being mailed to all stockholders on or about March 31, 2014. The Board set the close of business on December 30, 2013, as the record date for the determination of stockholders entitled to act with respect to the consent solicitation (the “Record Date”). As of the Record Date, the Company had 3,569,895 shares of Common Stock outstanding, one share of Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”) outstanding, 1,227,582 shares of Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”) outstanding, 59,265 shares of Series D-1 Convertible Preferred Stock, par value $0.0001 per share (the “Series D-1 Preferred Stock”) outstanding and 156,250 shares of Series F-1 Preferred Stock, par value $0.0001 per share (the “Series F-1 Preferred Stock” and, collectively with the Common Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock, the “Voting Capital”) outstanding.

Each share of the Common Stock is entitled to one vote.  Each share of Series C Preferred Stock is convertible into one share of Common Stock and holders of our Series C Preferred Stock are entitled to such number of votes as such shares of Series C Preferred Stock are convertible into, subject to applicable beneficial ownership limitations. Each share of Series D Preferred Stock and Series D-1 Preferred Stock is convertible into ten shares of Common Stock and holders of Series D Preferred Stock and Series D-1 Preferred Stock are entitled to such number of votes as such shares of Series D Preferred Stock and Series D-1 Preferred Stock are convertible into, subject to applicable beneficial ownership limitations and conversion limitations.  Each share of the Company’s Series F-1 Preferred Stock represents, on an “as converted basis,” 91% of one vote that may be voted on each proposal submitted before the stockholders, subject to applicable beneficial ownership limitations of the Series F-1 Preferred Stock. As of the Record Date, the outstanding Voting Capital was 4,106,294, which includes 3,569,895 shares of Common Stock, one share of Series C Preferred Stock, 18,921 shares of Series D Preferred Stock, 20,500 shares of Series D-1 Preferred Stock and 156,250 shares of Series F-1 Preferred Stock. The foregoing breakdown is reflection of limitations on voting of our preferred stock due to conversion, voting or beneficial ownership limitations even though such shares are otherwise issued and outstanding.

Stockholders holding a majority of our outstanding Voting Capital as of the close of business on the Record Date, must vote in favor of the Proposals to be approved by stockholders. We have entered into separate Voting and Support Agreements with various stockholders holding in excess of 50% of the Company’s Voting Capital as of the Record Date pursuant to which the stockholder agreed to vote in favor of matters described in Proposals 1 and 2 at a meeting called therefor or by written consent. As a result, it is likely that we will obtain the requisite approval of Proposals 1 and 2.

Any beneficial owner of Spherix who is not a record holder must arrange with the person who is the record holder or such record holder’s assignee or nominee to: (i) execute and deliver a Written Consent on behalf of such beneficial owner; or (ii) deliver a Written Consent so that such beneficial owner can execute and deliver a Written Consent on its own behalf.

Stockholders who wish to consent must deliver their properly completed and executed Written Consents to the Chief Executive Officer of Spherix in accordance with the instructions set forth in the Written Consent. Spherix reserves the right (but is not obligated) to accept any Written Consent received by any other reasonable means or in any form that reasonably evidences the giving of consent to the approval of the Proposals.

Requests for copies of this Consent Solicitation Statement should be directed to Spherix Incorporated at the address or telephone number set forth below.

Spherix Incorporated
7927 Jones Branch Drive, Suite 3125
Tysons Corner, Virginia 22102
Attention: Chief Executive Officer
Telephone: 703-992-9260

Spherix expressly reserves the right, in its sole discretion and regardless of whether any of the conditions of the Consent Solicitation have been satisfied, subject to applicable law, at any time prior to 5:00 p.m. Eastern Time, on April 11, 2014 (the “Expiration Date”) to (i) terminate the consent solicitation for any reason, including if the consent of stockholders holding a majority of the Company’s outstanding Voting Capital has been received, (ii) waive any of the conditions to the consent solicitation, or (iii) amend the terms of the consent solicitation including to extend the Expiration Date.

The final results of this solicitation of written consents will be included in a Current Report on Form 8-K (the “Form 8-K”) by the Company. This Consent Solicitation Statement and the Form 8-K shall constitute notice of taking of a corporate action without a meeting by less than unanimous written consent as permitted by applicable law and our Amended and Restated Bylaws.

All questions as to the form of all documents and the validity and eligibility (including time of receipt) and acceptance of consents and revocations of consents will be determined by the Company, in its sole discretion, which determination shall be final and binding.

Revocation of Consents

Written consents may be revoked or withdrawn by any stockholder at any time before the Expiration Date. A notice of revocation or withdrawal must specify the record stockholder’s name and the number of shares being withdrawn. After the Expiration Date, all written consents previously executed and delivered and not revoked will become irrevocable. Revocations may be submitted to the Chief Executive Officer of the Company by the same methods as written consents may be submitted, as set forth in the form of Written Consent attached hereto as Appendix A.

Solicitation of Consents

The Board is sending you this Consent Solicitation Statement in connection with its solicitation of stockholder consent to approve the Proposals. We will pay for the costs of solicitation. We will pay the reasonable expenses of brokers, nominees and similar record holders in mailing consent materials to the holders of the Voting Capital. Because the approval of holders of a majority of the Company’s Voting Capital is required to approve the Proposals, not returning the Written Consent will have the same effect as a vote against the Proposals.

Other than the Voting and Support Agreements discussed above, Spherix has made no arrangements and has no understanding with any other person regarding the solicitation of consents hereunder, and no person has been authorized by Spherix to give any information or to make any representation in connection with the solicitation of consents, other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized. In addition to solicitations by mail, consents may be solicited by directors, officers and other employees of Spherix who will receive no additional compensation therefor.

Members of our management beneficially own shares of our Common Stock and intend to submit their consents “For” the Proposals. As a result, approximately 49,183 shares held by our officers and directors will be voted in favor of the Proposals constituting approximately 1.20% of our Voting Capital as of the Record Date.  In addition, stockholders holding in excess of 50% of our Voting Capital as of the Record Date have agreed to vote in favor of Proposals 1 and 2. As a result, it is likely that we will obtain the requisite approval of Proposals 1 and 2.

No Appraisal Rights

Under the Delaware General Corporation Law and our charter documents, holders of our Voting Capital will not be entitled to statutory rights of appraisal, commonly referred to as dissenters’ rights or appraisal rights (i.e., the right to seek a judicial determination of the “fair value” of their shares and to compel the purchase of their shares for cash in that amount) with respect to the Proposals.

Householding Matters

Stockholders that share a single address will receive only one Consent Solicitation Statement and Written Consent at that address, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate copy of this Consent Solicitation Statement or of future consent solicitations or proxy statements (as applicable), he or she may write to us at: Spherix Incorporated, 7927 Jones Branch Drive, Suite 3125, Tysons Corner, Virginia 22102, Attention: Chief Executive Officer. We will deliver separate copies of this Consent Solicitation Statement and form of Written Consent promptly upon written request. If you are a stockholder of record receiving multiple copies of our Consent Solicitation Statement and form of Written Consent, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other stockholder of record, you can request additional copies of this Consent Solicitation Statement and form of Written Consent or request householding by contacting the stockholder of record.

As of the Record Date, the closing price of our Common Stock was $8.35 per share and our total market capitalization was approximately $29.8 million.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE PROPOSALS

Members of the Board and executive officers of the Company are eligible to receive grants under the terms of the 2014 Plan, as amended by the Amendment. Accordingly, members of the Board and the executive officers of the Company have a substantial interest in Proposal 3. Members of the Board and executive officers of the Company do not have any interest in any other Proposal that is not shared by all other stockholders of the Company.

PROPOSAL 1
TO APPROVE THE SECURITIES ISSUED TO ROCKSTAR UNDER THE PATENT ACQUISITION AGREEMENT AND THE PATENT ACQUISITION INCLUDING THE ISSUANCE OF AN AGGREGATE OF (a) 459,043 SHARES OF SERIES H PREFERRED STOCK (b) 119,760 SHARES OF SERIES I PREFERRED STOCK, AS PARTIAL CONSIDERATION FOR THE PATENT ACQUISITION AND (c) ANY REGISTRATION RIGHT SHARES IN ACCORDANCE WITH NASDAQ LISTING RULE 5635

Background

As previously reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 2, 2014, on December 31, 2013, we, through our wholly owned subsidiary, Spherix Portfolio Acquisition II, Inc., entered into our second agreement to acquire patents from Rockstar.  We acquired a suite of 101 patents and patent applications (the “Rockstar Patents”) pursuant to the Purchase Agreement in several technology families, including data, optical and voice technology. Rockstar is the holder of approximately 4,000 patents formerly owned by Nortel Networks. In July 2013, we acquired seven patents from Rockstar in mobile communications.  The Rockstar Patents provide us rights to develop and commercialize products as well as enforcement rights for past, present and future infringement.

The Company believes the Rockstar Patents acquired on December 31, 2013 and in July 2013 are highly valuable assets of the Company without which the Company’s future prospects could be greatly diminished. We have negotiated and completed two transactions with Rockstar and we are currently highly reliant on the cooperation of Rockstar for the commercialization of the Rockstar Patents. Rockstar personnel include various former Nortel engineers and licensing professionals. The history and background of these Rockstar employees are valuable to the Company as it develops a licensing and commercialization plan which relies on the acquired patents. Engineers and inventors understand highly technical issues surrounding inventions and product design and can assist the Company when it analyzes products and services offered by third parties for understanding if the products or services potentially rely upon inventions that are included in the patents that the Company owns. To date, we have relied on the cooperation of Rockstar by allowing us to consult with these experts. These experts may also be required to prepare for trial and provide testimony in the event that litigation ensues. We presently are a defendant in one lawsuit with Rockstar claiming that patents acquired should be licensed to various services providers to allow them to practice an industry standard process for transmission of data, among other things, that was developed by Nortel. In order to prepare for this litigation, and to prepare counterclaims and for other aspects of the litigation, we are working closely with Rockstar personnel. Rockstar is not obligated to provide this assistance and to date the Company has not been required to incur costs for these services. The failure to obtain stockholder approval of Proposal 1 (and Proposal 2) will not trigger any direct consequences under the terms of the applicable transaction documents. However for the reasons stated below the Company believes indirect consequences may seriously jeopardize the Company’s prospects.

Should Proposal 1 (and Proposal 2) not be approved the Company might face serious consequences from reduced cooperation from Rockstar.  Rockstar also may take legal action against the Company and its stockholders if Rockstar views the Company as having failed to use its best efforts to secure such approval to enforce shareholders’ obligations under the Voting and Support Agreements should such parties fail to cast their votes in favor of Proposal 1 and Proposal 2.  Reduced cooperation and assistance from Rockstar personnel could jeopardize the Company’s ability to defend itself against pending or future claims related to the patents acquired from Rockstar, and reduce the prospects for successful outcomes of the cases brought by the Company under the Rockstar patents against others. We believe that the consequences of failure to approve Proposal 1 (and Proposal 2) or the failure of the Company in its business plans would have financial repercussions for Rockstar inasmuch as Rockstar has a right to a participation in the recoveries the Company receives from its patent claims.  Reduced expectations of revenue streams generated by the Company for any reason would also be expected to reduce the interest of Rockstar in entering into future agreements with the Company for further intellectual property technology transfers and patent acquistions and thereby jeopardize the Company’s future prospects for growth. However, as Rockstar has security over the Rockstar Patents which can be exercised in the event of a failure by the Company to make certain prescribed payments, if Rockstar’s withdrawal of support makes the obtaining of third party financing difficult for the Company, this might ultimately result in the enforcement by Rockstar of its security and the return of some or all of the Rockstar Patents to Rockstar.

As part of the consideration paid by the Company for the Rockstar Patents, the Company issued Rockstar 459,043 shares of Series H Preferred Stock, which are convertible into 4,590,430 shares of Common Stock and 119,760 shares of Series I Preferred Stock, which are convertible into 2,395,200 shares of Common Stock.  The effective per share price of each share of Common Stock in the transaction is $8.35 per share or an aggregate of $58,330,010 of Common Stock underlying the Series H Preferred Stock and Series I Preferred Stock.  Under applicable NASDAQ rules, these convertible securities may not be converted into our Common Stock if we are unable to obtain stockholder approval of this Proposal 1 (and Proposal 2).   Rockstar will be unable to convert its shares of Series H Preferred Stock and Series I Preferred Stock into Common Stock which will disable it from realizing the value it anticipated receiving from  acceptance of the preferred stock at closing of the acquisition of the Rockstar Patents, which was required solely as a result of the NASDAQ Rules governing issuance of common stock in excess of 19.99% of the common stock outstanding at the time of the agreement (or convertible into such amount). The Company agreed, and the holders of 50.1% of the outstanding Common Stock of the Company entered into voting agreements agreed, to use their best efforts to vote in favor of approval in order to satisfy the NASDAQ requirement and permit Rockstar to realize the benefit from its investment in the Company by virtue of agreeing to accept company securities in lieu of cash for the purchase price of the Rockstar Patents. For these reasons, the Company agreed with Rockstar to seek approval of Proposal 1 (and Proposal 2), and recommends stockholders vote in favor of Proposal 1 (and Proposal 2).

We issued $60 million of our securities at an issuance price of $8.35 per share of Common Stock (or 100% of the closing bid price on the date prior to issuance) for the Rockstar Patents, as follows: (i) 199,990 shares of Common Stock, (ii) 459,043 shares of Series H Preferred Stock and (iii) 119,760 shares of Series I Preferred Stock (collectively, the “Securities”). Additionally, Rockstar is entitled to a participation in future recoveries under the Rockstar Patents after we receive 100% return on the value of the issued Securities (i.e., $120 million).

The Securities are subject to a Lockup Agreement restricting the transfer of the Securities for the period beginning on the closing date of the Patent Acquisition and ending on the earlier of: (i) such date that Rockstar holds less than 2% of our outstanding Common Stock on an “as converted” basis and (ii) twelve months from the closing date of the Patent Acquisition, provided that Rockstar shall be entitled to sell the Securities in an amount up to (i) 15% of the of the 30 day average daily volume of our Common Stock for the period ending on the trading day immediately prior to such sale and (ii) 20% of the 30 day average daily volume of our Common Stock for the period ending on the trading day prior to the date of such sale in the event that the volume weighted average price (“VWAP”) of the Common Stock is at least $17.00 per share. Rockstar may sell the Securities without restriction (i) in the event the VWAP of our Common Stock is at least $20.00 per share or (ii) on any day in which at least 1,000,000 shares have traded at a weighted average price of at least $15.00 per share, provided that Rockstar does not offer or sell such shares for a price that is less than $15.00 per share. Additionally, Rockstar shall be restricted from transferring or selling any of our securities for an additional 180 day period following the occurrence of certain Company events (but not more than two such Company events), including the consummation of a public offering in which we receive gross proceeds of at least $5 million and the announcement of any material acquisition.

We have agreed to file a “resale” registration statement with the SEC covering all shares of Common Stock and shares of Common Stock into which the Preferred Shares are convertible, within 30 days of the closing of the Patent Acquisition, which was filed on February 3, 2014. In the event that such registration statement is not declared effective by the SEC within sixty (days) after its filing, then we shall issue to Rockstar such number of shares of Common Stock as is equal to 5% of the number of shares of Common Stock and Series H Preferred Stock (taken together) issued to Rockstar in the Patent Acquisition (the “Registration Right Shares”). The approval of this Proposal 1 includes the approval of the issuance of such Registration Right Shares, if any.

On December 31, 2013, we issued 199,990 shares of Common Stock to Rockstar as partial consideration for the Patent Acquisition, which represented less than 20% of the Company’s issued and outstanding Common Stock on such date in accordance with NASDAQ Listing Rule 5635. We are required under the Purchase Agreement to obtain stockholder approval of the issuance of the Preferred Shares on or before March 31, 2014 unless extended.

The Preferred Shares are not immediately convertible and do not possess any voting rights until such time as we have obtained stockholder approval of the issuance, pursuant to NASDAQ Listing Rule 5635, for which we are soliciting consents hereunder.  We have agreed to use our reasonable best efforts to obtain such stockholder approval on or prior to March 31, 2014.  In connection with the foregoing, we entered into separate Voting and Support Agreements with various stockholders holding in excess of 50% of our Voting Capital pursuant to which the stockholder agreed to vote in favor of the matters described in Proposals 1 and 2 at a meeting called therefor or by written consent.

The issuance of the Preferred Shares, when converted, will not affect the rights of existing stockholders but will cause substantial dilution to existing stockholders’ voting power and in the future earnings per share of their Common Stock. However, Rockstar may not convert the Preferred Shares to the extent that, as a result of such conversion, Rockstar would beneficially own more than 4.99% (which may be increased to 9.99% and subsequently to 19.99%, each upon 61 days’ written notice), in the aggregate, of our issued and outstanding shares of Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Preferred Shares.

Immediately subsequent to the issuance of the Preferred Shares on December 31, 2013, we had outstanding: 3,769,885 shares of Common Stock; one share of Series B Preferred Stock convertible into one share of Common Stock; one share of Series C Preferred Stock convertible into one share of Common Stock; 1,227,582  shares of Series D Preferred Stock convertible into an aggregate of 12,275,820 shares of Common Stock; 59,265 shares of Series D-1 Preferred Stock convertible into an aggregate of 592,650 shares of Common Stock; 156,250 shares of Series F-1 Preferred Stock convertible into an aggregate of 156,250 shares of Common Stock; 459,043 shares of Series H Preferred Stock convertible into an aggregate of 4,590,430 shares of Common Stock (subject to stockholder approval and certain beneficial ownership limitations); and 119,760 shares of Series I Preferred Stock convertible into an aggregate of 2,395,200 shares of Common Stock (subject to stockholder approval and certain beneficial ownership limitations).

Upon the issuance of the Preferred Shares on December 31, 2013, the existing stockholders of the Company will hold approximately 72% of our outstanding Common Stock of on a fully diluted basis (without regard to any beneficial or conversion limitations of the outstanding convertible securities) and Rockstar will hold 7,362,611 shares of our Common Stock or approximately 28% of our outstanding Common Stock on a fully diluted basis, assuming the conversion of the Preferred Shares issued under the Purchase Agreement (without regard to any beneficial ownership or conversion limitations contained therein) and any other outstanding shares of preferred stock.

Description of Preferred Shares

Series H Preferred Stock

On December 31, 2013, we designated 459,043 shares of preferred stock as Series H Preferred Stock. On December 31, 2013, we issued approximately $38.3 million of Series H Preferred Stock (or 459,043 shares) to Rockstar. Each share of Series H Preferred Stock is convertible into 10 shares of Common Stock and has a stated value of $83.50. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. We are prohibited from effecting the conversion of the Series H Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 4.99% (which may be increased to 9.99% and subsequently to 19.99%, each upon 61 days’ written notice), in the aggregate, of our issued and outstanding shares of Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series H Preferred Stock. Holders of the Series H Preferred Stock shall be entitled to vote on all matters submitted to our stockholders and shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series H Preferred Stock are convertible, subject to applicable beneficial ownership limitations. The Series H Preferred Stock provides a liquidation preference of $83.50 per share.

The shares of Series H Preferred Stock are not immediately convertible and do not possess any voting rights until such time as we have obtained stockholder approval of the issuance, pursuant to NASDAQ Listing Rule 5635.  We have agreed to use our reasonable best efforts to obtain such stockholder approval on or prior to March 31, 2014.  In connection with the foregoing, we entered into separate Voting and Support Agreements with various stockholders holding in excess of 50% of our Voting Capital pursuant to which the stockholder agreed to vote in favor of the Purchase Agreement and the transactions contemplated thereunder (including the issuances of securities in consideration for the acquisition of assets, pursuant to NASDAQ Listing Rule 5635) at a meeting called therefor or by written consent. As of March 26, 2014, 459,043 shares of Series H Preferred Stock were outstanding.

Series I Preferred Stock

On December 31, 2013, we designated 119,760 shares of preferred stock as Series I Preferred Stock.  On December 31, 2013, we issued approximately $20 million (or 119,760 shares) of Series I Preferred Stock to Rockstar.  Each share of Series I Preferred Stock is convertible into 20 shares of our Common Stock and has a stated value of $167. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. We are prohibited from effecting the conversion of the Series I Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 4.99% (which may be increased to 9.99% and subsequently to 19.99%, each upon 61 days’ written notice), in the aggregate, of our issued and outstanding shares of Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series I Preferred Stock.  Holders of the Series I Preferred Stock shall be entitled to vote on all matters submitted to our stockholders and shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series I Preferred Stock are convertible, subject to applicable beneficial ownership limitations.  The Series I Preferred stock provides for a liquidation preference of $167 per share.

The Series I Preferred Stock has a mandatory redemption date of December 31, 2015 as to 100% of the Series I Preferred Stock then outstanding and partial mandatory redemptions prior thereto, requiring a minimum of 25% of the total number of shares of Series I Preferred Stock issued to be redeemed (less the amount of any conversions occurring prior thereto) on or prior to each of June 30, 2014, December 31, 2014, June 30, 2015 and December 31, 2015 (each, a “Partial Redemption Date” and each payment, a “Redemption Payment”).  On each Partial Redemption Date, we are required to pay Rockstar a Redemption Payment equal to the lesser of (i) such number of shares of Series I Preferred Stock as have a stated value of $5,000,000; or (ii) such number of shares of Series I Preferred Stock as shall, together with all voluntary and mandatory redemptions and conversions to Common Stock occurring prior to the applicable Partial Redemption Date, have a stated value of $5,000,000; or (iii) the remaining shares of Series I Preferred Stock issued and outstanding if such shares have a stated value of less than $5,000,000, in an amount of cash equal to its stated value plus all accrued but unpaid dividends, distributions and interest thereon, unless Rockstar, in its sole discretion, elects to waive such Redemption Payment or convert such shares (or a portion thereof) into Common Stock.  No interest or dividends are payable on the Series I Preferred Stock unless we fail to make the first $5,000,000 Partial Redemption Payment due June 30, 2014, then interest shall accrue on the outstanding stated value of all outstanding shares of Series I Preferred Stock at a rate of fifteen (15%) per annum from January 1, 2014.  Our obligations to pay the Redemption Payments and any interest payments in connection therewith are secured pursuant to the terms of a Security Agreement under which the Rockstar Patents serve as collateral security.  No action can be taken under the Security Agreement unless we have failed to make a second redemption payment of $5,000,000 ($10,000,000 in the aggregate) due December 31, 2014.  The Security Agreement contains additional usual and customary “Events of Default” (as such term is defined in the Intellectual Property Security Agreement) under which Rockstar can take action, including a sale to a third party or reduction of secured amounts via transfer of the Rockstar Patents to Rockstar.

Additionally, in the event we consummate a Fundamental Transaction (as defined in the Certificate of Designation of Preferences, Rights and Limitations of Series I Convertible Preferred Stock), we shall be required to redeem such portion of the outstanding shares of Series I Preferred Stock as shall equal (i) 50% of the net proceeds of the Fundamental Transaction after deduction of the amount of net proceeds required to leave us with cash and cash equivalents on hand of $5,000,000 and up until the net proceeds leave us with cash and cash equivalents on hand of $7,500,000 and (ii) 100% of the net proceeds of the Fundamental Transaction thereafter.

The shares of Series I Preferred Stock are not immediately convertible and do not possess any voting rights until such time as we have obtained stockholder approval of the issuance, pursuant to NASDAQ Listing Rule 5635. We have agreed to use our reasonable best efforts to obtain such stockholder approval on or prior to March 31, 2014. In connection with the foregoing, we entered into separate Voting and Support Agreements with various stockholders holding in excess of 50% of our Voting Capital pursuant to which the stockholder agreed to vote in favor of Proposals No. 1 and 2 at a meeting called therefor or by written consent. As of March 26, 2014, 119,760 shares of Series I Preferred Stock were outstanding.

Reasons for this Proposal

Our Common Stock is currently listed on The NASDAQ Capital Market, and therefore we are subject to the NASDAQ Listing Rules.

We seek approval of this Proposal 1 in order to ensure compliance with NASDAQ Listing Rule 5635 and recommend approval as required by the Patent Purchase Agreement in order to satisfy our obligations to Rockstar.  Pursuant to NASDAQ Stock Market Listing Rule 5635(a), if an issuer intends to issue securities in consideration for the acquisition of stock or assets of another company that could result in the issuance of 20% or greater of the voting power or the total shares outstanding on a pre-transaction basis, the issuer generally must obtain the prior approval of its stockholders prior to such issuance. Approval by the Company's stockholders holding a majority of the outstanding Voting Capital as of the Record Date is required to approve this Proposal.

Other than the stockholder approval sought herein, no other federal or state regulatory approvals are required to issue the Preferred Shares or the Registration Right Shares, if any.

PROPOSAL 2
TO APPROVE ANY POTENTIAL CHANGE IN CONTROL IN ACCORDANCE WITH NASDAQ LISTING RULE 5635 THAT COULD RESULT FROM THE ISSUANCE OF THE PREFERRED SHARES TO ROCKSTAR IN CONNECTION WITH THE PATENT ACQUISITION

Background

As more fully described under Proposal 1, we have acquired 101 patents and patent applications from Rockstar and issued Rockstar certain of our securities.

The Company believes the Rockstar Patents acquired on December 31, 2013 and in July 2013 are highly valuable assets of the Company without which the Company’s future prospects could be greatly diminished. We have negotiated and completed two transactions with Rockstar and we are currently highly reliant on the cooperation of Rockstar for the commercialization of the Rockstar Patents. Rockstar personnel include various former Nortel engineers and licensing professionals. The history and background of these Rockstar employees are valuable to the Company as it develops a licensing and commercialization plan which relies on the acquired patents. Engineers and inventors understand highly technical issues surrounding inventions and product design and can assist the Company when it analyzes products and services offered by third parties for understanding if the products or services potentially rely upon inventions that are included in the patents that the Company owns. To date, we have relied on the cooperation of Rockstar by allowing us to consult with these experts. These experts may also be required to prepare for trial and provide testimony in the event that litigation ensues. We presently are a defendant in one lawsuit with Rockstar claiming that patents acquired should be licensed to various services providers to allow them to practice an industry standard process for transmission of data, among other things, that was developed by Nortel. In order to prepare for this litigation, and to prepare counterclaims and for other aspects of the litigation, we are working closely with Rockstar personnel. Rockstar is not obligated to provide this assistance and to date the Company has not been required to incur costs for these services. The failure to obtain stockholder approval of this Proposal (and Proposal 1) will not trigger any direct consequences under the terms of the applicable transaction documents. However, for the reasons stated below the Company believes indirect consequences may seriously jeopardize the Company’s prospects.

Should this Proposal (and Proposal 1) not be approved the Company might face serious consequences from reduced cooperation from Rockstar. Rockstar also may take legal action against the Company and its stockholders  if Rockstar views the Company as having failed to use its best efforts to secure such approval to enforce shareholders’ obligations under the Voting and Support Agreements should such parties fail to cast their votes in favor of Proposal 1 and Proposal 2.  Reduced cooperation and assistance from Rockstar personnel could jeopardize the Company’s ability to defend itself against pending or future claims related to the patents acquired from Rockstar, and reduce the prospects for successful outcomes of the cases brought by the Company under the Rockstar patents against others. We believe that the consequences of failure to approve this Proposal (and Proposal 1) or the failure of the Company in its business plans would have financial repercussions for Rockstar inasmuch as Rockstar has a right to a participation in the recoveries the Company receives from its patent claims.  Reduced expectations of revenue streams generated by the Company for any reason would also be expected to reduce the interest of Rockstar in entering into future agreements with the Company for further intellectual property technology transfers and patent acquistions and thereby jeopardize the Company’s future prospects for growth. However, as Rockstar has security over the Rockstar Patents which can be exercised in the event of a failure by the Company to make certain prescribed payments, if Rockstar’s withdrawal of support makes the obtaining of third party financing difficult for the Company, this might ultimately result in the enforcement by Rockstar of its security and the return of some or all of the Rockstar Patents to Rockstar.

As part of the consideration paid by the Company for the Rockstar Patents, the Company issued Rockstar 459,043 shares of Series H Preferred Stock, which are convertible into 4,590,430 shares of Common Stock and 119,760 shares of Series I Preferred Stock, which are convertible into 2,395,200 shares of Common Stock. The effective per share price of each share of Common Stock in the transaction is $8.35 per share or an aggregate of $58,330,010 of Common Stock underlying the Series H Preferred Stock and Series I Preferred Stock. Under applicable NASDAQ rules, these convertible securities may not be converted into our Common Stock if we are unable to obtain stockholder approval of this Proposal (and Proposal 1). Rockstar will be unable to convert its shares of Series H Preferred Stock and Series I Preferred Stock into Common Stock which will disable it from realizing the value it anticipated receiving from acceptance of the preferred stock at closing of the acquisition of the Rockstar Patents, which was required solely as a result of the NASDAQ Rules governing issuance of common stock in excess of 19.99% of the common stock outstanding at the time of the agreement (or convertible into such amount). The Company agreed, and the holders of 50.1% of the outstanding Common Stock of the Company entered into voting agreements agreed, to use their best efforts to vote in favor of approval in order to satisfy the NASDAQ requirement and permit Rockstar to realize the benefit from its investment in the Company by virtue of agreeing to accept company securities in lieu of cash for the purchase price of the Rockstar Patents. For these reasons, the Company agreed with Rockstar to seek approval of this Proposal (and Proposal 1), and recommends stockholders vote in favor of this Proposal (and Proposal 1).

Reasons for this Proposal

             Our Common Stock is currently listed on the NASDAQ Capital Market, and therefore we are subject to the NASDAQ Listing Rules. NASDAQ Listing Rule 5635(b) requires stockholder approval prior to any issuance of securities when the issuance will result in a change of control of the company, which NASDAQ deems to occur when, as a result of the issuance, an investor owns, or has the right to acquire, 20% or more of the outstanding shares of the company’s common stock or voting power. For the purpose of calculating the holdings of such person or entity, NASDAQ would take into account, in addition to the securities received by such person or entity in the transaction, all of the shares owned by such person or entity unrelated to the transaction and would assume the conversion of any convertible securities held by such person or entity.

As discussed in Proposal 1, we issued Rockstar $60 million of our securities consisting of (i) 199,990 shares of Common Stock, (ii) 459,043 shares of Series H Preferred Stock (or an aggregate of 4,590,430 shares of Common Stock) and (iii) 119,760 shares of Series I Preferred Stock (or an aggregate of 2,395,200 shares of Common Stock) in the Patent Acquisition. Each share of Series H Preferred Stock is convertible into ten shares of Common Stock and each share of Series I Preferred Stock is convertible into twenty shares of Common Stock. Holders of the Series H Preferred Stock shall be entitled to vote on all matters submitted to our stockholders and shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series H Preferred Stock are convertible, subject to applicable beneficial ownership limitations. Holders of the Series I Preferred Stock shall be entitled to vote on all matters submitted to our stockholders and shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series I Preferred Stock are convertible, subject to applicable beneficial ownership limitations.  However, the Preferred Shares are not immediately convertible and do not possess any voting rights until we have obtained stockholder approval of the issuance, pursuant to NASDAQ Listing Rule 5635.  We have agreed to use our reasonable best efforts to obtain such stockholder approval on or prior to March 31, 2014.

As a result of the issuance of the Preferred Shares in connection with the Patent Acquisition, Rockstar would beneficially own 7,362,611 shares of our Common Stock or approximately 28% of our outstanding Common Stock on a fully diluted basis, assuming the conversion of the Preferred Shares and any other outstanding shares of preferred stock (without regard to any beneficial ownership or conversion limitations contained therein). Therefore, the issuance of the Preferred Shares, on an “as converted” basis, if authorized by the stockholders, may result in a change in control as described by NASDAQ Listing Rule 5635(b).

      We have entered into separate Voting and Support Agreements with various stockholders holding in excess of 50% of the Company’s Voting Capital as of the Record Date pursuant to which the stockholder agreed to vote in favor of the matters described in Proposals 1 and 2 at a meeting called therefor or by written consent. As a result, it is likely that we will obtain the requisite approval of this Proposal.

       We seek approval of this Proposal 2 in order to ensure compliance with NASDAQ Listing Rule 5635 and recommend approval as required by the Patent Purchase Agreement in order to satisfy our obligations to Rockstar. Approval by the Company's stockholders holding a majority of the outstanding Voting Capital as of the Record Date is required to approve this Proposal.

PROPOSAL 3
TO APPROVE AN AMENDMENT TO THE 2014 PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER TO 4,161,892 FROM 2,400,000

Introduction

The Company's 2014 Plan was originally adopted by our Board on September 27, 2013 and approved by our stockholders on February 6, 2014. On February 27, 2014, the Board approved an amendment (the “Amendment”) to the 2014 Plan to increase the number of shares available for issuance thereunder to 4,161,892 from 2,400,000 in support of the Company's growth and desire to attract and retain qualified individuals for management and other positions. The Board is recommending and submitting the Amendment to our stockholders for approval.

As of the Record Date, no awards were granted under the 2014 Plan.

Reasons for this Proposed Amendment

        We are seeking stockholder approval of the amendment to increase the number of shares issuable pursuant to the 2014 Plan to 4,161,892 from 2,400,000. In determining the amount of the increase contemplated by the proposed amendment to the 2014 Plan, the Board has taken into consideration the significant increases in the number of shares of our Common Stock available to become issued and outstanding since the original adoption of the 2014 Plan and the desire to continue to retain the flexibility to issue awards that represent a reasonable percentage of our Common Stock issuable to plan participants when desired by the Board.  As of March 27, 2014, there were approximately 25,062,258 shares of our Common Stock outstanding on a fully-diluted basis (assuming conversion of all the issued and outstanding shares of convertible preferred stock without regard to any beneficial or conversion limitations). The Board believes that this fully-diluted number, rather than the number of outstanding shares of Common Stock of the Company, to be the relevant factor in determining the appropriate number of shares available under the 2014 Plan. Assuming the approval of this increase, the total number of shares of our Common Stock available for issuance under the 2014 Plan will be 4,161,892, which represents approximately 16.61 percent (16.61%) of our Common Stock as calculated on a fully-diluted basis as of March 27, 2014.

        The purpose of this increase is to continue to be able to attract, retain and motivate executive officers and other employees and certain consultants. Upon stockholder approval, additional 1,761,892 shares of Common Stock will be reserved for issuance under the 2014 Plan, which will enable us to continue to grant equity awards to our officers, employees and consultants at levels determined by the Board to be necessary to attract, retain and motivate the individuals who will be critical to the Company’s success in achieving its business objectives and thereby creating greater value for all our stockholders.

Furthermore, we believe that equity compensation aligns the interests of our management and other employees with the interests of our other stockholders. Equity awards are a key component of our incentive compensation program. We believe that option grants have been critical in attracting and retaining talented employees and officers, aligning their interests with those of stockholders, and focusing key employees on the long-term growth of the Company. We anticipate that option grants and other forms of equity awards such as restricted stock awards may become an increasing component in similarly motivating our consultants.

Approval of the Amendment will permit the Company to continue to use stock-based compensation to align stockholder and employee interests and to motivate employees and others providing services to the Company or any subsidiary.  The Board recommends approval for the proposed Amendment to the 2014 Plan.

The terms of the 2014 Plan are summarized below, and the full text of the proposed Amendment to the 2014 Plan is set forth as Appendix B to this Consent Solicitation. It is intended that the 2014 Plan qualify as an incentive stock option plan meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Summary of the 2014 Plan

Employees and directors of, and consultants to the Company and any subsidiary are eligible to receive awards under the 2014 Plan at the discretion of the Board or its designated committee. The Board, or a committee designated by the Board, has authority to, among other things,

•	determine eligibility and, from among those persons determined to be eligible, the particular person who will receive awards under the 2014 Plan;

•
grant awards to eligible persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of the 2014 Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

•	approve the forms of award agreements (which need not be identical either as to type of award or among participants);

•
construe and interpret the 2014 Plan and any agreements defining the rights and obligations of the Company, its subsidiaries, and participants under the 2014 Plan, further define the terms used in the 2014 Plan, and prescribe, amend and rescind rules and regulations relating to the administration of the 2014 Plan or the awards granted under the 2014 Plan;

•	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent;

•
accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Board or its designated committee may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent;

•
adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Board or its designated committee may deem appropriate,;

•	determine the date of grant of an award, which may be a designated date after but not before the date of the action of the Board or its designated committee;

•
determine whether, and the extent to which, adjustments are required and authorize the termination, conversion, substitution, acceleration or succession of awards upon the occurrence of certain events;

•	acquire or settle rights under awards in cash, stock of equivalent value, or other consideration; and

•	determine the fair market value of the Common Stock or awards under the 2014 Plan from time to time and/or the manner in which such value will be determined.

The 2014 Plan permits the grant of stock options, stock appreciation rights (“SAR”), restricted stock, restricted stock units, cash incentive awards, or other awards. Employees and directors of, and consultants to the Company and any subsidiary are eligible to receive nonstatutory stock options and other stock-based awards under the 2014 Plan. Only employees of the Company, and any subsidiary, are eligible to receive incentive stock options under the 2014 Plan.

Incentive stock options and SARs may not be priced at less than 100% of the fair market value of our Common Stock on the date of grant (110% of fair market value in the case of individuals holding 10% or more of our Common Stock). Except as otherwise determined by the Board, in the case of nonstatutory options, the exercise price may not be less than 100% of the fair market value on the date of grant in accordance with applicable law. The fair market value of our Common Stock on March 26, 2014, was $4.48, based on the last sale price of our Common Stock as reported by NASDAQ on that date. The 2014 Plan provides that stock options and similar awards may be issued with exercise periods of up to 10 years (except that no incentive stock option granted to 10% owners of the Company’s Common Stock shall be exercisable after the expiration of five years after the effective date of grant of such option).

The purchase price for any award granted under the 2014 Plan or the Common Stock to be delivered pursuant to any such award, as applicable, may be paid by means of any lawful consideration as determined by the Board or its designated committee, including, without limitation, one or a combination of: (1) services rendered by the recipient of such award; (2) cash, check payable to the order of the Company, or electronic funds transfer; (3) notice and third party payment in such manner as may be authorized; (4) the delivery of previously owned and fully vested shares of Common Stock; (5) the delivery of previously owned and fully vested shares of Common Stock; (6) by a reduction in the number of shares otherwise deliverable pursuant to the award; or (7) subject to such procedures as the Board or its designated committee may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In the event of termination of employment or consulting relationship for any reason other than disability or death, the award recipient may exercise his or her vested options or SARs within 30 days of the date of such termination. In the event of termination as a result of disability, the award recipient may exercise his or her vested options within six months following the date of such termination but in any event no later than the date of expiration of the option’s term. In the event of death, the award recipient’s estate may exercise his or her vested options within 6 months following the date of death.

Unless otherwise specified in an award agreement, upon termination of a participant’s employment or other service to the Company, option and SAR awards shall expire (1) three months after the last day that the participant is employed by or provides services to the Company or any subsidiary; (2) in the case of a participant whose termination of employment or services is due to death or disability, 12 months after the last day that the participant is employed by or provides services to the Company or its subsidiary; and (3) immediately upon a participant’s termination for “cause”.

The Board has discretion to grant other stock-based awards, provided, however, that no such awards may be made unless the terms of the 2014 Plan and the awards are in compliance with Section 409A of the Code.

Transfers of awards may not be made other than by will or by the laws of descent and distribution. During the lifetime of a participant, an award may be exercised only by the participant to whom the award is granted.

Certain Federal Tax Consequences

The following summary of the federal income tax consequences of the 2014 Plan transactions is based upon federal income tax laws in effect on the date of this Consent Solicitation Statement. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.

Grant of an Option     The grant of an option is not expected to result in any taxable income for the recipient as of the date of the grant, except that in the event non-statutory options are granted with an exercise price lower than the then-current fair market value of the Common Stock, the difference between the exercise price and the then-current fair market value may be treated as deferred compensation income recognized as of the date the non-statutory options are granted.

Exercise of Incentive Stock Option     The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that a tax liability may arise pursuant to the alternative minimum tax), and the Company will not be entitled to a tax deduction.

Exercise of Nonqualified Stock Option     Generally, subject to Section 409A of the Code (“Section 409A”), upon exercising a nonqualified stock option, the award recipient must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price. The income will be treated as compensation income subject to payroll and withholding tax obligations. The Company would be entitled to a compensation deduction in the amount of income recognized by the award recipient.

Disposition of Shares Acquired Through an Option     The tax consequence to a holder of an option upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an incentive stock option or by exercising a nonqualified stock option.

Generally, the disposition of shares which were acquired by exercise of an incentive stock option will be taxable as long-term capital gain or loss if the award recipient disposes of the shares more than two years after the option was granted and at least one year after exercising the option. If the award recipient fails to satisfy the holding period requirements for treatment as an incentive stock option, a disposition will result in any gain being treated as compensation income subject to ordinary tax rates. If the award recipient is still an employee of the Company at the time of the disposition, the amount of gain treated as compensation will also be subject to payroll and withholding taxes.

If an award recipient disposes of shares acquired through the exercise of a nonqualified option, any gain or loss will be treated as a capital gain or loss. To the extent such shares have been held for at least one year after exercise of the nonqualified option, the gain or loss will be treated as long-term capital gain or loss.

Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option, except that the Company may be entitled to a tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

The grant by the Board of other stock-based awards may have varying tax consequences to award recipients. Grants made pursuant to the 2014 Plan may be subject to Section 409A and plan administration may have to conform to Section 409A. Failure to comply with Section 409A, if applicable, will result in acceleration of income and imposition of penalties and interest to award recipients.

New Plan Benefits

SEC rules require us to disclose any amounts that we currently are able to determine will be allocated to our named executive officers, directors and other employees following approval of the 2014 Plan.  As of the Record Date, no awards were granted under the 2014 Plan to our named executive officers, directors or other employees.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information concerning our equity compensation plans as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,012,163	(1)	$7.13	797,250	(2)

1.	Consists of options to acquire 6,663 shares of our Common Stock under the 2012 Equity Incentive Plan and 2,005,000 under the 2013 Equity Incentive Plan.
2.	Consists of shares of Common Stock available for future issuance under our equity incentive plan.

EXECUTIVE COMPENSATION

The following Summary of Compensation table sets forth the compensation paid by the Company during the years ended December 31, 2013 and December 31, 2012, to all executive officers earning in excess of $100,000 during such years.

Summary of Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Award ($)		Option Award ($)	Non-Equity Incentive Plan Compen-sation ($) (1)		Change in Pension Value and Non- Qualified Deferred Compen-sation Earnings ($)		All Other Compen- sation ($)	Total ($)
C. Kruger Former CEO and COO (2)	2012	262,573	-		-		-	143,222		-		286,443	692,238
	2013	-	-		-		-	-		-		-	-

R. Lodder Principal Executive Officer and President (3)	2012	233,398	-		-		-	93,359		-		-	326,757
	2013	126,424	-		-		-	-		-		233,398	359,822

R. Clayton CFO, Treasurer and Corporate Secretary (4)	2012	212,180	-		-		-	74,263-		-			286,443
	2013	135,255	-		-		-	-		-		212,180	347,435

Anthony Hayes (5)	2012	-		-	-		-	-		-		-	-
Chief Executive Officer	2013	92,885	200,000			-	4,885,558	-		-		-	5,178,443

Michael Pollack	2012	-	-			-	-		-		-	-		-
Interim Chief Financial Officer (6)	2013	-	-		15,000		-	-			-	65,000	80,000

Harvey Kesner	2012	-		-	-		-		-		-	-	-
Interim Chief Executive Officer (7)	2013						8,531,674					173,300	8,704,974

Richard Cohen	2012	-	-		-		-	-			-	-	-
Chief Financial Officer (8)	2013	-	-		-		-	-			-	-	-

(1)	Awards pursuant to the Spherix Incorporated’s Equity Incentive Plans.
(2)
Dr. Kruger resigned her position from the Company on December 3, 2012, following the sale of the Spherix Consulting subsidiary.  Under the terms of Dr. Kruger’s Severance Agreement, the Company paid Dr. Kruger $286,443 in December 2012.

(3)	Mr. Lodder resigned as President of the Company in February 2013. We paid Mr. Lodder a severance of $233,398 as required by the terms of his prior employment agreement.
(4)
Mr. Clayton resigned as Chief Financial Officer, Treasurer and Corporate Secretary in March 2013.  We paid Mr. Clayton a severance of $212,180 as required by the terms of his prior employment agreement.

(5)	Mr. Hayes received a $100,000 signing bonus, a $100,000 annual bonus and 750,000 stock options valued on the date of grant in accordance with ASC Topic 718.
(6)
Mr. Pollack served as interim Chief Financial Officer from October 11, 2013 to January 3, 2014.  Mr. Pollack was paid a cash signing bonus of $20,000, and  monthly cash retainers totaling $45,000 and $15,000 of Common Stock issued at the end of each monthly reporting period in accordance with ASC Topic 718. Mr. Pollack resigned as our interim Chief Financial Officer, effective January 3, 2014.

(7)
Mr. Kesner served as interim Chief Executive Officer from February 27, 2013 to September 10, 2013.  Mr. Kesner was paid $150,000 as compensation for his CEO duties and $23,300 as compensation for his Board of Director duties.  Mr. Kesner’s compensation does not include legal fees paid to a law firm with which Mr. Kesner is associated, in the amount of $613,991 as of December 31, 2013.  Mr. Kesner received 1,000,000 stock options valued on the date of grant in accordance with ASC Topic 718.

(8)	Mr. Cohen was appointed Chief Financial Officer on January 6, 2014.

Outstanding Equity Awards at December 31, 2013

	Option Awards				Stock Awards
					Number	Market
					of	Value
	Number of	Number of			Shares	of
	Securities	Securities			or Units	Shares or
	Underlying	Underlying			of Stock	Units of
	Unexercised	Unexercised	Option	Option	that have	Stock that
	Options (#)	Options (#)	Exercise	Expiration	not Vested	have not
Name	Exercisable	Unexercisable	Price ($)	Date	(#)	Vested ($)

Harvey Kesner	250,000	750,000	7.08	4/1/2023	-	-
Anthony Hayes (1)	562,500	187,500	7.08	4/1/2023	-	-

(1)	Includes 500,000 shares subject to performance conditions. Such performance conditions have been met as of December 31, 2013.

Potential Payment upon Termination or Change in Control

We have agreed to pay our officers one year salary and health and welfare (COBRA) benefits upon termination by us or following a change of control. Under the December 12, 2012 Retention Agreement with Mr. Clayton and an extension letter dated March 29, 2013, Mr. Clayton agreed to remain as CFO of the Company through June 30, 2013 and the Company agreed to pay Mr. Clayton a severance of $212,180 as required by the terms of his prior employment agreement. Pursuant to a Retention Agreement with Mr. Lodder, Mr. Lodder agreed to remain as principal executive officer through June 30, 2013 and the Company agreed to pay Mr. Lodder a severance of $233,398 as required by the terms of his prior employment agreement. All of the retention payments were made on or before June 30, 2013.

Unless otherwise agreed by the Board, the other staff members would be entitled to severance upon termination of employment pursuant to the Company’s severance policy.  The policy provides:

Completed Service Years	Severance Pay
> 1 year	10 days
1 but less than 2 years	15 days
2 but less than 3 years	20 days
3 but less than 4 years	25 days
4 or more years	30 days

Director Compensation

The following table summarizes the compensation paid to non-employee directors during the year ended December 31, 2013.

Name	Fees Earned Paid in Cash ($)	Options ($)	All Other Compensation ($) (1)	Total ($)
Douglas T. Brown	$23,600	$705,040	$--	$728,640
Edward M. Karr	25,150	705,040	4,163	734,353
Alexander Poltorak	2,500	--	1,214	3,714
Robert J. Vander Zanden	41,235	705,040	1,106	747,381

(1)   Represents reimbursed expenses.

Non-employee directors receive the following annual compensation for service as a member of the Board for the fiscal year ended December 31, 2013:

Annual Retainer	$5,000	To be paid in cash at May Board Meeting annually.
Stock Options	$10,000
To be calculated by dividing $10,000 by the closing stock price the day the Stock Options are awarded; and at the May Board Meeting annually thereafter.  The Options will vest in full on the day of award and will be exercisable for a period of five (5) years.

Board Meeting Fees	$2,500	To be paid for all in-person Board Meetings. Members must be present to be paid.
Committee Meeting Fees	$800	To be paid for all in-person Committee Meetings. Members must be present to be paid.
Teleconference Fees	$300	To be paid for all teleconferences called by either the Chairman of the Board, the President, or by the Chairman of the relevant Committee. Members must be on-line to be paid.
Additional Retainer	$5,000	To be paid to the Chairman of the Board upon election annually.
Additional Retainer	$1,000	To be paid to the Chairman of the Audit Committee at May Board Meeting annually.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the fiscal year ended December 31, 2013 were Mr. Karr, Chair; Mr.  Brown, and Dr. Vander Zanden. None of our members of the Compensation Committee during the fiscal year ended December 31, 2013 served as an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure required by Item 404 of Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our Common Stock owned beneficially as of March 27, 2014 by (i) each person (including any group) known to us to own more than 5% of any class of our voting securities, (ii) each of our officers and directors, and (iii) our officers and directors as a group. Unless otherwise indicated, it is our understanding and belief that the stockholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name of Beneficial Owner	Amount and Nature of Ownership (1)		Percent Of Class (2)
Principal Stockholders
Common Stock	Iroquois Master Fund Ltd. (3) 641 Lexington Avenue 26th Floor New York, NY 10022	732,913	(3)	9.99%
Common Stock	Rockstar Consortium US LP (4) 7160 North Dallas Parkway, Suite No. 250 Plano, TX 75024	376,981	(4)	5.29%
Common Stock	Barry Honig (5) 555 South Federal Highway, #450 Boca Raton, FL 33432	734,425	(5)	9.99%
Common Stock	Hudson Bay IP Opportunities Master Fund LP (6) 777 Third Avenue 30th Floor New York, NY 10017	789,543	(6)	9.99%
Common Stock	Alan Honig (13)	642,324	(13)	8.69%
Common Stock	HS Contrarian Investments LLC (14)	363,350	(14)	5.10%
Common Stock	American Capital Management LLC (15)	721,276	(15)	9.83%
Common Stock	Alpha Capital Anstalt (16)	451,326		6.34%
	All Principal Stockholders as a Group	4,812,138		52.92%
Executive Officers and Directors
Common Stock	Robert J. Vander Zanden	113,802	(7)	1.57%
Common Stock	Anthony Hayes	885,581	(8)	11.09%
Common Stock	Douglas T. Brown	113,659	(9)	1.57%
Common Stock	Edward M. Karr	213,513	(10)	2.91%
Common Stock	Harvey J. Kesner	615,615	(11)	7.99%
Common Stock	Alexander Poltorak	38,714	(12)	*
Common Stock	Richard Cohen	0		0
	All Executive Officers and Directors as a Group (seven persons)	1,980,884		21.88%

* Less than 1% of the outstanding shares of our Common Stock.

(1)
Under Rule 13d-3 of the Exchange Act of 1934, as amended (the “Exchange Act”), a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)
Calculated based on 7,121,106 shares of Common Stock outstanding as of March 27, 2014.  The calculations in this Beneficial Ownership Table do not take into account any potential conversions of Series D-1 Preferred Stock (or other securities) that may occur prior to the filing of this Consent Solicitation.

(3)
Represents (i) 517,514 shares of Common Stock; (ii) 6,759 shares of Common Stock issuable upon exercise of warrants and (iii) 208,640 shares of Common Stock issuable upon conversion of 20,864 shares of Series D-1 Convertible Preferred Stock.  Excludes 1,337,830 shares of Common Stock issuable upon conversion of 133,783 shares of Series D-1 Convertible Preferred Stock. The holder of Series D-1 Convertible Preferred Stock may not receive shares of the Company’s Common Stock such that the number of shares of Common Stock held by it and its affiliates after such conversion exceeds 9.99% of the then issued and outstanding shares of Common Stock.

Iroquois Capital Management LLC (“Iroquois Capital”) is the investment manager of Iroquois Master Fund Ltd. (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange of 1934, as amended) of these securities held by IMF. Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership.

(4)
John Veschi is the Chief Executive Officer of Rockstar Consortium LLC, general partner of Rockstar Consortium US LP and in such capacity holds voting and dispositive power over the shares held by Rockstar Consortium US LP.   Excludes 4,590,430 shares of Common Stock issuable upon conversion of 459,043 shares of Series H Preferred Stock and 2,395,200 shares of Common Stock issuable upon conversion of 119,760 shares of Series I Preferred stock.  The holder of Series H Preferred Stock and Series I Preferred Stock may not receive shares of the Company’s Common Stock such that the number of shares of Common Stock held by it and its affiliates after such conversion exceeds 4.99% of the then issued and outstanding shares of Common Stock.

(5)
Represents (i) 332,517 shares of Common Stock owned by Barry Honig; (ii) 171,333 shares of Common Stock owned by GRQ Consultants Inc. Roth 401K ("GRQ Roth 401K"), over which Barry Honig holds voting and dispositive power; (iii) 152,450 shares of Common Stock issuable upon conversion of 15,245 shares of Series D-1 Preferred Stock held by Barry Honig and (iv) 78,125 shares of Common Stock issuable upon conversion of 78,125 shares of Series F-1 Preferred Stock.  Excludes 2,676,070 shares of Common Stock issuable upon conversion of 267,607 shares of Series D-1 Convertible Preferred Stock held by Barry Honig; 164,970 shares of Common Stock issuable upon conversion of 16,497 shares of Series D-1 Convertible Preferred Stock held by GRQ Roth 401K; 69,240 shares of Common Stock issuable upon conversion of 6,924 shares of Series D-1 Convertible Preferred Stock held by GRQ Consultants Inc. 401K over which Barry Honig holds voting and dispositive power; and 69,240 shares of Common Stock issuable upon conversion of 6,924 shares of Series D-1 Convertible Preferred Stock held by GRQ Consultants Inc. Defined Benefit Plan, over which Barry Honig holds voting and dispositive power. The holder of Series D-1 Convertible Preferred Stock may not receive shares of the Company’s Common Stock such that the number of shares of Common Stock held by it and its affiliates after such conversion exceeds 9.99% of the then issued and outstanding shares of Common Stock.

(6)
Represents (i) 7,288 shares of Common Stock, (ii) 78,125 shares of Common Stock issuable upon conversion of 78,125 shares of Series F-1 Preferred Stock and (iii) 704,130 shares of Common Stock issuable upon conversion of 70,413 shares of Series D-1 Preferred Stock.  Excludes (i) 4,634,500 shares of Common Stock issuable up on conversion of 463,450 shares of Series D-1 Preferred Stock (ii) one share of Common Stock issuable upon conversion of one share of Series B Preferred Stock and (iii) one share Common Stock issuable upon conversion of one share of Series C Preferred Stock. The Series C Preferred Stock may not be converted and the holder may not receive shares of the Company’s Common Stock such that the number of shares of Common Stock held by them and their affiliates after such conversion exceeds 4.99% of the then issued and outstanding shares of Common Stock. The restriction described above may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company. The holder of Series D-1 Convertible Preferred Stock may not receive shares of the Company’s Common Stock such that the number of shares of Common Stock held by it and its affiliates after such conversion exceeds 9.99% of the then issued and outstanding shares of Common Stock. The foregoing restriction may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company.

Hudson Bay Capital Management LP, the investment manager of Hudson Bay IP Opportunities Master Fund L.P. (“Hudson Bay”), has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.

(7)	Includes 113,659 shares of Common Stock such person has a right to acquire within 60 days pursuant to stock options.

(8)	Includes 862,500 shares of Common Stock such a person has a right to acquire within 60 days pursuant to stock options.

(9)	Includes 113,659 shares of Common Stock such person has a right to acquire within 60 days pursuant to stock options.

(10)	Includes 213,513 shares of Common Stock such person has a right to acquire within 60 days pursuant to stock options.

(11)
Includes options to purchase 588,513 shares of Common Stock exercisable within 60 days and 26,102 shares of restricted Common Stock owned indirectly by Paradox Capital Partners LLC ("Paradox"). Mr. Kesner is the sole manager and member of Paradox and in such capacity has voting and dispositive power over shares held by Paradox.

(12)	Includes 38,714 shares of Common Stock such person has a right to acquire with 60 days pursuant to stock options.

(13)
Represents (i) 92,324 shares of Common Stock held by Four Kids Investment Fund LLC, over which Alan Honig holds voting and dispositive power; (ii) 375,000 shares of Common Stock held by The Joe and Helen Darion Foundation, over which Alan Honig holders voting and dispositive power and (iii) 175,000 shares of Common Stock issuable upon conversion of 17,500 shares of Series D-1 Convertible Preferred Stock held by The Joe and Helen Darion Foundation, over which Alan Honig holds voting and dispositive power.  The holder of Series D-1 Convertible Preferred Stock may not receive shares of the Company’s Common Stock such that the number of shares of Common Stock held by it and its affiliates after such conversion exceeds 9.99% of the then issued and outstanding shares of Common Stock. The foregoing restriction may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company.

(14)
Represents 363,350 shares of Common Stock issuable upon conversion of 36,335 shares of Series D-1 Convertible Preferred Stock.  John Stetson may be deemed to hold voting and dispositive power over securities of the Company held by HS Contrarian Investments LLC.

(15)
Represents (i) 515,766 shares of Common Stock and (ii) 205,510 shares of Common Stock issuable upon conversion of 20,551 shares of Series D-1 Convertible Preferred Stock.  The holder of Series D-1 Convertible Preferred Stock may not receive shares of the Company’s Common Stock such that the number of shares of Common Stock held by it and its affiliates after such conversion exceeds 9.99% of the then issued and outstanding shares of Common Stock. The foregoing restriction may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company.  Philip Mirabelli has voting control and investment discretion over securities held by American Capital Management LLC. Mr. Mirabelli makes voting and investment decisions on behalf of American Capital Management LLC.

(16)	Konrad Ackermann may be deemed to hold voting and dispositive power over securities of the Company held by Alpha Capital Anstalt.

With the exception of Cede & Co., the holder of record for certain brokerage firms and banks, except as disclosed above, no other person is known by us to own beneficially more than 5% of our outstanding Common Stock.

Effective January 24, 2013, the Company and Equity Stock Transfer, LLC, as Rights Agent, entered into a Rights Agreement which provides each stockholder of record a dividend distribution of one “right” for each outstanding share of Common Stock. Rights become exercisable at the earlier of ten days following:  (1) a public announcement that an acquirer has purchased or has the right to acquire 10% or more of our Common Stock, or (2) the commencement of a tender offer which would result in an offeror beneficially owning 10% or more of our outstanding Common Stock.  All rights held by an acquirer or offeror expire on the announced acquisition date, and all rights expire at the close of business on December 31, 2017, subject to further extension.  Each right entitles a stockholder to acquire, at a price of $7.46 per one one-hundredth of a preferred share, subject to adjustments, 1/100 of a share of our preferred stock, which carries voting and dividend rights similar to one share of our Common Stock.  Alternatively, a right holder may elect to purchase for the stated price an equivalent number of shares of our Common Stock at a price per share equal to one-half of the average market price for a specified period.  In lieu of the stated purchase price, a right holder may elect to acquire one-half of the Common Stock available under the second option.  The purchase price of the preferred stock fractional amount is subject to adjustment for certain events as described in the Agreement.  At the discretion of a majority of the Board and within a specified time period, we may redeem all of the rights at a price of $0.001 per right.  The Board may also amend any provisions of the Agreement prior to exercise.

PROPOSAL 4:
AUTHORIZATION TO ISSUE SECURITIES IN ONE OR MORE NON-PUBLIC OFFERINGS WHERE THE MAXIMUM DISCOUNT AT WHICH SECURITIES WILL BE OFFERED WILL BE EQUIVALENT TO A DISCOUNT OF 40% BELOW THE MARKET PRICE OF OUR COMMON STOCK IN ACCORDANCE WITH NASDAQ LISTING RULE 5635

Our Common Stock is currently listed on The NASDAQ Capital Market and we are subject to the marketplace rules of The NASDAQ Stock Market LLC. NASDAQ Listing Rule 5635(d) ("Rule 5635(d)") requires us to obtain stockholder approval prior to the issuance of our Common Stock in connection with certain non-public offerings involving the sale, issuance or potential issuance by the Company of Common Stock (and/or securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock outstanding before the issuance. Shares of our Common Stock issuable upon the exercise or conversion of warrants, options, debt instruments, preferred stock or other equity securities issued or granted in such non-public offerings will be considered shares issued in such a transaction in determining whether the 20% limit has been reached, except in certain circumstances such as issuing warrants that are not exercisable for a minimum of six months and have an exercise price that exceeds market value.

We may seek to raise additional capital to implement our business strategy and enhance our overall capitalization. We have not determined the particular terms for such prospective offerings. Because we may seek additional capital that triggers the requirements of Rule 5635(d), we are seeking stockholder approval now, so that we will be able to move quickly to take full advantage of any opportunities that may develop in the equity markets.

We hereby submit this Proposal 4 to our stockholders for their approval of the potential issuance of shares of our Common Stock, or securities convertible into our Common Stock, in one or more non-public capital-raising transactions, or offerings, subject to the following limitations:

•
The aggregate number of shares issued in the offerings will not exceed 10 million shares of our Common Stock, subject to adjustment for any reverse stock split effected prior to the offerings (including pursuant to preferred stock, options, warrants, convertible debt or other securities exercisable for or convertible into Common Stock);

•	The total aggregate consideration will not exceed $50 million;
•
The maximum discount at which securities will be offered (which may consist of a share of Common Stock and a warrant for the issuance of up to an additional share of Common Stock) will be equivalent to a discount of 40% below the market price of our Common Stock at the time of issuance in recognition of the limited public float of our traded Common Stock and historical volatility making the pricing discount of our stock required by investors at any particular time difficult, at this time, to predict. For example, as reported in our Form 424(b)(3) filing with the SEC on January 28, 2014 the range of high and low closing prices for our common stock as reported by The NASDAQ Capital Market, for the periods January 2011 through December 2013 was $218.00 and $4.07, which information under the heading “Market for our Common Stock and Related Stockholder Matters” is incorporated herein by reference;

•	Such offerings will occur, if at all, on or before April 11, 2015; and
•	Such other terms as the Board of Directors shall deem to be in the best interests of the Corporation and its stockholders, not inconsistent with the foregoing.

   The issuance of shares of our Common Stock, or other securities convertible into shares of our Common Stock, in accordance with any offerings would dilute, and thereby reduce, each existing stockholder’s proportionate ownership in our Common Stock.  The stockholders do not have preemptive rights to subscribe to additional shares that may be issued by the Company in order to maintain their proportionate ownership of the Common Stock.

The issuance of shares of Common Stock in one or more non-public offerings could have an anti-takeover effect. Such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

The Board of Directors has not yet determined the terms and conditions of any offerings. As a result, the level of potential dilution cannot be determined at this time, but as discussed above, we may not issue more than 10 million shares of Common Stock in the aggregate pursuant to the authority requested from stockholders under this proposal (subject to adjustment for any reverse stock split). It is possible that if we conduct a non-public stock offering, some of the shares we sell could be purchased by one or more investors who could acquire a large block of our Common Stock. This would concentrate voting power in the hands of a few stockholders who could exercise greater influence on our operations or the outcome of matters put to a vote of stockholders in the future.

We cannot determine what the actual net proceeds of the offerings will be until they are completed, but as discussed above, the aggregate dollar amount of the non-public offerings will be no more than $50 million. If all or part of the offerings is completed, the net proceeds will be used for general corporate purposes, including our continuing possible acquisitions of additional intellectual property portfolios. We currently have no arrangements or understandings regarding any specific transaction with investors, so we cannot predict whether we will be successful should we seek to raise capital through any offerings.

We sought and obtained comparable authority from our stockholders in 2010 and effected a sale of Company securities in October 2010 based upon this authority.  We sought and obtained comparable authority from our stockholders in late 2011, but did not effect any sales of Company securities pursuant to this authorization, which expired in mid-May 2012. We sought and obtained comparable authority from our stockholders in August 2012, and effected sales of the Company’s securities in late 2012 based on this authority.  We sought and obtained comparable authority from our stockholders in February 2014, but did not effect any sales of Company securities pursuant to this authorization since NASDAQ deemed the approval to be ineffective due to failure to specify a specific maximum discount percentage.  The approval sought hereunder seeks to replace the February 2014 authorization which is ineffective.  Accordingly the Board recommends stockholder consent to Proposal 4.

PROPOSAL 5
AUTHORIZATION TO ISSUE SECURITIES IN ONE OR MORE NON-PUBLIC OFFERINGS WHERE THE MAXIMUM DISCOUNT AT WHICH SECURITIES WILL BE OFFERED WILL BE EQUIVALENT TO A DISCOUNT OF 30% BELOW THE MARKET PRICE OF OUR COMMON STOCK IN ACCORDANCE WITH NASDAQ LISTING RULE 5635

In the event that the stockholders do not approve Proposal 4, the Board recommends the stockholders approve the following proposal which is identical to Proposal 5 except that the maximum discount at which securities of the Company will be offered will be equivalent to a discount of 30% below the market price for our Common Stock at the time of issuance. The Board of Directors desires to give the Company’s stockholders a meaningful opportunity to make an informed decision regarding the maximum discount below the market price for our Common Stock to be authorized for future issuance consistent with the principles adopted by NASDAQ and believes providing stockholders several options permits a meaningful informed decision.  In the event both Proposal 5 and Proposal 4 are approved by stockholders, only Proposal 4 shall be deemed to have any effect.

Our Common Stock is currently listed on The NASDAQ Capital Market and we are subject to the marketplace rules of The NASDAQ Stock Market LLC. NASDAQ Listing Rule 5635(d) ("Rule 5635(d)") requires us to obtain stockholder approval prior to the issuance of our Common Stock in connection with certain non-public offerings involving the sale, issuance or potential issuance by the Company of Common Stock (and/or securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock outstanding before the issuance. Shares of our Common Stock issuable upon the exercise or conversion of warrants, options, debt instruments, preferred stock or other equity securities issued or granted in such non-public offerings will be considered shares issued in such a transaction in determining whether the 20% limit has been reached, except in certain circumstances such as issuing warrants that are not exercisable for a minimum of six months and have an exercise price that exceeds market value.

We may seek to raise additional capital to implement our business strategy and enhance our overall capitalization. We have not determined the particular terms for such prospective offerings. Because we may seek additional capital that triggers the requirements of Rule 5635(d), we are seeking stockholder approval now, so that we will be able to move quickly to take full advantage of any opportunities that may develop in the equity markets.

We submit this Proposal 5 to our stockholders for their approval of the potential issuance of shares of our Common Stock, or securities convertible into our Common Stock, in one or more non-public capital-raising transactions, or offerings, subject to the following limitations:

•
The aggregate number of shares issued in the offerings will not exceed 10 million shares of our Common Stock, subject to adjustment for any reverse stock split effected prior to the offerings (including pursuant to preferred stock, options, warrants, convertible debt or other securities exercisable for or convertible into Common Stock);

•	The total aggregate consideration will not exceed $50 million;
•
The maximum discount at which securities will be offered (which may consist of a share of Common Stock and a warrant for the issuance of up to an additional share of Common Stock) will be equivalent to a discount of 30% below the market price of our Common Stock at the time of issuance in recognition of  the limited public float of our traded Common Stock and historical volatility making the pricing discount of our stock required by investors at any particular time difficult, at this time, to predict. For example, as reported in our Form 424(b)(3) filing with the SEC on January 28, 2014 the range of high and low closing prices for our Common Stock as reported by The NASDAQ Capital Market, for the periods from January 2011 through December 2013 was $218.00 and $4.07, which information under the heading “Market for our Common Stock and Related Stockholder Matters” is incorporated herein by reference;

•	Such offerings will occur, if at all, on or before April 11, 2015; and
•	Such other terms as the Board shall deem to be in the best interests of the Corporation and its stockholders, not inconsistent with the foregoing.

The issuance of shares of our Common Stock, or other securities convertible into shares of our Common Stock, in accordance with any offerings would dilute, and thereby reduce, each existing stockholder’s proportionate ownership in our Common Stock. The stockholders do not have preemptive rights to subscribe to additional shares that may be issued by the Company in order to maintain their proportionate ownership of the Common Stock.

The issuance of shares of Common Stock in one or more non-public offerings could have an anti-takeover effect. Such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

The Board of Directors has not yet determined the terms and conditions of any offerings. As a result, the level of potential dilution cannot be determined at this time, but as discussed above, we may not issue more than 10 million shares of Common Stock in the aggregate pursuant to the authority requested from stockholders under this proposal (subject to adjustment for any reverse stock split). It is possible that if we conduct a non-public stock offering, some of the shares we sell could be purchased by one or more investors who could acquire a large block of our Common Stock. This would concentrate voting power in the hands of a few stockholders who could exercise greater influence on our operations or the outcome of matters put to a vote of stockholders in the future.

We cannot determine what the actual net proceeds of the offerings will be until they are completed, but as discussed above, the aggregate dollar amount of the non-public offerings will be no more than $50 million. If all or part of the offerings is completed, the net proceeds will be used for general corporate purposes, including our continuing possible acquisitions of additional intellectual property portfolios. We currently have no arrangements or understandings regarding any specific transaction with investors, so we cannot predict whether we will be successful should we seek to raise capital through any offerings.

We sought and obtained comparable authority from our stockholders in 2010 and effected a sale of Company securities in October 2010 based upon this authority.  We sought and obtained comparable authority from our stockholders in late 2011, but did not effect any sales of Company securities pursuant to this authorization, which expired in mid-May 2012. We sought and obtained comparable authority from our stockholders in August 2012, and effected sales of the Company’s securities in late 2012 based on this authority.

We sought and obtained comparable authority from our stockholders in February 2014, but did not effect any sales of the Company’s securities pursuant to this authorization since NASDAQ deemed the approval to be ineffective due to failure to specify a specific maximum discount percentage. The approval sough hereunder seeks to replace the February 2014 authorization which is ineffective. Accordingly, the Board recommends stockholders consent to Proposal 5.

PROPOSAL 6:
APPROVAL OF CHANGE OF CONTROL IN ACCORDANCE WITH NASDAQ LISTING RULE 5635(b) THAT COULD RESULT FROM THE POTENTIAL ISSUANCE OF SECURITIES IN ONE OR MORE NON-PUBLIC OFFERINGS AS AUTHORIZED BY THE STOCKHOLDERS IN PROPOSAL 4 OR PROPOSAL 5

NASDAQ Listing Rule 5635(b) requires us to obtain stockholder approval prior to certain issuances with respect to Common Stock or securities convertible into Common Stock which will result in a change of control of the issuer.  This rule does not specifically define when a change in control of an issuer may be deemed to occur; however, NASDAQ suggests in its guidance that a change of control would occur, subject to certain limited exceptions, if after a transaction a person or an entity will hold 20% or more of the issuer's then outstanding capital stock.  For the purpose of calculating the holdings of such person or entity, NASDAQ would take into account, in addition to the securities received by such person or entity in the transaction, all of the shares owned by such person or entity unrelated to the transaction and would assume the conversion of any convertible securities held by such person or entity. We do not anticipate that the issuance of securities pursuant to the offerings as proposed in Proposal 4, if authorized by the stockholders, will result in a change in control. We are seeking the stockholders approval on any change in control in accordance with NASDAQ Listing Rule 5635(b) in the event that potential issuance of securities in the offerings proposed in Proposal 4 would result in a change in control.

Stockholders should note that a change of control as described under NASDAQ Listing Rule 5635(b) applies only with respect to the application of such rule.  Neither Delaware law nor our Certificate of Incorporation or bylaws require us to obtain stockholder approval of such change in control in accordance with NASDAQ Listing Rule 5635 (b).

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The full text of our audited consolidated financial statements as of December 31, 2012 and 2011 and the interim unaudited financial statements as of September 30, 2013 and 2012 are incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, filed with the SEC on March 20, 2013 and November 14, 2013, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For “Management's Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2012 and 2011, please see Item 7 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 20, 2013, which is incorporated herein by reference.

For “Management's Discussion and Analysis of Financial Condition and Results of Operations” for the three months ended September 30, 2013 and 2012, please see Item 2 in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, filed with the SEC on November 14, 2013, which is incorporated herein by reference.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

For “Changes in and Disagreements With Accountants on Accounting and Financial Disclosure”, please see Item 9 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 20, 2013, which is incorporated herein by reference.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not required for Smaller Reporting Companies.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

For "Market for Our Common Stock and Related Stockholder Matters," please see the section entitled "Market for Our Common Stock and Related Stockholder Matters" in our Form 424(b)(3) filed with the SEC on January 28, 2014, which is incorporated herein by reference.

STOCKHOLDER PROPOSALS

There are no proposals by any security holder which are or could have been included within this consent solicitation.

INFORMATION INCORPORATED BY REFERENCE

The information under the heading "Market for Our Common Stock and Related Stockholder Matters" and the information required by Item 13, which includes “Financial Statements and Supplementary Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Changes and Disagreements with Accountants on Accounting and Financial Disclosure”, of Schedule 14A is set forth in the Company’s Form 424(b)(3), as filed with the SEC on January 28, 2014, the Company's Annual Report on Form 10-K for the fiscal years ended December 31, 2012 and 2011, as filed with the SEC on March 20, 2013 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, as filed with the SEC on November 14, 2013 and which are hereby incorporated by reference to this Consent Solicitation. Such incorporated information also appears at the end of this Consent Solicitation prior to the appendixes attached hereto. The Company will, upon written or oral request and without charge, deliver to any security holder to whom this Consent Solicitation was delivered, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, by first class mail within one business day of receipt of such request. Security holders wishing to make a request for delivery of these reports may write to us at: Spherix Incorporated, 7927 Jones Branch Drive, Suite 3125, Tysons Corner, Virginia 22102, Attention: Chief Executive Officer or call us at: (703) 992-9260.

Condensed Consolidated Balance Sheets as of September 30, 2013 (unaudited) and December 31, 2012	57

Condensed Consolidated Statements of Operations for the three months ended September 30, 2013 and 2012 (unaudited)	58

Condensed Consolidated Statements of Cash Flows for the three months ended September 30, 2013 and 2012 (unaudited)	59

Notes to the Condensed Consolidated Financial Statements	60

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Spherix Incorporated

We have audited the accompanying consolidated balance sheets of Spherix Incorporated (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Spherix Incorporated and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the 2011 consolidated financial statements have been restated to correct a misstatement related to the accounting for warrants.

/s/ Grant Thornton LLP

McLean, VA
March 20, 2013

Spherix Incorporated
Consolidated Statements of Operations
For the Years Ended December 31, 2012 and 2011

	2012	2011
		Restated
Revenue	$19,922	$-

Operating expense
Research and development expense	(727,091)	(1,645,939)
Selling, general and administrative expense	(2,764,836)	(2,548,007)
Total operating expense	(3,491,927)	(4,193,946)
Loss from operations	(3,472,005)	(4,193,946)

Other Income from Change in Fair Value of Warrants	1,202,489	3,716,812
Loss on issuance of warrants	(621,983)	(4,983)
Interest income	3,466	3,455
Other income	-	51,261
Gain on settlement of obligations	-	845,000
(Loss) income from continuing operations before taxes	(2,888,033)	417,599
Income tax expense	-	(14,485)
(Loss) income from continuing operations	(2,888,033)	403,114

Discontinued operations
Loss from discontinued operations	(968,991)	(383,529)
Income tax expense	-	-
Loss from discontinued operations	(968,991)	(383,529)

Net (loss) income	$(3,857,024)	$19,585

Net (loss) income per share, basic
Continuing operations	$(10.56)	$3.07
Discontinued operations	$(3.54)	$(2.92)
Net (loss) income per share	$(14.10)	$0.15
Net loss per share, diluted
Continuing operations	$(10.56)	$(2.37)
Discontinued operations	$(3.54)	$(2.77)
Net loss per share	$(14.10)	$(5.14)

Weighted average shares outstanding, basic	273,567	131,285
Weighted average shares outstanding, diluted	273,567	138,346

The accompanying notes to financial statements are an integral part of these financial statements.

Spherix Incorporated
Consolidated Balance Sheets
As of December 31, 2012 and 2011

ASSETS	2012	2011
Current assets		Restated
Cash and cash equivalents	$4,498,237	$4,911,350
Trade accounts receivable, net of allowance of $0 and $8,174	-	-
Other receivables	3,425	293
Prepaid research expenses	-	209,780
Prepaid expenses and other assets	100,474	116,565
Assets of segment held for sale	104,265	289,927
Total current assets	4,706,401	5,527,915

Property and equipment, net of accumulated depreciation	24,009	85,374
of $308,386 and $244,711
Patents, net of accumulated amortization of $0 and $2,146	-	-
Deposit	25,625	35,625
Assets of segment held for sale, non-current	-	6,108
Total assets	$4,756,035	$5,655,022

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$425,774	$269,996
Accrued salaries and benefits	280,263	242,550
Liabilities of segment held for sale	25,040	380,136
Total current liabilities	731,077	892,682

Deferred rent	45,081	47,675
Warrant liability	3,125,393	916,621
Total liabilities	3,901,551	1,856,978

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized;
5,250 series B issued and 1 outstanding at December 31, 2012,
and December 31, 2011	-	-
Common stock, $0.0001 par value, 50,000,000 shares authorized;
814,114 and 155,150 issued, 813,713 and 154,749
outstanding at December 31, 2012 and 2011, respectively	82	16
Paid-in capital in excess of par value	36,630,406	35,717,008
Treasury stock, 401 shares	(464,786)	(464,786)
Accumulated deficit	(35,311,218)	(31,454,194)
Total stockholders' equity	854,484	3,798,044
Total liabilities and stockholders' equity	$4,756,035	$5,655,022

The accompanying notes to financial statements are an integral part of these financial statements.

Spherix Incorporated
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 2012 and 2011

	Preferred Stock		Common Stock		Paid-in	Treasury Stock
	Shares	Amount	Shares	Amount	Capital in Excess of Par	Shares	Amount	Accumulated Deficit	Stockholders' Equity

Balance, January 1, 2011 (Restated)	1	$-	107,181	$11	34,536,947	401	(464,786)	31,473,779	$2,598,393

Sale of common stock, net of
offering costs of $103,196 (Restated)	-	-	47,969	5	1,144,527	-	-	-	1,144,532
Stock-based compensation (Restated)	-	-	-	-	35,534	-	-	-	35,534
Net income (Restated)	-	-	-	-	-	-	-	19,585	19,585

Balance, December 31, 2011 (Restated)	1	-	155,150	16	35,717,008	401	(464,786)	(31,454,194)	3,798,044

Sale of common stock, net of
offering costs of $77,012	-	-	536,898	54	858,647	-	-	-	858,701
Stock-based compensation	-	-	122,250	12	56,436	-	-	-	56,448
Fractional shares payment	-	-	(184)	-	(1,685)	-	-	-	(1,685)
Net loss	-	-	-	-	-	-	-	(3,857,024)	(3,857,024)

Balance, December 31, 2012	1	$-	814,114	$82	36,630,406	401	(464,786)	(35,311,218)	$854,484

The accompanying notes to financial statements are an integral part of these financial statements.

Spherix Incorporated
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2012 and 2011

	2012	2011
Cash flows from operating activities		Restated
Net (loss) income	(3,857,024)	$19,585
Adjustments to reconcile net (loss) income to net cash
used in operating activities:
Other Income from Change in Fair Value of Warrants	(1,202,489)	(3,716,812)
Issuance costs of warrants accounted for at fair value	245,513	230,604
Loss on issuance of warrants	621,983	4,983
Gain on settlement of obligation	-	(845,000)
Depreciation and amortization	63,675	66,308
Stock-based compensation	56,448	35,534
Provision for doubtful accounts	(8,174)	8,174
Changes in assets and liabilities:
Receivables	5,042	262,333
Prepaid expenses and other assets	235,871	289,830
Accounts payable and accrued expenses	193,491	(366,885)
Deferred rent	(2,594)	(33,270)
Deferred compensation	-	(305,000)
Net cash used in activities of continuing operations	(3,648,258)	(4,349,616)
Net cash used in activities of discontinued operations	(167,429)	(10,044)
Net cash used in operating activities	(3,815,687)	(4,359,660)

Cash flows from investing activities
Purchase of fixed assets	(2,309)	(2,374)
Net cash used in activities of continuing operations	(2,309)	(2,374)
Net cash provided by (used in) activities of discontinued operations	4,102	(2,478)
Net cash provided by (used in) investing activities	1,793	(4,852)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants	3,724,991	4,034,352
Issuance cost of common stock and warrants	(322,525)	(333,800)
Reverse stock split fractional share payment	(1,685)	-
Net cash provided by activities of continuing operations	3,400,781	3,700,552
Net cash provided by financing activities	3,400,781	3,700,552

Net decrease in cash and cash equivalents	(413,113)	(663,960)
Cash and cash equivalents, beginning of year	4,911,350	5,575,310

Cash and cash equivalents, end of year	$4,498,237	$4,911,350

Supplemental disclosures of cash flow information:
Cash paid for taxes	$-	$160,829

The accompanying notes to financial statements are an integral part of these financial statements.

Spherix Incorporated
Notes to Consolidated Financial Statements

1.        Summary of Significant Accounting Policies

           Nature of Business and Basis of Presentation

           The Company previously operated via two principal segments, Biospherics, our biotechnology research and development business, and Health Sciences, a technical and regulatory consulting business.  The Health Sciences business provided technical and regulatory consulting services to biotechnology and pharmaceutical companies, as well as providing technical support for the Company’s own R&D activities.  The Company generally provided its consulting services on either a fixed price basis or on a “time and expenses” basis, charging hourly rates for each staff member involved in a project, based on his or her skills and experience.

During the years covered by this report, the Company had two wholly-owned subsidiaries, Biospherics Incorporated and Spherix Consulting, Inc., for its two operating segments.  The Company’s Health Sciences contracts are in the name of Spherix Consulting, Inc. and the Company’s patents are in the name of Biospherics Incorporated.  Spherix Incorporated provides management, strategic guidance, business development, marketing and other services to its subsidiaries.  The operations of Spherix Consulting, Inc. have been retroactively adjusted as discontinued operations as a result of the December 3, 2012 sale of the subsidiary.  Certain assets of Spherix Consulting, Inc. were retained by the Company but are presented as assets held for sale in the consolidated balance sheet at December 31, 2012 as they relate to the discounted operations.

On May 6, 2011, the Company effected a one-for-ten reverse split of its common stock.  The Company implemented the reverse stock split under the authority granted to the Board of Directors by the Company's stockholders at the annual meeting of stockholders held on November 17, 2009.  The reverse stock split reduced the number of outstanding shares of Common Stock from 25,624,872 shares to 2,562,488 shares at that time.

On September 21, 2012, the Company effected a one-for-twenty reverse split of its common stock.  The Company implemented the reverse stock split under the authority granted to the Board of Directors by the Company's stockholders at the annual meeting of stockholders held on August 14, 2012.  The reverse stock split reduced the number of outstanding shares of Common Stock from 4,159,777 shares to 207,806 shares.  All per share amounts and outstanding shares, including all Common Stock equivalents, stock options, equity compensation plans, and warrants, have been retroactively adjusted in the Financial Statements and in the Notes to the Financial Statements for all periods presented to reflect the reverse stock split.

           The consolidated financial statements include the accounts of Spherix Incorporated and Biospherics Incorporated.  All intercompany balances and transactions have been eliminated in consolidation.

           Use of Estimates and Assumptions

           The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).  This requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the period.  Significant estimates include the fair value of warrants, the valuation allowance on deferred tax assets, stock compensation expense, amortization and depreciation.  Accordingly, actual results could differ from those estimates and assumptions.

           Cash and Cash Equivalents

           The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash and cash equivalents.  The Company maintains cash balances at several banks.  Interest bearing accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000.  At December 31, 2012, the Company’s interest bearing deposits in excess of the FDIC limits was $4.5 million.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

    Property and Equipment and Depreciation

           Property and equipment are stated at cost and consist of office furniture and equipment, computer hardware and software, and leasehold improvements.  The Company computes depreciation and amortization under the straight-line method and typically over the following estimated useful lives of the related assets:

    Office furniture and equipment             3 to 10 years
    Computer hardware and software                    3 to 5 years

           Leasehold improvements are depreciated or amortized over the shorter of the term of the related lease or the estimated useful lives of the assets (generally 5 to 10 years).  Major additions, improvements and renewals are capitalized at cost and ordinary repairs, maintenance, and renewals are expensed in the year incurred.  Gains or losses from the sale or retirement of property and equipment result from the difference between sales proceeds (if any) and the assets’ net book value, and are recorded in the consolidated Statements of Operations.

Impairment of Long-Lived Assets

Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets, including patents and property and equipment, may not be fully recoverable, the Company evaluates the probability that the future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets.  If any impairment is indicated as a result of this review, the Company would recognize a loss based on the amount by which the carrying amount exceeds the estimated fair value, determined based on the discounted future cash flows.  In 2012 and 2011, no such impairment was noted.

Treasury Stock

The Company accounts for the treasury stock using the cost method, which treats it as a reduction in stockholders’ equity.

Common Stock Purchase Warrants

The Company accounts for the issuance of Common Stock purchase warrants issued in connection with the equity offerings in accordance with the provisions of ASC 815, Derivatives and Hedging (“ASC 815”). The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

See Note 2 related to the restatement for the accounting for stock purchase warrants.

Preferred Stock

Preferred shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Accordingly the Company classifies conditionally redeemable preferred shares (if any), which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, as temporary equity. At all other times, the Company classifies its preferred shares as a component of stockholders’ equity.

The Company’s Series B Convertible Preferred Stock does not feature any redemption rights within the holders’ control or conditional redemption features not solely within the Company’s control as of December 31, 2012.  Accordingly, the Series B Convertible Preferred Stock is presented as a component of stockholders’ equity.

    Revenue Recognition

           Revenue is recognized when persuasive evidence of an arrangement exists, services have been rendered, the contract price is fixed or determinable and collectability is reasonably assured.  On time and expense contracts revenue is recognized at contractually agreed-upon rates based upon direct labor hours expended and other direct costs incurred.  Revenue for fixed-price contracts is recognized under the proportional performance method based upon labor charged in relation to total expected labor charges.  Losses, if any, on contracts are recorded during the period when first determined.

           Research and Development Costs

    Research and development costs are charged to operations as incurred.

    Selling, General and Administrative Expense

           The Company’s selling, general and administrative expenses consist primarily of executive management salaries and fringe benefits, sales and marketing costs, finance and accounting, human resources, as well as general corporate costs and costs related to being a public company.

Other Income from Change in Fair Value of Warrants

The fair value of warrants is measured each quarter and the change in fair value between periods is recognized as other income or expense in the respective periods.

Loss on Issuance of Warrants

The loss on issuance of warrants reflects the difference in the fair market value of the warrants as determined using the Black-Scholes option valuation method and the proceeds received.  The proceeds received from Warrants issued with other instruments (such as common stock or preferred stock) are determined based upon the fair value of liability classified warrants with the residual allocated to the other instruments.

Other Income

Other income consists of two grants from the U.S. Government awarded in October 2010 in support of the Company’s diabetes and triglyceride research.  As a result, in 2011 the Company recognized $51,000 in other income and a related tax expense of $14,000.  No grant awards were recognized in 2012.

Income Taxes

       Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  A valuation allowance is established based upon periodic assessments made by management to reduce deferred tax assets to the amount expected to be realized.  Income tax expense is the current tax provision for the period and the change during the period in deferred tax assets and liabilities.

The Company’s policy is to recognize interest and penalties on tax liabilities as interest expense.  At December 31, 2012 and 2011, the Company had no unrecognized income tax benefits and recognized no interest or penalties on income tax liabilities.

Discontinued operations

  The operations of Spherix Consulting, Inc. have been retroactively adjusted as discontinued operations as a result of the December 3, 2012 sale.  The Spherix Consulting segment generated nearly all of the Company’s revenue and provided technical support for the Company’s Biospherics segment.

	2012	2011
Revenue	$728,312	$820,925

Direct cost and operating expense	(417,428)	(388,065)
Selling, general and administrative expense	(1,279,875)	(816,389)
Loss from discontinued operations before taxes	$(968,991)	$(383,529)

           Fair Value Information

           We group financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from available pricing sources for market transactions involving identical assets or liabilities.

Level 2
Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The estimated fair value of the Company’s warrants was determined by the use of unobservable Level 3 inputs.  The warrants are measured at estimated fair value using the Black-Scholes valuation model, which is based, in part, upon inputs for which there is little or no observable market data, requiring the Company to develop its own assumptions. Inherent in this model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. We estimate the volatility of our common stock at the date of issuance, and at each subsequent reporting period, based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on our historical rate. The assumptions used in calculating the estimated fair value of the warrants represent our best estimates. However these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and different assumptions are used, the warrant liability and the change in estimated fair value could be materially different.

At December 31, 2012 and 2011, the Company had approximately $3.1 million and $0.9 million of warrant liabilities, respectively (see note 9 – Warrant Liability).  The Company’s other financial instruments, which consist only of cash and cash equivalents approximate their carrying value given their short maturities.

The following table summarizes the activity of Level 3 inputs measured on a recurring basis for the year ended December 31, 2012:

Fair Value Measurements of Warrants Using Significant Unobservable Inputs (Level 3)
Balance at December 31, 2011 (Restated)	$3,125,000

Change in fair value of Warrant Liability	(2,208,000)

Balance at December 31, 2012	$917,000

    Accounting for Stock-Based Compensation

           The Company applies the fair value method, which requires that the fair value measurement of all employee share-based payments to employees, including grants of employee stock options, be expensed over their requisite service period based on their value at the grant date using their fair value, determined using a prescribed option-pricing model.  The Company uses a Black-Scholes option valuation method to value stock options.  For the years ended December 31, 2012 and 2011, the Company recognized $56,000 and $36,000, respectively, in stock based compensation expense relating to the issuance of 2,250 stock options awarded in November 2011, the issuance of 1,333 stock options awarded in April 2010 and the issuance of 2,950 stock options awarded in February 2006 (see Note 10, “Stockholders’ Equity”).

           Net (Loss) Income Per Share

           Basic net (loss) income per common share has been computed by dividing net (loss) income by the weighted-average number of common shares outstanding during the year.  Diluted net income per common share has been computed by dividing net income by the weighted-average number of common shares outstanding plus an assumed increase in common shares outstanding for common stock equivalents.  At December 31, 2012, the exercise price of 1,151 of the Company’s 7,163 outstanding options and 483,657 of the Company’s 550,664 warrants was below the average market price of the Company’s common stock for the period, however these were excluded from the dilutive calculation as their inclusion would have been anti-dilutive.  At December 31, 2011, the exercise price of 293shares of the Company’s 2,425 outstanding options and 27,427 shares of the Company’s 55,391 warrants was below the average market price of the Company’s common stock for the period.

Diluted earnings per share Calculation	December 31, 2012	December 31, 2011
		(Restated)
Net (loss) income	$(3,857,024)	$19,585
Less other income from change in fair value of warrants assumed exercised	--	(730,862)
Adjusted net loss	$(3,857,024)	$(711,277)

Diluted shares outstanding
Weighted average shares outstanding,	273,567	131,285
Shares assumed exercised	--	7,061
Diluted shares outstanding	273,567	138,346

Net loss per share, diluted	$(14.10)	$(5.14)

New Accounting Pronouncements

    In June 2011, the FASB issued a new accounting standard on the presentation of comprehensive income. The new standard requires the presentation of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new standard was effective for fiscal years beginning after December 15, 2011 with retrospective application.  The adoption of the new standard had no impact on the Company’s financial statements as the Company has no items which would be included in comprehensive income other than net income (loss).  The new standard also requires presentation of adjustments for items that are reclassified from other comprehensive income to net income in the statement where the components of net income and the components of other comprehensive income are presented.  In December 2011, the FASB deferred the effective date for amendments to the presentation of reclassifications of items out of accumulated other comprehensive income, while still requiring entities to adopt the other requirements.  We adopted the new standard on January 1, 2012.  The adoption of this standard had no impact on our consolidated financial statements.  In February of 2013, the FASB issued a new accounting standard to improve the transparency of reporting reclassifications out of accumulated other comprehensive income by requiring entities to present in one place information about significant amounts reclassified and, in some cases, to provide cross-references to related footnotes.  We are required to adopt this standard as of the beginning of 2013. We do not expect this adoption to have a material impact on our financial statements.

In May 2011, the FASB issued a new accounting standard  which was an  amendment to achieve common fair value measurement and disclosure requirements in GAAP and international financial reporting standards (“IFRS”).  The amendments explain how to measure fair value and will improve the comparability of fair value measurement presented and disclosed in financial statements prepared in accordance with GAAP and IFRS.  The standard requires new quantitative and qualitative disclosures about the sensitivity of recurring Level 3 measurement disclosures, as well as transfers between Level 1 and Level 2 of the fair value hierarchy.  This authoritative guidance is to be applied prospectively. The standard was effective and adopted by the Company during 2012.

2.           Restatement of Consolidated Financial Statements

Background

    On February 27, 2013, Company management, in consultation with its Audit Committee, revised its prior position on accounting for warrants and concluded that its previously issued consolidated financial statements for all periods since mid-November 2009 (collectively, the “Affected Periods”) should not be relied on because of a misapplication in the guidance on accounting for Warrants (as defined below).  The restated consolidated balance sheets only reflect previously reported and restated amounts for "Total Liabilities" as "Current Liabilities" were not impacted.  However, the non-cash adjustments to the financial statements, in all of the Affected Periods, do not impact the amounts previously reported for the Company’s cash and cash equivalents, total assets, revenue, or net cash flows from operating, investing and financing activities.

    The warrants at issue (collectively, the “Warrants”) include:

(i)	warrants to purchase an aggregate of 5,522 and 414 shares of the Company’s common stock, issued in November 2009 at an exercise price of $650.00 and $575.00 per share, respectively;

(ii)	warrants to purchase an aggregate of 10,500 and 630 shares of the Company’s common stock, issued in October 2010 at an exercise price of $300.00 and $312.50 per share, respectively;

(iii)	warrants to purchase an aggregate of 10,673 and 640 shares of the Company’s common stock, issued in January 2011 at an exercise price of $160.00 and $162.50 per share, respectively;

(iv)	warrants to purchase an aggregate of 26,628 and 799 shares of the Company’s common stock, issued in October 2011 at an exercise price of $44.80 and $59.13 per share, respectively;

(v)	warrants to purchase an aggregate of 10,648 and 1,597 shares of the Company’s common stock, issued in February 2012 at an exercise price of $28.00 and $27.00 per share, respectively; and

(vi)	warrants to purchase an aggregate of 483,657 shares of the Company’s common stock, issued in November 2012 at an exercise price of $6.53 per share;

The above warrant shares and exercise prices have been retroactively adjusted to reflect the  2011 and 2012 reverse stock splits.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants in accordance with Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”).  The Warrant agreements contain a provision for net cash settlement at the option of the holder in the event that there is a fundamental transaction (as contractually defined in the Warrant agreements).  The Company had previously conducted in-depth analysis in prior years of its other warrants and concluded that all fundamental transactions were within the control of the Company and thus equity treatment for the warrants was appropriate.  However, new insight on derivatives, obtained by the Company during the process of analyzing the accounting guidance for the November 2012 warrants prompted the Company to re-assess its prior position.

Under the guidance of ASC 815, warrant instruments that could potentially require net cash settlement in the absence of express language precluding such settlement, should be initially classified as derivative liabilities as their estimated fair values, regardless of the likelihood that such instruments will ever be settled in cash.  In periods subsequent to issuance, changes in the estimated fair value of the derivative instruments should be reported in the statement of operations.  The Audit Committee, together with management, determined that the consolidated financial statements in the Affected Periods should be restated to reflect the Warrants as liabilities, with subsequent changes in their estimated fair value recorded as non-cash income or expense in each Affected Period.

The Company has restated  its audited consolidated financial statements for the year ending December 31, 2011 and the related disclosures.  The Company has not amended its previously filed Annual Reports on Form 10-K for the years ended December 31, 2010 and 2009 or its Quarterly Reports on Form 10-Q for the periods March 31, 2010, June 30, 2010, and September 30, 2010 to correct these misstatements.

    The impact of the restatement on the unaudited condensed consolidated statements of operations for the three-month periods ended March 31, June 30, and September 30, 2012 and 2011, and the condensed consolidated balance sheets as of March 31, June 30 and September 30, 2012 and 2011are presented below, as wells as the impact on the consolidated statements of operations for the years ended December 31, 2011, 2010, and 2009, and the consolidated balance sheets then ended.  The restatement had no impact on net cash flows from operating, investing or financing activities as the adjustments resulting from the non-cash change in the fair value of the warrant liability for each period and the statements of operations only impacted net income (loss) from continuing operations.  In addition to the restatement noted above, the consolidated statements of operations and the consolidated balance sheets have also been retroactively adjusted to give effect to the Company’s September 2012 reverse stock splits, and for the discontinued operations as discussed in note 1 “Summary of Significant Accounting Policies – Nature of Business and Basis of Presentation.”

Impact of the Restatement
	Three Months Ended March 31, 2012
	As Previously		As
Statement of Operations Data (Unaudited):	Reported*	Adjustment	Restated
Selling, general and administrative expense	$(674,856)	$(17,636)	$(692,492)
Loss from operations	$(1,046,259)	$(17,636)	$(1,063,895)
Other Income from Change in Fair Value of Warrants	$-	$339,308	$339,308
Loss from continuing operations	$(1,045,237)	$321,672	$(723,565)
Net loss	$(1,155,955)	$321,672	$(834,283)
Net loss per share, basic and diluted	$(6.21)	$1.73	$(4.48)

	Three Months Ended June 30, 2012
	As Previously		As
Statement of Operations Data (Unaudited):	Reported*	Adjustment	Restated

Selling, general and administrative expense	$(530,691)	$-	$(530,691)
Loss from operations	$(668,940)	$-	$(668,940)
Other Income from Change in Fair Value of Warrants	$-	$342,884	$342,884
Loss from continuing operations	$(668,018)	$342,884	$(325,134)
Net loss	$(747,575)	$342,884	$(404,691)
Net loss per share, basic and diluted	$(3.59)	$1.64	$(1.95)

	Three Months Ended September 30, 2012
	As Previously		As
Statement of Operations Data (Unaudited):	Reported*	Adjustment	Restated

Selling, general and administrative expense	$(542,538)	$-	$(542,538)
Loss from operations	$(633,645)	$-	$(633,645)
Other Income from Change in Fair Value of Warrants	$-	$58,413	$58,413
Loss from continuing operations	$(632,815)	$58,413	$(574,402)
Net loss	$(765,963)	$58,413	$(707,550)
Net loss per share, basic and diluted	$(3.69)	$0.29	$(3.40)

* As retroactively adjusted for the 2012 reverse stock split and the 2012 discontinued operations

Impact of the Restatement
	Three Months Ended March 31, 2011
	As Previously		As
Statement of Operations Data (Unaudited):	Reported*	Adjustment	Restated
Selling, general and administrative expense	$(737,680)	$(126,304)	$(863,984)
Loss from operations	$(1,093,183)	$(126,304)	$(1,219,487)
Other Income from Change in Fair Value of Warrants	$-	$1,542,051	$1,542,051
(Loss) income from continuing operations	$(216,819)	$1,415,747	$1,198,928
Net (loss) income	$(235,336)	$1,415,747	$1,180,411
Net (loss) income per share, basic and diluted	$(1.92)	$11.56	$9.64

	Three Months Ended June 30, 2011
	As Previously		As
Statement of Operations Data (Unaudited):	Reported*	Adjustment	Restated

Selling, general and administrative expense	$(525,572)	$-	$(525,572)
Loss from operations	$(930,071)	$-	$(930,071)
Other Income from Change in Fair Value of Warrants	$-	$898,446	$898,446
Loss from continuing operations	$(920,828)	$898,446	$(22,382)
Net loss	$(1,013,739)	$898,446	$(115,293)
Net loss per share, basic and diluted	$(7.91)	$7.01	$(0.90)

	Three Months Ended September 30, 2011
	As Previously		As
Statement of Operations Data (Unaudited):	Reported*	Adjustment	Restated

Selling, general and administrative expense	$(417,260)	$-	$(417,260)
Loss from operations	$(788,587)	$-	$(788,587)
Other Income from Change in Fair Value of Warrants	$-	$134,827	$134,827
Loss from continuing operations	$(787,992)	$134,827	$(653,165)
Net loss	$(913,318)	$134,827	$(778,491)
Net loss per share, basic and diluted	$(7.13)	$1.05	$(6.08)

* As retroactively adjusted for the 2012 reverse stock split and the 2012 discontinued operations

Impact of the Restatement

	Year Ended December 31, 2011
	As Previously		As
Statement of Operations Data:	Reported*	Adjustment	Restated
Selling, general and administrative expense	$(2,317,403)	$(230,604)	$(2,548,007)
Loss from operations	$(3,963,342)	$(230,604)	$(4,193,946)
Other Income from Change in Fair Value of Warrants	$-	$3,716,812	$3,716,812
Loss on issuance of warrants	$-	$(4,983)	$(4,983)
Income (loss) from continuing operations	$(3,078,111)	$3,481,225	$403,114
Net (loss) income	$(3,461,640)	$3,481,225	$19,585
Net (loss) income per share, basic	$(26.37)	$26.52	$0.15
Net (loss) income per share, diluted	$(26.37)	$21.23	$(5.14)

	Year Ended December 31, 2010
	As Previously		As
Statement of Operations Data:	Reported*	Adjustment	Restated
Selling, general and administrative expense	$(3,175,350)	$(165,365)	$(3,340,715)
Loss from operations	$(8,006,738)	$(165,365)	$(8,172,103)
Other Income from Change in Fair Value of Warrants	$-	$1,556,161	$1,556,161
Loss from continuing operations	$(7,731,521)	$1,390,796	$(6,340,725)
Net loss	$(7,736,242)	$1,390,796	$(6,345,446)
Net loss per share, basic and diluted	$(85.67)	$15.40	$(70.27)

	Year Ended December 31, 2009
	As Previously		As
Statement of Operations Data:	Reported	Adjustment	Restated
Selling, general and administrative expense	$(3,055,473)	$(136,752)	$(3,192,225)
Loss from operations	$(9,877,082)	$(136,752)	$(10,013,834)
Other Income from Change in Fair Value of Warrants	$-	$957,422	$957,422
Loss from continuing operations	$(9,839,436)	$820,670	$(9,018,766)
Net loss	$(9,148,631)	$820,670	$(8,327,961)
Net loss per share, basic and diluted	$(124.36)	$11.16	$(113.20)

* As retroactively adjusted for the 2012 reverse stock split and the 2012 discontinued operations

Impact of the Restatement

	As of March 31, 2012
	As Previously		As
Balance Sheet Data (Unaudited):	Reported*	Adjustment	Restated
Total liabilities	$639,097	$791,601	$1,430,698
Paid-in capital in excess of par value	$43,394,988	$(6,805,964)	$36,589,024
Accumulated deficit	$38,302,840	$(6,014,363)	$32,288,477
Total stockholders' equity	$4,627,383	$(791,601)	$3,835,782

	As of June 30, 2012
	As Previously		As
Balance Sheet Data (Unaudited):	Reported*	Adjustment	Restated
Total liabilities	$679,960	$448,717	$1,128,677
Paid-in capital in excess of par value	$43,401,195	$(6,805,964)	$36,595,231
Accumulated deficit	$39,050,415	$(6,357,247)	$32,693,168
Total stockholders' equity	$3,886,015	$(448,717)	$3,437,298

	As of September 30, 2012
	As Previously		As
Balance Sheet Data (Unaudited):	Reported*	Adjustment	Restated
Total liabilities	$793,960	$389,913	$1,183,873
Paid-in capital in excess of par value	$43,420,333	$(6,805,964)	$36,614,369
Accumulated deficit	$39,816,415	$(6,415,697)	$33,400,718
Total stockholders' equity	$3,139,190	$(390,304)	$2,748,886

* As retroactively adjusted for the 2012 reverse stock split

Impact of the Restatement

	As of March 31, 2011
	As Previously		As
Balance Sheet Data (Unaudited):	Reported*	Adjustment	Restated
Total liabilities	$818,816	$1,826,897	$2,645,713
Paid-in capital in excess of par value	$41,135,829	$(5,454,110)	$35,681,719
Accumulated deficit	$33,920,581	$(3,627,213)	$30,293,368
Total stockholders' equity	$6,750,475	$(1,826,897)	$4,923,578

	As of June 30, 2011
	As Previously		As
Balance Sheet Data (Unaudited):	Reported*	Adjustment	Restated
Total liabilities	$741,041	$928,451	$1,669,492
Paid-in capital in excess of par value	$41,135,586	$(5,454,110)	$35,681,476
Accumulated deficit	$34,934,320	$(4,525,659)	$30,408,661
Total stockholders' equity	$5,736,493	$(928,451)	$4,808,042

	As of September 30, 2011
	As Previously		As
Balance Sheet Data (Unaudited):	Reported*	Adjustment	Restated
Total liabilities	$807,153	$793,624	$1,600,777
Paid-in capital in excess of par value	$41,135,586	$(5,454,110)	$35,681,476
Accumulated deficit	$35,847,638	$(4,660,486)	$31,187,152
Total stockholders' equity	$4,823,175	$(793,624)	$4,029,551

	As of December 31, 2011
	As Previously		As
Balance Sheet Data:	Reported*	Adjustment	Restated
Total liabilities	$940,357	$916,621	$1,856,978
Paid-in capital in excess of par value	$42,326,320	$(6,609,312)	$35,717,008
Accumulated deficit	$37,146,885	$(5,692,691)	$31,454,194
Total stockholders' equity	$4,714,665	$(916,621)	$3,798,044

* As retroactively adjusted for the 2012 reverse stock split

Impact of the Restatement

	As of December 31, 2010
	As Previously		As
Balance Sheet Data (Unaudited):	Reported*	Adjustment	Restated
Total liabilities	$2,576,853	$1,841,826	$4,418,679
Paid-in capital in excess of par value	$38,590,239	$(4,053,292)	$34,536,947
Accumulated deficit	$33,685,245	$(2,211,466)	$31,473,779
Total stockholders' equity	$4,440,219	$(1,841,826)	$2,598,393

	As of December 31, 2009
	As Previously		As
Balance Sheet Data (Unaudited):	Reported*	Adjustment	Restated
Total liabilities	$2,883,432	$1,128,278	$4,969,132
Paid-in capital in excess of par value	$33,685,656	$(1,948,948)	$31,736,708
Accumulated deficit	$25,949,003	$(820,670)	$25,128,333
Total stockholders' equity	$7,271,876	$(1,128,278)	$6,143,598

* As retroactively adjusted for the 2012 and 2011 reverse stock splits

3.           Liquidity

We continue to incur ongoing administrative and other expenses, including public company expenses, without any corresponding revenue.  If we re-commence our pharmaceutical development efforts, we will begin to incur substantial development costs and will not likely receive any revenue for the foreseeable future.

Until such time as we earn revenue from our pharmaceutical development business or from a new business venture, we intend to finance our activities through:

•	the remaining proceeds of our equity offerings; and
•	additional funds we will seek to raise through the sale of additional securities in the future.

         Working capital was $4.0 million and $4.6 million at December 31, 2012 and December 31, 2011, and cash on hand was $4.5 million and $4.9 million, respectively. Management believes that this cash on hand will be sufficient to sustain operations for the next twelve months.

In early December 2012, we sold the stock of our subsidiary Spherix Consulting, Inc. for nominal consideration.  This sale allows the Company to minimize its administrative and other costs pending completion of the Company’s review of its strategic alternatives.

In November 2012, the Company obtained net proceeds of approximately $2.3 million in a private placement of common stock and warrants.   The Company sold an aggregate of 483,657 shares of common stock at a price of $5.324 per share along with warrants to purchase an additional 483,657 shares of common stock at an exercise price of $6.53 per share.  The warrants are exercisable for a period of five years.  The Company has agreed to register the common stock sold in the offering and the common stock issuable upon exercise of the warrants.  Failure on the part of the Company to satisfy certain registration deadlines may subject the Company to payment of certain monetary penalties.  The investors have agreed to temporarily waive their right to cause the Company to register these shares.  The investors have the right to participate for 100% of any future debt or equity offerings of the Company during the two years following the Closing.

In early 2013, nearly all of the warrants issued in November 2012 were exchanged for shares of Series C Convertible Preferred Stock.

In February 2012, the Company obtained net proceeds of approximately $1.1 million in a registered direct offering of common stock and warrants.   Both the common stock issued in the offering and the underlying common stock for the warrants issued in the offering were previously registered under a Form S-3 shelf registration statement declared effective by the SEC in October 2009.

We believe our current capital is inadequate to pursue business opportunities, which we may desire to pursue in the future and as a result we anticipate we will need to raise additional funds from time to time, which could take the form of debt, equity, convertible securities or a combination of the above.  We may be required to raise capital at prices that are below our current market capitalization value.

The Company cannot be assured that it will be able to attract an investor in our securities or raise the additional funds it will likely require in the future; that the Company will be able to obtain any required stockholder approval; or that the Company will be able to successfully complete additional offerings or sales of its securities.  If we reach a point where we are unable to raise needed additional funds to continue our business activities, we will be forced to cease our business activities in which case the Company could also be required to terminate its operations and dissolve.  However, we believe that the Company presently has sufficient cash balances to continue as a going concern for the next 12 months based upon its reduced requirements for salaries and other expenses following the disposition of the consulting segment and the reduced activity of its research and development program.

4.           Accounts Receivable

Credit is extended to customers based on an evaluation of a customer’s financial condition and, in general, collateral is not required.  Management regularly reviews accounts receivable for uncollectible and potentially uncollectible accounts, and when necessary establishes an allowance for doubtful accounts.  Balances that are outstanding after management has used reasonable collection efforts are written-off through a charge to the allowance for doubtful accounts and a credit to accounts receivable.

At December 31, 2012 and 2011, the allowance for doubtful accounts was $0 and $8,000, respectively.

Balance, January 1, 2011	$-
Provision for doubtful accounts	8,000
Balance December 31, 2011	8,000
Bad debt recovery	(8,000)
Balance December 31, 2012	$-

5.           Property and Equipment

              The components of property and equipment as of December 31, at cost are:

	2012	2011
Computers	$9,000	$7,000
Office furniture and equipment	94,000	94,000
Leasehold improvements	229,000	229,000
Total cost	332,000	330,000
Accumulated depreciation and amortization	(308,000)	(245,000)
Property and equipment, net	$24,000	$85,000

              The Company’s depreciation expense for the years ended December 31, 2012 and 2011 was $64,000 and $66,000, respectively.

6.           Patents and Intangible Assets

              The Company’s amortization expense for the years ended December 31, 2012 and 2011 was $0 and $2,000 on patents with an original value of $53,000, of which $2,000 and $51,000 expired in 2012 and 2011, respectively.

7.           Accounts Payable and Accrued Expenses

              Accounts payable and accrued expenses consisted of the following at December 31:

	2012	2011

Accounts payable	$210,000	$106,000
Accrued expenses	218,000	164,000
	$428,000	$270,000

8.           Accrued Salaries and Benefits

      Accrued salaries and benefits consisted of the following at December 31:

	2012	2011

Accrued Payroll	$21,000	$29,000
Accrued annual bonuses	173,000	176,000
Accrued severance	40,000	-
Accrued vacation	42,000	38,000
Other	4,000	-
	$280,000	$243,000

9.           Warrant Liability

At December 31, 2012 and 2011, the Company had approximately $3.1 million and $0.9 million of warrant liabilities, respectively, and recognized $1.2 million and $3.7 million in other income from changes in fair value of warrants, respectively.

	Warrant	Exercise	Estimated fair value		Change in estimated fair value
Date	Shares	Price	2012	2011	2012	2011
11/16/2009	5,522	$650.00	$-	$41,000	$(40,000)	$(524,000)
11/16/2009	414	$575.00	-	-	-	(1,000)
10/7/2010	10,500	$300.00	3,000	157,000	(154,000)	(1,069,000)
10/7/2010	630	$312.50	-	-	-	(50,000)
1/19/2011	10,673	$160.00	7,000	184,000	(177,000)	(1,277,000)
1/19/2011	640	$162.50	-	1,000	(1,000)	(65,000)
10/25/2011	26,628	$44.80	106,000	528,000	(422,000)	(709,000)
10/25/2011	799	$59.13	-	6,000	(6,000)	(22,000)
2/2/2012	10,648	$28.00	49,000	-	(144,000)	-
2/2/2012	1,597	$27.00	-	-	(21,000)	-
11/8/2012	483,657	$6.53	2,960,000	-	(237,000)	-
			3,125,000	$917,000	$(1,202,000)	$(3,717,000)

The Company used the following assumptions in the Black-Scholes calculation used to measure the fair value of warrants at December 31, 2011 and 2012 (as retroactively adjusted for the 2012 and 2011 reverse stock splits).

As of December 31, 2011
Grant Date	11/16/09	10/07/10	01/19/11	10/25/11
Shares	5,522	10,500	10,673	26,628
Stock price	$23.40	$23.40	$23.40	$23.40
Exercise price	$650.00	$300.00	$160.00	$44.80
Expected terms (yrs)	2.9	3.8	4.1	4.8
Risk-free interest rate	0.36%	0.60%	0.60%	0.83%
Estimated volatility	144.55%	156.71%	156.71%	143.85%

As of December 31, 2012
Grant Date	11/16/09	10/07/10	01/19/11	10/25/11	02/02/12	11/08/12
Shares	5,522	10,500	10,673	26,628	10,648	483,657
Stock price	$6.83	$6.83	$6.83	$6.83	$6.83	$6.83
Exercise price	$650.00	$300.00	$160.00	$44.80	$28.00	$6.53
Expected terms (yrs)	1.9	2.8	3.1	3.8	4.1	4.9
Risk-free interest rate	0.25%	0.36%	0.36%	0.54%	0.54%	0.72%
Estimated volatility	110.99%	101.94%	101.94%	133.28%	133.28%	146.03%

As of the date of issuance for warrants issued in 2011 and 2012
Grant Date	01/19/11	10/25/11	02/02/12	11/08/12
Shares	10,673	26,628	10,648	483,657
Stock price	$155.00	$51.40	$20.60	$7.31
Exercise price	$160.00	$44.80	$28.00	$6.53
Expected terms (yrs)	5	5	5	5
Risk-free interest rate	1.95%	1.01%	0.71%	0.65%
Estimated volatility	138.7%	144.6%	144.7%	146.0%

10.           Stockholders’ Equity

Equity Offerings

On November 7, 2012, the Company obtained net proceeds of approximately $2.3 million in a private placement of common stock and warrants.  The Company sold an aggregate of 483,657 shares of common stock at a price of $5.324 per share along with warrants to purchase an additional 483,657 shares of common stock at an exercise price of $6.53 per share.  Subject to certain ownership limitations, the warrants are exercisable for a period of five years.  The common stock and warrants were issued in a private placement of securities exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder.  The warrants are classified as a liability and the common stock is classified as permanent equity.  The investors shall have the right to participate for 100% of any future debt or equity offerings of the Company during the two years following the Closing.  Certain of these warrants were exchanged for shares of Series C Convertible Preferred Stock in early 2013.

On February 2, 2012, the Company entered into a securities purchase agreement with certain investors to sell an aggregate of 53,241 shares of its common stock and warrants to purchase up to an additional 10,648 shares of its common stock to such investors for gross proceeds of approximately $1.15 million.  The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.2 of a share of common stock.  The purchase price per unit was $21.60.  Subject to certain ownership limitations, the warrants are exercisable at any time commencing six (6) months after the initial issue date and on or prior to August 7, 2017, but not thereafter, at an exercise price of $28.00 per share.  The net proceeds to the Company from the registered direct offering, after deducting placement agent fees and the Company’s offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, were approximately $1.1 million.  The common stock issued in the February 2012 offering and the common stock that may be issued pursuant to the exercise of the warrants have been registered pursuant to a Form S-3 registration statement (File No. 333-161531), which became effective on October 1, 2009.  The warrants are classified as a liability and the common stock is classified as permanent equity.

In connection with the closing of our February 2012 offering, the Company issued to Rodman & Renshaw, LLC, as partial consideration for its services as placement agent, warrants to purchase up to 1,597 shares of our common stock at an exercise price of $27.00 per share.  The estimated fair value of the warrants at the date of grant was $19,000.  The warrants are exercisable at the option of the holder at any time beginning six (6) months after the closing through and including February 6, 2014.  These warrants were offered and sold by us in reliance upon exemptions from the registration statement requirements by Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering.  These warrants are classified as a liability.

In October 2011, the Company entered into a securities purchase agreement with certain investors to sell an aggregate of 26,628 shares of its common stock and warrants to purchase up to an additional 26,628 shares of its common stock to such investors for gross proceeds of approximately $1.25 million.  The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock.  The purchase price per unit was $47.40.  Subject to certain ownership limitations, the warrants are exercisable for a five-year period at an exercise price of $44.80 per share.  The net proceeds to the Company from the offering, after deducting placement agent fees and the Company’s offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, were approximately $1.1 million.  The common stock issued in the October 2011 offering and the common stock that may be issued pursuant to the exercise of the warrants were registered with the Securities and Exchange Commission pursuant to a registration statement on Form S-3 (File No. 333-177748), which became effective on November 21, 2011.  The warrants are classified as a liability and the common stock is classified as permanent equity.

In connection with the closing of the October 2011 offering, the Company issued to Rodman & Renshaw, LLC warrants with a term of two years to purchase 799 shares of our common stock (at an exercise price of $59.00 per share).  The estimated fair value of the warrants at the date of grant was $25,000.  These warrants were offered and sold by us in reliance upon exemptions from the registration statement requirements by Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering.  These warrants are classified as a liability.

On January 19, 2011, the Company entered into a securities purchase agreement with certain investors to sell an aggregate of 21,345 shares of its common stock and warrants to purchase up to an additional 10,673 shares of its common stock to such investors for gross proceeds of approximately $2.77 million.  The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.50 of a share of common stock.  The purchase price per unit was $130.00.  Subject to certain ownership limitations, the warrants are exercisable for a five-year period at an exercise price of $160.00 per share.  The net proceeds to the Company from the registered direct offering, after deducting placement agent fees and the Company’s offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, were approximately $2.6 million.  The common stock issued in the January 2011 offering and the common stock that may be issued pursuant to the exercise of the warrants have been registered pursuant to a Form S-3 registration statement (File No. 333-161531), which became effective on October 1, 2009.  The warrants are classified as a liability and the common stock is classified as permanent equity.

In connection with the closing of our January 2011 offering, the Company issued to Rodman & Renshaw, LLC, as partial consideration for its services as placement agent, warrants with a term of two years to purchase up to 640 shares of our common stock at an exercise price of $163 per share.  The estimated fair value of the warrants at the date of grant was $42,000. These warrants were offered and sold by us in reliance upon exemptions from the registration statement requirements by Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering.  These warrants are classified as a liability.

               Restricted Stock

On December 28, 2012, the Company issued 120,000 shares of restricted stock under the Company’s 2012 Equity Compensation Plan.  The total fair value of the issuances of the stock was approximately $816,000, which will be recognized as performance targets are obtained.  On December 31, 2012, the Company issued 2,250 shares of restricted stock under the Company’s 2012 Equity Compensation Plan.  The total fair value of the issuances of the stock was approximately $15,000, which will be recognized as expense over an eighteen month vesting period.  No expense was recognized in 2012.  The fair value of the stock awards was based on the closing market price of the Company's common stock on the date of the grant.

               Stock Option Plan

In late 2012, the Company adopted the 2012 Equity Incentive Plan (the “Plan”) which permits issuance of incentive stock options, non-qualified stock options and restricted stock.  The Plan replaced a prior incentive stock plan.  During 2012 and 2011, the Company granted 5,487 and 2,250 options to the Company’s Board of Directors and officers under the previous plan.  Options issued to employees typically vest over a four-year period and options issued to non-employee directors vested immediately upon being granted.  At December 31, 2012, there were 6,789 options under the previous plan that were fully vested.  The total unrecognized stock compensation expense at December 31, 2012 is approximately $12,000, which will be recognized over 2.9 years.

The Company used the following assumptions in the Black-Scholes calculation used to measure the fair value of stock-based compensation in accordance with ASC 718 for stock options granted in 2012 and 2011.

	11-16-2012	8-14-2012	5-15-2012	11-15-2011
Risk-free interest rate	0.62%	0.75%	0.74%	0.93%
Dividend yield	0%	0%	0%	0%
Expected life (years)	5	5	5	5
Volatility	91.3%	111.8%	122.7%	130.0%

    Activity for the two years ended December 31, 2012, for all option grants is shown below:

	2012				2011
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	2,426	$53.60			316	$322.00
Granted	5,487	$10.93			2,250	$40.00
Exercised	-	$-			-	$-
Expired or forfeited	(750)	$40.00			(140)	$440.00
Outstanding at end of year	7,163	$22.34	4.4	$-	2,426	$53.60
Exercisable at end of year	6,788	$21.36	4.5	$-	1,176
Weighted-average fair value of
options granted during the year	$8.44				$34.20

Price range of options
Outstanding	$9.80-$228.00				$40.00-$228.00
Exercised	$-				$-
Expired or forfeited	$40.00				$440.00

           The following table summarizes information with respect to stock options outstanding at December 31, 2012:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number of Options	Weighted Average Exercise Price
$9.80-$15.20	5,488	$10.93	4.7	5,488	$10.93
$40.00	1,500	$40.00	3.9	1,125	$40.00
$228.00	175	$228.00	2.4	175	$228.00
	7,163			6,788

11.     Gain on Settlement of Obligations

 On January 14, 2011, Biospherics Incorporated, a wholly-owned subsidiary of the Company, filed a Complaint For Injunction Relief And Damages in The United States District Court For The District Of Maryland against Inalco S.p.A. (the “Complaint”).  The Complaint alleged that Inalco had breached the 2009 Manufacturing Support and Supply Agreement as Inalco (i) refused to supply D-tagatose previously paid for by Biospherics, (ii) refused to provide a promised bank guarantee, and (iii) shut-down its D-tagatose production facilities.  On March 16, 2011, both parties signed a settlement agreement whereby Inalco agreed to supply Spherix with 8.5 metric tons of D-tagatose, which has been received by Spherix, and both parties have agreed to release each other from any other obligations under the previous agreement.  As a result, the Company recognized a gain of $600,000 in March 2011 on the release from its purchase obligation.

 In January 2011, the Company entered into a Letter Agreement with Gilbert V. Levin and M. Karen Levin pursuant to which the Company agreed to make a one-time lump sum payment of $450,000 to the Levins in full satisfaction of the Company’s obligation to make a series of continuing payments to the Levins relating to their prior employment by the Company.  Per the terms of the agreement, Gilbert V. Levin resigned as a member of the Board of Directors of the Company on January 13, 2011.  The Company’s estimated liability to the Levins at December 31, 2010, and prior to the above agreement was approximately $695,000.  The $450,000 lump sum payment was made on January 31, 2011, and the Company recognized the $245,000 difference as a gain on settlement of obligations in January 2011.

12.          Income Taxes

Income tax from continuing operations for 2012 and 2011 was as follows:

	2012	2011
U.S. Federal income tax expense	$-	$(13,000)
State and local income tax expense	$-	$(1,000)
Total income tax expense	$-	$(14,000)

	2012	2011
Current income tax expense	$-	$(14,000)
Deferred income tax expense	$-	$-
Total income tax expense	$-	$(14,000)

       The deferred tax assets as of December 31, 2011 have been restated to reflect the deferred tax assets for continuing operations only.  The tax effects of significant temporary differences representing deferred tax assets as of December 31, 2012 and 2011 are as follows:

	2012	2011
Deferred tax assets
Deferred rent	$17,000	$19,000
Accrued vacation	16,000	15,000
Tax credit/grants	82,000	82,000
Deferred compensation	16,000	-
Net operating loss carryforward	16,852,000	15,467,000
Accrued bonus	68,000	68,000
Stock based compensation	45,000	25,000
Accrued expenses	38,000	38,000
Property and equipment	19,000	-
Warrants	3,683,000	2,813,000
Warrants - issuance costs	553,000	211,000
Other	1,000	5,000
Total deferred tax asset	20,837,000	18,532,000

Deferred tax liabilities
Property and equipment	-	(3,000)
Change in accounting method - accrued bonus	-	(20,000)
	-	(23,000)

Valuation allowance	(20,837,000)	(18,509,000)

Net deferred tax asset	$-	$-

At December 31, 2012 and 2011, the Company had gross operating loss carryforwards for U.S. federal income tax purposes of approximately $41.4 million and $37.9 million, respectively, which will begin to expire in 2019.  At December 31, 2012 and 2011, the Company had gross operating loss carryforwards for state income tax purposes of approximately $51.6 million and $48.6 million, respectively, which will begin to expire in 2018.  Based on the Company’s historical losses and its accumulated deficit, the Company has provided a full valuation allowance against the net deferred tax assets.

Utilization of the net operating loss carryforwards and credit could be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions.  The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code occurred.  The effect of an ownership change would be the imposition of an annual limitation on the use of net operating loss carryforwards attributable to periods before the change and could result in a reduction in the total net operating losses and research credits available.

           Reconciliation between actual tax benefits and taxes computed at the statutory Federal rate of 34 percent for 2012 and 2011 are as follows:

	2012	2011
U.S. Federal income tax benefit at the statutory rate of 34%	$982,000	$(142,000)
Effect of permanent differences	4,000	(9,000)
Effect of permanent differences - Government Grant	-	4,000
Effect of permanent differences - Warrants	114,000	1,184,000
State income taxes benefit, net of federal tax benefit	99,000	251,000
Other	(1,000)	(78,000)
Change in valuation allowance	(1,198,000)	(1,224,000)
Income tax expense	$-	$(14,000)

During 2010, the Company’s subsidiary, Biospherics Incorporated, received notice from the IRS that it had been awarded two grants under IRC Section 48D of the Internal Revenue Code’s “Qualifying Therapeutic Discovery Project.”  The amount received pursuant to the QTDP Grant was $0.3 million of which $0.1 million related to the income tax benefit associated with the realization or “monetization” of prior-period tax attributes for which the Company had previously established a valuation allowance.

Tax Uncertainties

The Company recognizes a tax benefit associated with an uncertain tax position when, in management’s judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority.  For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax benefit as the largest amount that it judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority.  The liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation.  The effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Company has not recognized any such adjustments.  At December 31, 2012 and 2011, the Company had no material unrecognized income tax benefits and recognized no interest or penalties on income tax liabilities.

The Company is subject to U.S. federal income tax and state and local income tax in multiple jurisdictions.  The statute of limitations for the consolidated U.S. federal income tax return is closed for all tax years up to and including 2008, except for pre-2008 tax returns that generated net operating loss carry forwards that could be adjusted on audit.  Currently, no federal or state and local income tax returns are under examination by the respective taxing authorities.

13.         Commitments and Contingencies

               Purchase Commitments

During 2009, the Company entered into a purchase commitment with a supplier of the Company’s D-tagatose product.  The agreement committed the Company to purchase 25 metric tons of D-Tagatose.  The Company utilized the D-tagatose as a part of the Phase 2 and Phase 3 trials.  This phase was necessary for the Company to be able to commercialize the product and as the products were not going to be available for sale, the Company wrote off the entire product value into Research and Development Costs.  The amounts written off in 2009 from the agreement were $1.1 million.  Of this amount $500,000 was paid in 2009 and the remaining balance of $600,000 was included in the Company’s accounts payable and accrued expenses at December 31, 2010.  On March 16, 2011, both parties signed an agreement whereby Inalco agreed to supply Spherix with 8.5 metric tons of D-tagatose for amounts previously paid for and both parties agreed to release each other from any other obligations under the previous agreement.  As a result, Spherix recognized a gain of $600,000 in 2011 on the release from its purchase obligation.

Leases

              The Company has commitments under an operating lease through 2018 relating to its administrative office in Bethesda, Maryland.  In March 2012, the Company entered into an amendment to its office building lease, which extends the term of the lease five years.  The lease as amended will expire on March 31, 2018.  Commencing on April 1, 2012, the base annual rent shall be $152,500, with an increase of 3% annually.  In addition, the Company subsequently entered into a new lease agreement in February 2013 for office space in Tysons Corner, Virginia (see subsequent event footnote 16).

              Future minimum rental payments required as of December 31, 2012, under the non-cancelable lease are as follows:

Year Ending December 31,	Operating Lease

2013	$156,000
2014	161,000
2015	165,000
2016	170,000
2017	176,000
2018	44,000
$872,000

       The Company’s building lease contains step rent provisions, capital improvement funding, or other tenant allowances.  Minimum rental payments including allowances on this lease are recognized on a straight-line basis over the term of the lease.  The Company incurred net operating lease rental expenses of approximately $155,000 and $129,000 for the years 2012 and 2011, respectively.

       Related Party Transactions

              At the end of December, 2012, the Company entered into a Consulting Agreement with an entity wholly-owned by Mr. Kesner, a director and interim Chief Executive Officer of the Company, pursuant to which the entity was issued 120,000 shares of common stock in exchange for its services.  The shares will vest if prior to December 31, 2017, the Company:  (i) closes an acquisition either approved by the stockholders or in excess of $25 million;  (ii) closes a private or public financing of at least $7.5 million;  (iii) sells all or substantially all of its assets;  or (iv) otherwise suffers a change in control.  In such an event, the affiliate shall also be entitled to a one-time payment of $250,000.

Mr. Kesner’s law firm has provided legal services to the company in late 2012 and  invoiced the Company approximately $40,000 for these services and is included in accrued expenses at December 31, 2012.

On November 30, 2012, but effective as of December 3, 2013, Dr. Claire L. Kruger resigned as the Chief Executive Officer/Chief Operating Officer of the Company.  In connection with Dr. Kruger’s departure, the Company paid Dr. Kruger her 2012 bonus of $143,000 and a severance of $286,000, both of which were paid during 2012.  For the other departing employees the Company agreed to pay a total of $82,000 in 2012 bonuses and approximately $211,000 in severances, which were also paid during 2012.

On December 12, 2012 the Company entered into a Retention Agreement with Mr. Clayton which provides that (i) Mr. Clayton will remain as CFO of the Company through March 31, 2013 and (ii) the Company will pay Mr. Clayton a severance of $212,180 as required by the terms of his prior employment agreement.

Under employment agreements with Dr. Gilbert V. Levin and Mrs. M. Karen Levin, the Company’s founders, the Company agreed to provide Dr. and Mrs. Levin each with lifetime payments of $12,500 each quarter and to fund long-term lifetime healthcare and health insurance policies following their retirements from the Company on August 14, 2008 and January 4, 2006, respectively.  At January 1, 2011, the Company’s liability for both Dr. and Mrs. Levin was estimated to be $450,000 for the lifetime payments and $245,000 for funding the long-term lifetime healthcare and health insurance policies based on actuarially determined amounts.  The non-current portion of these amounts was reported on the accompanying balance sheet as deferred compensation at January 1, 2011.  During 2011, the Company paid Dr. and Mrs. Levin a combined total of $24,000 in post-retirement benefits under the above agreements.

In January 2011, the Company entered into a Letter Agreement with Gilbert V. Levin and M. Karen Levin pursuant to which the Company agreed to make a one-time lump sum payment of $450,000 to the Levins in full satisfaction of the Company’s obligation to make a series of continuing payments to the Levins relating to their prior employment by the Company.  The Company’s estimated liability to the Levins at January 1, 2011, and prior to the above agreement, was approximately $695,000.  The $450,000 lump sum payment was made on January 31, 2011, and the Company recognized a gain of $245,000 in 2011.  Per the terms of the agreement, Gilbert V. Levin resigned as a member of the Board of Directors of the Company on January 13, 2011.

14.           Employee Benefit Plans

               The Spherix Incorporated 401(k) Retirement Plan (the “Plan”) is a discretionary defined contribution plan and covers substantially all employees who have attained the age of 21, have completed one year of service, and have worked a minimum of 1,000 hours in the past Plan or anniversary year.

               Under provisions of the Plan, the Company, for any plan year, has contributed an amount equal to 50% of the participant’s contribution or 2.5 of the participant’s eligible compensation, whichever is less.  The Company may, at its own discretion, make additional matching contributions to participants.  Company contributions, net of forfeitures, amounted to $31,000 and $23,000 in each of the years 2012 and 2011, respectively.

The Plan was terminated in December 2012.

15.           Information by Business Segment

               As a result of the sale of the Spherix Consulting subsidiary, the Company now has only one operating segment, Biospherics.

16.           Subsequent Events

The Company evaluated all events or transactions after December 31, 2012 through the date the financial statements were issued.

Appointment of Interim Chief Executive Officer

On February 27, 2013, Harvey J. Kesner, age 55, was appointed interim Chief Executive Officer of Spherix Incorporated (the “Company”).  Mr. Kesner currently serves as a member of the Board of Directors of the Company.

Nuta Technology Corp.

In early 2013 the Company created a new wholly-owned subsidiary, Nuta Technology Corp. (“Nuta”), organized under the laws of the state of Virginia with its principal offices in Tysons Corner, Virginia.

Office Lease Agreement

In February 2013, the Company entered into a Lease Agreement to lease 837 square feet of office space in Tysons Corner, Virginia.  The lease runs from March 1, 2013 through August 31, 2014.

Letter of Intent

On February 15, 2013, our wholly-owned subsidiary Nuta, entered into a Letter of Intent (the “LOI”) with North South Holdings, Inc. (“North South”), the owner of patents and licenses covering various aspects of wireless communications.  Pursuant to the LOI, at closing, Nuta would acquire 100% of the issued and outstanding capital stock of North South in consideration for the issuance of capital stock of the Company equal to 12,000,000 shares of the Company’s common stock.  Pursuant to the LOI, Nuta will be capitalized with a minimum of $2,000,000 cash at closing and will have engaged management familiar with commercialization of intellectual property assets.

The LOI has certain binding and non-binding obligations, including the acquisition consideration which is not subject to adjustment. However, the transaction is subject to various conditions to closing, including satisfactory completion of due diligence, approval of the Company’s shareholders and definitive documentation.  Upon completion Nuta may seek to engage in commercialization activities related to the inventions that are the subject of the patents acquired, although there can be no assurance that such efforts would be successful.

There can be no assurance that the transactions contemplated by the LOI will be consummated.

Warrant Exchange Agreement

On March 6, 2013, the Company, and certain investors that participated in the November 2012 private placement transaction (“Investors”), entered into separate Warrant Exchange Agreements pursuant to which the Investors exchanged common stock purchase warrants acquired in the private placement transaction for shares of the Company’s Series C Convertible Preferred Stock.  Each share of Series C Convertible Preferred Stock is convertible into one (1) share of Common Stock at the option of the holder, subject to certain limitations on conversions that would result in the Investors acquiring more than 4.99%/9.99% of the outstanding voting stock of the Company.  The Series C Convertible Preferred Stock was established on March 5, 2013 by the filing in the State of Delaware of a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (“Certificate of Designation”).

Warrants were issued in November 2012 and were convertible for an aggregate of 483,657 shares of Common Stock.  The Warrants were exercisable through November 7, 2017 at an exercise price of $6.53 per share.

Pursuant to the Warrant Exchange Agreements, the Investors received in exchange for their warrants an aggregate of 229,337 shares of the Series C Convertible Preferred Stock, convertible into one share of Common Stock for each share of Series C Convertible Preferred Stock.  The number of shares of common stock underlying the Series C Convertible Preferred stock is the same number as would have been-issued upon a “cashless exercise” of the exchanged Warrants under the terms of the Warrants based on the one-day volume weighted average price of the Company’s Common Stock on February 28, 2013, which was $12.6439 per share, as reported by Bloomberg.  The Company has agreed to register the shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock on the same basis as the shares of Common Stock issued in the November 2012 private placement transaction.  Currently the Company is not obligated to file any registration statement for the Common Stock, or shares of Common Stock underlying the Warrants, until requested by a majority of the Investors.

Rights Agreement

Effective January 1, 2013, the Company and Equity Stock Transfer, LLC, as Rights Agent, entered into a Rights Agreement which continues through December 31, 2017.  The Rights Agreement provides each Stockholder of record a dividend distribution of one “right” for each outstanding share of Common Stock.  Rights become exercisable at the earlier of ten days following:  (1) a public announcement that an acquirer has purchased or has the right to acquire 10% or more of our Common Stock, or (2) the commencement of a tender offer which would result in an offeror beneficially owning 10% or more of our outstanding Common Stock.  All rights held by an acquirer or offeror expire on the announced acquisition date, and all rights expire at the close of business on December 31, 2017, subject to further extension.  Each right entitles a Stockholder to acquire, at a stated purchase price, 1/100 of a share of our preferred stock, which carries voting and dividend rights similar to one share of our Common Stock.  Alternatively, a right holder may elect to purchase for the stated price an equivalent number of shares of our Common Stock at a price per share equal to one-half of the average market price for a specified period.  In lieu of the stated purchase price, a right holder may elect to acquire one-half of the Common Stock available under the second option.  The purchase price of the preferred stock fractional amount is subject to adjustment for certain events as described in the Agreement.  At the discretion of a majority of the Board and within a specified time period, we may redeem all of the rights at a price of $0.001 per right.  The Board may also amend any provisions of the Agreement prior to exercise.

Retention Agreement

In January 2013, the Company entered into a Retention Agreement with Mr. Lodder which provides that (i) Mr. Lodder will remain with the Company as an executive officer through June 30, 2013 and receive compensation at the rate previously provided to him and (ii) the Company will pay Mr. Lodder a severance of $233,398 as had been provided under the terms of his Employment Agreement, which was terminated under the terms of his Retention Agreement.

SPHERIX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012
ASSETS	(Unaudited)
Current assets
Cash	$2,541,743	$4,498,237
Other receivables	-	3,425
Prepaid expneses and other assets	51,074	100,474
Assets of segment held for sale	-	104,265
Total current assets	2,592,817	4,706,401

Other assets
Property and equipment, net of accumulated depreciation of $332,395 and $308,386	-	24,009
Patent portfolio, net of accumulated amortization of $133,785 and $0	4,967,911	-
Deposit	29,505	25,625
Goodwill	1,711,883	-
Total assets	$9,302,116	$4,756,035

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$486,136	$425,774
Accrued salaries and benefits	48,505	280,263
Accrued patent costs	1,000,000	-
Liabilities of segment held for sale	2,551	25,040
Total current liabilities	1,537,192	731,077

Deferred rent	45,008	45,081
Warrant liabilities	39,923	3,125,393

Total liabilities	1,622,123	3,901,551

Commitments and contingencies

Stockholders' equity
Convertible preferred stock, $0.0001 par value, 5,000,000 shares authorized;
Series A: No shares issued and outstanding, at September 30, 2013 and December 31, 2012; liquidation preference $1,000 per share	-	-
Series B: 1 share issued and outstanding, at September 30, 2013 and December 31, 2012; liquidation preference $1,000 per share	-	-
Series C: 1 and no shares issued and outstanding, at September 30, 2013 and December 31, 2012; liquidation preference $0.0001 per share	-	-
Series D: 1,379,685 and no shares issued and outstanding, at September 30, 2013 and December 31, 2012; liquidation preference $0.0001 per share	138	-
Series E: No shares issued and outstanding, at September 30, 2013 and December 31, 2012; liquidation preference $0.0001 per share	-	-
Series F: No shares issued and outstanding, at September 30, 2013 and December 31, 2012; liquidation preference $0.0001 per share	-	-
Common stock, $0.0001 par value, 50,000,000 shares authorized; 2,430,305 and 814,114 shares issued at September 30, 2013 and December 31, 2012, respectively; 2,429,904 and 813,713 shares outstanding at September 30, 2013 and December 31, 2012, respectively	244	82
Additional paid in capital	57,239,275	36,630,406
Treasury stock at cost, 401 shares at September 30, 2013 and December 31, 2012, respectively	(464,786)	(464,786)
Accumulated deficit	(49,094,878)	(35,311,218)

Total stockholders' equity	7,679,993	854,484

Total liabilities and stockholders' equity	$9,302,116	$4,756,035

See accompanying notes to condensed consolidated financial statements

SPHERIX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30, 2013 (Unaudited)	For the Three Months Ended September 30, 2012 (Unaudited)	For the Nine Months Ended September 30, 2013 (Unaudited)	For the Nine Months Ended September 30, 2012 (Unaudited)
Revenues	$1,837	$16,710	$7,811	$16,710

Operating costs and expernses
Costs of revenues
Amortization of patents	133,785	-	133,785	-
Compensation and compensation related expenses (including stock based compensation)	6,392,503	-	7,129,025	-
Research and development expenses	9,648	107,817	9,648	617,469
Professional fees	2,139,977	-	2,867,945	-
Rent	60,433	-	132,475	-
Depreciation expense	2,519	-	24,009	-
Other selling, general and administrative expenses	579,740	542,538	884,858	1,765,721

Total operating expenses	9,318,605	650,355	11,181,745	2,383,190

Operating loss	(9,316,768)	(633,645)	(11,173,934)	(2,366,480)

Loss from operations
Interest income	202	830	739	2,774
Fair value adjustments for warrant liabilities	36,583	58,413	(2,610,465)	740,605

Loss from continuing operations before taxes	(9,279,983)	(574,402)	(13,783,660)	(1,623,101)
Income tax expense	-	-	-	-

Loss from continuing operations	(9,279,983)	(574,402)	(13,783,660)	(1,623,101)

Discontinued operations
Loss from discontinued operations before tax	-	(133,148)	-	(323,423)
Income tax expense	-	-	-	-
Loss from discontinued operations	-	(133,148)	-	(323,423)

Net loss	$(9,279,983)	$(707,550)	$(13,783,660)	$(1,946,524)

Net loss per share, basic and diluted
Continuing operations	$(6.93)	$(2.76)	$(14.43)	$(8.09)
Discontinued operations	$-	$(0.64)	$-	$(1.61)

Net loss per share, basic and diluted	$(6.93)	$(3.40)	$(14.43)	$(9.70)

Weighted average shares outstanding, basic and diluted	1,339,300	207,806	955,292	200,547

See accompanying notes to condensed consolidated financial statements

SPHERIX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended	For the Nine Months Ended
	September 30, 2013	September 30, 2012
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(13,783,660)	$(1,946,524)
Adjustments to reconcile net loss to net cash used in operating activities
Provision for doubtful accounts	-	(8,174)
Depreciation	24,009	50,936
Fair value adjustments for warrant liabilities	2,610,465	(740,605)
Stock based compensation	7,402,485	40,350
Amortization of patent portfolio	133,785	-
Changes in operating assets and liabilities:
Prepaid expenses and other assets	60,023	316,041
Accounts receivable	-	103,746
Other receivables	3,425	-
Accounts payable, accrued expenses and accrued salaries and benefits	(171,396)	(151,994)
Deferred payables	(73)	5,206

Net cash used in continuing operations	(3,720,937)	(2,331,018)
Net cash provided by discontinued operations	81,776	17,636
Net cash used in operating activities	(3,639,161)	(2,313,382)

Cash flows from investing activities
Cash acquired in acquisition of North South	2,684,363	-
Purchase of property and equipment	-	(1,599)
Purchase of patent portfolio	(2,001,696)	-

Net cash provided by (used in) investing activities	682,667	(1,599)

Cash flows from financing activities
Proceeds from issuance of note payable	500,000	-
Proceeds received from issuance of preferred stock	500,000	1,055,353
Reverse stock split fractional share payment	-	(1,685)

Net cash provided by financing activiites	1,000,000	1,053,668

Net decrease in cash	(1,956,494)	(1,261,313)
Cash at beginning of period	4,498,237	4,911,350
Cash at end of period	$2,541,743	$3,650,037

Supplemental disclosure of cash flow information
Interest paid	$-	$-
Income taxes paid	$-	$-

Supplemental disclosure of non cash activity
Issuance of Convertible Preferred Stock - Series C in connection with exchange of warrants	$5,695,935	$-
Conversion of Convertible Preferred Stock - Series C into common stock	$23	$-
Issuance of common stock in connection with cashless exercise of warrants	$1	$-
Issuance of common stock in connection with acquisition of patent portfolio	$1,000,000	$-
Accrued patent costs	$1,000,000	$-

Acquisition of North South Holdings:
Prepaid expenses	$(14,503)	$-
Patent portfolio	(1,100,000)	-
Goodwill	(1,711,883)	-
Common and preferred stock issued	5,510,749	-
Cash acquired in acquisition of North South	$2,684,363	$-

See accompanying notes to condensed consolidated financial statements

Notes to the Condensed Consolidated Financial Statements
(Unaudited)

1.         Business, Merger and Basis of Presentation

Business and Merger

Until the sale of Spherix Consulting, Inc. in December 2012, the Company’s principal segments of Spherix Incorporated (the “Company”) have been Biospherics, the biotechnology research and development business, and Spherix Consulting, the technical and regulatory consulting business.  On December 3, 2012, the Company sold all of the stock of Spherix Consulting, Inc.  Accordingly, the operations of Spherix Consulting, Inc. are reported in the accompanying condensed consolidated financial statements as discontinued operations.  We were formed in 1967 as a scientific research company and for much of our history pursued drug development including through Phase III clinical studies which were discontinued in 2012. The Company has shifted its focus during 2013 and is now an intellectual property company that owns patented and unpatented intellectual property.

On December 27, 2012, the Company formed a new wholly-owned subsidiary, Nuta Technology Corp., (“Nuta”), which is incorporated in the state of Virginia. On April 2, 2013, the Company entered into an Agreement and Plan of Merger, as amended (the "Merger Agreement") with its wholly owned subsidiary, Nuta, North South Holdings, Inc., a Delaware corporation ("North South"), the owner or assignee of certain patents, licenses and applications (the “North South Intellectual Property”), and the shareholders of North South (the "North South Shareholders"). On September 10, 2013 the transaction contemplated under the Merger Agreement was completed (the “Merger”). At closing, North South merged with and into Nuta with Nuta as the surviving corporation.  Nuta will continue its operations in the State of Virginia as the record owner of the North South’s intellectual property. Pursuant to the terms and conditions of the Merger, at the closing of the Merger, all of North South’s 5,213 issued and outstanding shares of common stock were converted into an aggregate of 1,203,153 shares of  the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and all of North South’s 491 issued and outstanding shares of Series A Preferred Stock and 107 issued and outstanding shares of Series B Preferred Stock were converted into an aggregate of 1,379,685 shares of the Company's Series D Convertible Preferred Stock, par value $0.0001 per share, which is convertible into shares of the Company’s common stock on a one-for-ten basis (collectively with the 1,203,153 common shares of the Company, the “Merger Consideration”).

The closing of the Merger was subject to customary closing conditions, including the receipt of a fairness opinion that the Merger Consideration is fair to stockholders and the Company from a financial point of view, based on, among other things, the North South Intellectual Property assets, and the approval of the Company’s shareholders holding a majority of the outstanding voting capital stock of the Company as of the record date (July 10, 2013) to issue the Merger Consideration pursuant to NASDAQ listing standards.

On July 24, 2013, the Company purchased a group of patents in the mobile communication sector (the “Purchased Patents”) from Rockstar Consortium US LP, a Delaware limited partnership (“Rockstar”) at a contractual price of $4,000,000.  In consideration for the Purchased Patents, the Company paid an aggregate $3,000,000 in consideration to Rockstar, which consisted of a $2,000,000 cash payment and 176,991 shares of common stock accepted by the seller in settlement of the $1,000,000 remaining balance of the Company’s common stock (176,991 shares at $5.65 per share).  The Shares are subject to a lock-up agreement, subject to certain leak-out provisions, which shall expire on the earlier of (i) six months from the issuance of the shares or (ii) the date that the Company’s Common Stock achieves a trading volume of at least 50,000 shares per day and a closing price of at least $15 per share for a period of five consecutive days.  The Company has filed a registration statement covering the resale of the shares issued to Rockstar with the Securities and Exchange Commission (the “SEC”) on September 5, 2013.  On the anniversary of one year and one day after the Company files its first complaint against a defendant with any one or more of the patents acquired in this transaction, the Company shall deliver $1,000,000 to Rockstar. The initial complaint was filed on August 30, 2013, and at that time the additional $1,000,000 was accrued and included in patent portfolio on the condensed consolidated balance sheet.

Rockstar will also be entitled to receive a percentage of future profits after recovery of patent monetization costs and an initial priority return on investment to the Company.

Basis of Presentation and Principles of Consolidation

    The accompanying condensed consolidated financial statements of the Company are unaudited and do not include all of the information and disclosures generally required for annual financial statements.  In the opinion of management, the statements contain all material adjustments (consisting of normal recurring accruals) necessary to present fairly the Company’s consolidated financial position as of September 30, 2013, the consolidated results of its operations for the three-and nine-month periods ended September 30, 2013 and 2012, and the consolidated results of its cash flows for the nine-month periods ended September 30, 2013 and 2012. This report should be read in conjunction with the Company’s Annual Report on Form 10-K, which does contain the complete information and disclosure, for the year ended December 31, 2012.

The accompanying condensed consolidated financial statements include the accounts of Spherix Incorporated and its wholly-owned subsidiaries, Biospherics Incorporated and Nuta Technology Corp.  Prior to the Merger with Nuta, North South formed two Delaware limited liability corporations on July 26, 2013, Guidance IP, LLC (“Guidance”) and Directional IP, LLC. (“Directional”). All significant intercompany balances and transactions have been eliminated in consolidation.

2.         Liquidity and Capital Resources

The Company continues to incur ongoing administrative and other expenses, including public company expenses, in excess of corresponding revenue.

The Company intends to finance its activities through:

•	managing current cash and cash equivalents on hand from our past equity offerings,
•	seeking additional funds raised through the sale of additional securities in the future,
•	increasing revenue from the monetization of its patent portfolios, license fees, and new business ventures.

The Company’s business will require significant amounts of capital to sustain operations and make the investments it needs to execute its longer term business plan. The Company’s working capital amounted to $1,055,625 and $3,975,324 at September 30, 2013 and December 31, 2012, respectively and, cash on hand amounted to $2,541,743 and $4,498,237, respectively.  Upon closing of the Merger on September 10, 2013, the North South cash balance (approximately $2,684,363) became available for the operations of the Company.

    The Company in November of 2013 sold an aggregate of 304,250 shares of its newly designated Series F Preferred Stock and 48,438 shares of common stock to five accredited investors for gross proceeds to the Company of $2,235,000 pursuant to subscription agreements. The effective purchase price per share of Common Stock and 156,250 of the Series F Preferred Stock was $6.40 for $1,310,000 of such investment and 148,000 shares of Series F Convertible Preferred Stock will be used to further the operations of the Company (Series F Convertile Preferred Stock - see Note 8, Subsequent Events).

Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical.  The Company may be forced to litigate against others to enforce or defend its intellectual property rights or to determine the validity and scope of other parties’ proprietary rights. The defendants or other third parties involved in the lawsuits in which the Company is involved may allege defenses and/or file counterclaims or initiate inter parties reviews in an effort to avoid or limit liability and damages for patent infringement or cause the Company to incur additional costs as a strategy. If such efforts are successful, they may have an impact on the value of the patents and preclude the Company from deriving revenue from the patents. The patents could be declared invalid by a court or the US Patent and Trademark Office, in whole or in part, or the costs of the Company can increase.

As a result, a negative outcome of any such litigation, or one or more claims contained within any such litigation, could materially and adversely impact the Company’s business. Additionally, the Company anticipates that legal fees which are not included in contingency fee arrangements, experts and other expenses will be material and could have an adverse effect on its financial condition and results of operations if its efforts to monetize these patents are unsuccessful.

 In addition, the costs of enforcing the Company’s patent rights may exceed its recoveries from such enforcement activities. Accordingly, in order for the Company to generate a profit from its patent enforcement and monetization activities, the revenues from such enforcement and monetization activities must be high enough to offset both the cash outlays and the contingent fees payable from such revenues, including any profit sharing arrangements with inventors or prior owners of the patents. The Company’s failure to monetize its patent assets or the occurrence of unforeseen circumstances that could have a negative impact on the Company’s liquidity could significantly harm its business.

Should the Company be unsuccessful in its efforts to execute its business plan, it could become necessary for the Company to reduce expenses, curtail its operation or explore various alternative business opportunities or possibly suspend or discontinue its business activities.

3.         Summary of Significant Accounting Policies

Use of Estimates

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).  This requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the period.  The Company’s significant estimates and assumptions include the recoverability and useful lives of long-lived assets, stock-based compensation, valuation of warrants, the valuation of assets acquired and common and preferred stock issued in the acquisition of North South and the valuation allowance related to the Company’s deferred tax assets.  Certain of the Company’s estimates, including the carrying amount of the intangible assets, could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and could cause actual results to differ from those estimates and assumptions.

Concentration of Cash

The Company maintains cash balances at two financial institutions.  Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000.  At September 30, 2013, the Company’s cash and cash equivalents in excess of the FDIC limits were $1,932,739.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks.

Accounts Receivable

Credit is extended to customers based on an evaluation of a customer’s financial condition and, in general, collateral is not required.  Management regularly reviews accounts receivable for uncollectible and potentially uncollectible accounts, and when necessary establishes an allowance for doubtful accounts.  Balances that are outstanding after management has used reasonable collection efforts are written-off through a reduction in the allowance for doubtful accounts and a credit to accounts receivable.

Fair Value of Financial Instruments

Financial instruments, including cash and cash equivalents, accounts and other receivables, accounts payable and accrued liabilities are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments. The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

The Company uses three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities
Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable
Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

Revenue Recognition

The Company currently derives its revenues from past production payments. Past production payment revenues are royalty payments for the use of the Company’s intellectual property and where payments are made as part of a settlement of a patent infringement dispute. Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable, and (iv) the collectability is reasonably assured. Based on the criteria enumerated in Accounting Standards Codification (“ASC”) 605, the Company records its revenues and costs associated with its patent enforcement activities gross on the consolidated statement of operations.

Cost of Revenues

Cost of revenues include the costs and expenses incurred in connection with the Company’s patent enforcement activities, including inventor royalties paid to original patent owners, contingent legal fees paid to external patent counsel, other patent-related legal expenses paid to external patent counsel, licensing and enforcement related research, consulting and other expenses paid to third parties and the amortization of patent-related acquisition costs.

Inventor Royalties and Contingent Legal Expenses

Inventor royalties are expensed in the period that the related revenues are recognized. In certain instances, pursuant to the terms of the underlying inventor agreements, costs paid by the Company to acquire patents are recoverable from future net revenues. Patent acquisition costs that are recoverable from future net revenues are amortized over the estimated economic useful life of the related patents, or as the prepaid royalties are earned by the inventor, as appropriate, and the related expense is included in amortization expense.

Contingent legal fees are expensed in the period that the related revenues are recognized. In instances where there are no recoveries from potential infringers, no contingent legal fees are paid; however, the Company may be liable for certain out of pocket legal costs incurred pursuant to the underlying legal services agreement. Legal fees advanced by contingent law firms that are required to be paid in the event that no license recoveries are obtained are expensed as incurred.

Intangible Assets – Patent Portfolios

Intangible assets include the Company’s patent portfolios with original estimated useful lives ranging from 6 months to 12 years. The Company amortizes the cost of the intangible assets over their estimated useful lives on a straight line basis.  Costs incurred to acquire patents, including legal costs, are also capitalized as long-lived assets and amortized on a straight-line basis with the associated patent. As disclosed in Note 1, the Company acquired certain patent portfolios in the third quarter of 2013. The weighted average remaining amortization period of the Company’s patents is approximately 8.5 years. Future amortization of all patents is as follows:

For the Years Ending December 31		Harris Patent Portfolio	CompuFill Patent Portfolio	Rockstar Patent Portfolio	Other Costs	Total Amortization
2013	*	$11,765	$10,294	$247,001	$10,344	$279,404
2014		47,059	41,176	795,348	41,376	924,959
2015		47,059	41,176	672,310	41,376	801,921
2016		47,059	41,176	672,310	41,376	801,921
2017		47,059	41,176	433,918	41,376	563,529
Thereafter		196,077	171,571	1,056,112	172,417	1,596,177
Total		$396,078	$346,569	$3,876,999	$348,265	$4,967,911

*  Represents three months remaining for 2013

    Amortization of the intangible assets for the three and nine months ended September 30, 2013 was $133,785. There was no amortization prior to July 24, 2013 as the first assets were placed into service on July 24, 2013.

Impairment of Long-lived Assets

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The Company has not identified any such impairment losses.

Reclassifications

The Company has reclassified certain amounts from its previously reported consolidated financial statements for comparative purposes to conform to the fiscal 2013 presentation. These reclassifications had no impact on the Company’s previously reported consolidated operations or cash flows.

Goodwill

    Under ASC No. 350, “Intangibles—Goodwill and Other” (“ASC 350”), goodwill and indefinite lived intangible assets are not amortized but are reviewed annually for impairment, or more frequently, if impairment indicators arise.

    Goodwill impairment is tested at least annually or when factors indicate potential impairment using a two-step process that begins with an estimation of the fair value of each reporting unit. Step 1 is a screen for potential impairment pursuant to which the estimated fair value of each reporting unit is compared to its carrying value.

    The Company estimates the fair values of each reporting unit by a combination of (i) estimation of the discounted cash flows of each of the reporting units based on projected earnings in the future (the income approach) and (ii) a comparative analysis of revenue and margins multiples of public companies in similar markets (the market approach). If there is a deficiency (the estimated fair value of a reporting unit is less than its carrying value), a Step 2 test is required.

Income Taxes

The Company adopted the provisions of ASC 740-10, which prescribes a recognition threshold and measurement process for financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements as of September 30, 2013. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date.

The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the statements of operations.

Net Loss Per Share

Basic earnings and loss per share are computed by dividing the net income or loss applicable to common shares by the weighted average number of common shares outstanding during the period.  Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period.  Potential common shares consist of the incremental common shares issuable upon the exercise of stock options (using the treasury stock method) and the conversion of the Company’s convertible preferred stock and warrants (using the if-converted method).  Diluted loss per share excludes the shares issuable upon the conversion of preferred stock and the exercise of stock options and warrants from the calculation of net loss per share if their effect would be antidilutive.

    Securities that could potentially dilute earnings per share in the future that were not included in the computation of diluted loss per share at September 30, 2013 and 2012 are as follows:

	September 30, 2013	September 30, 2012
Convertible preferred stock	13,796,852	4
Warrants to purchase common stock	66,062	67,637
Non-vested restricted stock awards	250	-
Options to purchase common stock	2,012,163	2,425
Total	15,875,327	70,066

Stock-based Compensation

The Company accounts for share-based payment awards exchanged for employee services at the estimated grant date fair value of the award.  Stock options issued under the Company’s long-term incentive plans are granted with an exercise price equal to no less than the market price of the Company’s stock at the date of grant and expire up to ten years from the date of grant.  These options generally vest over a four- to ten-year period.

The fair value of stock options granted was determined on the grant date using assumptions for risk free interest rate, the expected term, expected volatility, and expected dividend yield.  The risk free interest rate is based on U.S. Treasury zero-coupon yield curve over the expected term of the option.  The expected term assumption is determined using the weighted average midpoint between vest and expiration for all individuals within the grant.  The expected volatility assumption is based on the standard deviation of the Company’s underlying stock price’s daily logarithmic returns.

The Company’s model includes a zero dividend yield assumption, as the Company has not historically paid nor does it anticipate paying dividends on its common stock.  The Company’s model does not include a discount for post-vesting restrictions, as the Company has not issued awards with such restrictions.

The periodic expense is then determined based on the valuation of the options, and at that time an estimated forfeiture rate is used to reduce the expense recorded.  The Company’s estimate of pre-vesting forfeitures is primarily based on the Company’s historical experience and is adjusted to reflect actual forfeitures as the options vest.

Segment Reporting

The Company follows the provisions of ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”. This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions. As of September 30, 2013 and for the nine months ended September 30, 2013, the Company operates in two segments. The segments are as follows: biotechnology and patent monetization. The Company’s biotechnology segment is minimal in 2013 and represented 100% of the Company in 2012. Since the acquisition of the Rockstar patent portfolio and merger with North South, the Company is primarily a patent monetization company and a majority of the Company’s operations and assets are in the patent monetization segment.

The method for determining what information to report is based on the way management organizes the operating segments within the Company for making operating decisions and assessing financial performance. The Company’s chief operating decision-maker is considered to be the Company’s chief executive officer.

Recently Issued Accounting Pronouncements

    The Financial Accounting Standards Board (“FASB”) has issued Accounting Standards Update (“ASU”) No. 2013-11, "Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists" (a consensus of the FASB Emerging Issues Task Force). The amendments in this ASU state that an unrecognized tax benefit , or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013.

For nonpublic entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The adoption of this standard is not expected to have a material impact on the Company’s condensed consolidated financial position and results of operations.

4.         Acquisition of North South

    As disclosed in Note 1, on September 10, 2013, the Company completed its acquisition of North South.  The Company acquired North South to expand its patent portfolio and continue its business plan of the monetization of its intellectual property.  The Company accounted for its acquisition of North South using the acquisition method of accounting. Accordingly, the results of operations for the three and nine months ended September 30, 2013, include operations of the acquired business since September 10, 2013.

    The fair value of the purchase consideration issued to the sellers of North South was allocated to fair value of the net tangible assets acquired, with the resulting excess allocated to separately identifiable intangibles, and the remainder recorded as goodwill.  Goodwill recognized from the transactions mainly represented the expected operational synergies upon acquisition of the subsidiary and intangibles not qualifying for separate recognition. Goodwill is nondeductible for income tax purposes in the tax jurisdiction of the acquired business.

    The purchase price was allocated as follows:

Purchase Consideration:
Value of common stock and convertible preferred stock issued to sellers	$5,510,749

Tangible assets acquired:
Cash	2,684,363
Prepaid expenses	14,503
Net tangible assets acquired	2,698,866

Purchase consideration in excess of fair value of net tangible assets	2,811,883

Allocated to:
Patent portfolios	1,100,000
Goodwill	1,711,883
$-

    The purchase price allocation was based, in part, on management’s knowledge of North South’s business and the results of a third party appraisal commissioned by management.

    The following table presents the unaudited pro-forma financial results, as if the acquisition of North South had been completed as of January 1, 2012.

	For the nine months ended September 30, 2013	For the nine months ended September 30, 2012	For the three months ended September 30, 2013	For the three months ended September 30, 2012

Revenues	$101,811	$16,710	$95,837	$16,710
Net loss	$(14,214,571)	$(1,720,160)	$(9,421,574)	$(606,755)
Loss per share- basic and diluted	$(6.84)	$(1.23)	$(4.08)	$(0.43)

    The unaudited pro-forma results of operations are presented for information purposes only. The unaudited pro-forma results of operations are not intended to present actual results that would have been attained had the acquisition been completed as of January 1, 2012 or to project potential operating results as of any future date or for any future periods.

    On August 6, 2013, the Company sold a promissory note in the principal amount of $500,000 to North South Holdings, Inc. pursuant to the terms of a Note Purchase Agreement with gross proceeds to the Company of $500,000.  The Note accrues interest at the rate of 0.25% per annum and is due and payable twenty-four months from the date of issuance, subject to acceleration in the event of default and may be prepaid in whole or in part without penalty or premium.  The note has been eliminated in consolidation.

5.         Stockholders’ Equity

   Preferred Stock

    The Company has authorized the issuance of 5,000,000 shares of convertible preferred stock and has certificates of designation of five separate series as summarized below as of September 30, 2013.

Preferred Stock	Number of Shares Issued	Par Value	Conversion to Common Stock
Series “A" (1)	0	$.0001	N/A
Series “B" (2)	1	$.0001	1:1
Series “C" (3)	1	$.0001	1:1
Series “D” (4)	1,379,685	$.0001	10:1
Series “E” (5)	0	$.0001	1:1

(1)	See Rights Agreement below.

(2)	1 share was issued October 12, 2010 and remains issued and outstanding. Liquidation preference is $1,000 per share.

(3)	See Warrant Exchange Agreement below.

(4)	The Company on September 10, 2013, issued 1,379,685 shares of Series D convertible preferred stock in exchange for all the Series A and Series B Preferred shares of North South. See Note 1.

(5)
There were 100,000 shares were issued on June 25, 2013 in consideration for $500,000 to North South pursuant to a private placement. See Series E Convertible Preferred Stock below. The shares were retired on September 30, 2013.

Warrant Exchange Agreement

On March 6, 2013, the Company, and certain investors that participated in the November 2012 private placement transaction (“Investors”), entered into separate Warrant Exchange Agreements pursuant to which certain of the Investors exchanged common stock purchase warrants acquired in the private placement for shares of the Company’s newly designated Series C Convertible Preferred Stock.  Each share of Series C Convertible Preferred Stock is convertible into one (1) share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at the option of the holder, subject to certain limitations on conversions that would result in the Investors acquiring more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice, 9.99%) of the outstanding voting stock of the Company.  The Series C Convertible Preferred Stock was established on March 5, 2013 by the filing in the State of Delaware of a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (“Certificate of Designation”). The liquidation preference of the Series C Convertible Preferred Stock is $0.0001 per share.

Pursuant to the Warrant Exchange Agreements, certain Investors received in exchange for their warrants an aggregate of 229,337 shares of the Series C Convertible Preferred Stock, each convertible into one share of Common Stock.  The number of shares of Common Stock underlying the Series C Convertible Preferred Stock is the same number as would have been-issued upon a “cashless exercise” of the exchanged warrants under the terms of the warrants based on the one-day volume weighted average price of the Company’s Common Stock on February 28, 2013, which was $12.6439 per share, as reported by Bloomberg.

The Company agreed to register the shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock on the same basis as the shares of Common Stock issued in the November 2012 private placement transaction which registration obligation was subsequently waived by a majority of the Investors.  As of September 30, 2013, investors converted 229,336 shares of the Series C Convertible Preferred Stock into 229,336 shares of common stock.

Rights Agreement

On January 24, 2013, effective as of January 1, 2013, the Company and Equity Stock Transfer, LLC, as Rights Agent, entered into a Rights Agreement which continues through December 31, 2017.  The Rights Agreement provides each Stockholder of record a dividend distribution of one “right” for each outstanding share of Common Stock.  Rights become exercisable at the earlier of ten days following:  (1) a public announcement that an acquirer has purchased or has the right to acquire 10% or more of our Common Stock, or (2) the commencement of a tender offer which would result in an offeror beneficially owning 10% or more of our outstanding Common Stock.

All rights held by an acquirer or offeror expire on the announced acquisition date, and all rights expire at the close of business on December 31, 2017, subject to further extension.  Each right entitles a Stockholder to acquire, for a price of $7.46, 1/100 of a share of our Convertible Series A Preferred Stock, which carries voting and dividend rights similar to one share of our Common Stock.  Alternatively, a right holder may elect to purchase for the stated price an equivalent number of shares of our Common Stock at a price per share equal to one-half of the average market price for a specified period.  In lieu of the stated purchase price, a right holder may elect to acquire one-half of the Common Stock available under the second option.

The purchase price of the preferred stock fractional amount is subject to adjustment for certain events as described in the Agreement.  At the discretion of a majority of the Board and within a specified time period, we may redeem all of the rights at a price of $0.001 per right.  The Board may also amend any provisions of the Agreement prior to exercise.

Series E Convertible Preferred Stock

    On June 25, 2013, the Company sold 100,000 shares of its newly designated Series E Convertible Preferred Stock (the “Series E Preferred Stock”) to North South for a purchase price of $5.00 per share with gross proceeds to the Company of $500,000 pursuant to a subscription agreement.  These securities were sold pursuant to an exemption from registration under Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of the securities laws. Each share of Series E Preferred Stock is convertible, at the option of the holder at any time, into one (1) share of the Company’s Common Stock and has a stated value of $0.0001.  Such conversion ratio is subject to adjustment in the case of stock splits, stock dividends, combination of shares and similar recapitalization transactions.

    North South is prohibited from effecting the conversion of the Series E Preferred Stock to the extent that, as a result of such conversion, the holder will beneficially own more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice, 9.99%) in the aggregate of the issued and outstanding shares of the Company’s Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series E Preferred Stock.  These 100,000 shares of Series E Convertible Preferred Stock were acquired by the Company in connection with the North South Merger, and thereafter retired and were not outstanding as of September 30, 2013.

   Common Stock

The Company has 50,000,000 shares authorized as of September 30, 2013 with a par value of $0.0001 per share.

During the nine months ended September 30, 2013, the Company issued the following shares of common stock:

•	229,336 shares of common stock issued upon conversion of 229,336 shares of Series C Convertible Preferred Stock originally issued in connection with the warrant exchange agreement described above;

•	176,991 shares of common stock issued in connection with the acquisition of intellectual property in the Rockstar patent portfolio acquisition (see Note 1);

•	6,711 shares of common stock issued upon the cashless exercise of 9,391 warrants; and

•	1,203,153 shares of common stock issued in connection with the acquisition of North South. These shares were issued in exchange for the 5,213 shares of common stock of North South.

The Company’s additional paid in capital increased $20,608,869 in the nine months ended September 30, 2013. Included in this increase is stock based compensation of $7,402,485, increase for the acquisition of North South of $5,510,491, an increase due to the issuance of common shares in the Rockstar patent purchase of $999,982  and an increase due to the conversion of warrants to Series C Convertible Preferred Stock of $5,695,512.

   Stock Options

2013 Plan

In April 2013, the Company’s board of directors adopted the Spherix Incorporated 2013 Equity Incentive Plan (the “2013 Plan”), an omnibus equity incentive plan pursuant to which the Company may grant equity and cash and equity-linked awards to certain management, directors, consultants and others.  The plan was approved by the Company’s shareholders in August 2013.

The 2013 Plan authorized approximately 15% of our fully-diluted Common Stock at the time approved (not to exceed 2,800,000 shares) be reserved for issuance under the Plan, after giving effect to the shares of our capital stock issuable under the Merger.  On April 4, 2013, the Company issued 2,005,500 option shares to executives of the Company and certain outside consultants under the 2013 Plan.  The total fair value of the options on the date of grant was approximately $15,865,270 under the Black-Scholes and other lattice models of valuing options.

On April 4, 2013, the Company, with the approval of the board of directors, granted the following stock options to various employees, directors and consultants at a contractual price of $7.08 per share, which was equal to the fair market value of the Company’s common stock on the date that the terms of those awards were agreed to by the Company and optionees.

Awards with service conditions only were granted as follows:

●
750,000 stock options to our former interim Chief Executive Officer which vest in four equal installments of 187,500 options each on October 4, 2013, April 4, 2014, October 4, 2014 and April 4, 2015, subject to a time based service condition only;

●
250,000 stock options to the former Chief Executive Officer of North South, who became the Company’s Chief Executive Officer upon the completion of the acquisition of North South on September 10, 2013, which vest in four equal installments of 62,500 options each on October 4, 2013, April 4, 2014, October 4, 2014 and April 4, 2015, subject to a time based service condition only;

●	An aggregate of 225,000 options to three directors that fully vested on October 4, 2013, subject to each of these directors’ continued service to the Company through that date; and
●	An aggregate of 30,500 options to two consultants and one employee that fully vested on August 16, 2013 upon shareholder approval of the plan.

    Awards with combined market and service conditions were granted as follows:

●
250,000 stock options to our former interim Chief Executive Officer for which (i) the exercisability of the options is subject to the volume weighted average price of the Company’s stock attaining at least $12 per share for at least 30 days during any consecutive 90 day period through December 31, 2014, and (ii) the continued employment/directorship of the interim Chief Executive Officer over a period of time that permits vesting at the rate of 62,500 options each on October 4, 2013, April 4, 2014, October 4, 2014 and April 4, 2015, subject to a time based service condition only; and

●
500,000 stock options to the former Chief Executive Officer of North South, who became the Company’s Chief Executive Officer upon the completion of the acquisition of North South on September 10, 2013 for which (i) (i) the exercisability of the options is subject to the volume weighted average price of the Company’s stock attaining at least $12 per share for at least 30 days during any consecutive 90 day period through December 31, 2014, and (ii) achieving performance conditions as follows:

o	100,000 options subject to the delivery of a business plan acceptable to the board of directors of the Company by no later than June 30, 2013;
o	70,000 options subject to the closing of a financing transaction as set forth in the business plan;
o	70,000 options for two successful patent monetizations;
o	70,000 options upon the completion of an additional purchase of a patent portfolio;
o	70,000 options upon the initiation of litigation upon at least four defendants in infringement cases;
o	70,000 options upon the presentation of at least two additional monetization opportunities acceptable to the board of directors; and
o	50,000 options for attending at least 20 investor relations meetings.

The 2013 stock option plan was approved by the Company’s stockholders on August 16, 2013, which resulted in the ratification of the awards approved by the Company’s board of directors on April 4, 2013.

The fair value of the stock options issued with service conditions only was calculated on the date that the final approval by the stockholders was obtained using the Black-Scholes option pricing model with the following assumptions: contractual exercise price $7.08 per share; fair value of the Company’s common stock of $12.80 per share; risk free interest rates ranging from 0.36% to 2.84%; dividend yield of 0%; expected terms ranging from 2 to 10 years; and a volatility rate of 78.9%. The fair value of the Company’s common stock was based upon the publicly quoted price on the date that the final approval of the awards was obtained. The Company does not expect to pay dividends in the foreseeable future so therefore the dividend yield is 0%. The expected term was calculated using the plain vanilla method, which is approximately to the term that Management believes represents a good approximation of the period of time that each class of optionee would likely hold these awards until exercising them. The Company obtained the risk free interest rate from publicly available data published by the Federal Reserve. The volatility rate was computed based on a comparison of average volatility rates of similar companies.

Compensation expense recognized for the above noted awards amounted to $4,716,070 for the three and nine month periods ended September 30, 2013. Unamortized compensation cost for these awards amounted to $7,474,200 and will be amortized over a remaining contractual term of 2 years.

The fair value of the stock options issued with combined market and service conditions only was calculated on the date that the final approval by the stockholders was obtained using the same assumptions as the awards that contain service conditions only; however, the fair value was adjusted for the risk associated with attaining the volume weighted average pricing target that must be met in order for the award to become exercisable. The Company determined that the unit fair value of each award amounted to $4.90 based on a 70% probability of attaining the aforementioned price target, which was determined using a Monte Carlo Simulation of the probability of attaining the target.

The aggregate fair value of the 250,000 stock options that features the combined market and service condition amounted to $1,225,000 on the date of grant. The fair value of these awards is being amortized over an explicit service period in which the award vests at the rate of 62,500 options each on October 4, 2013, April 4, 2014, October 4, 2014 and April 4, 2015 as noted above. Compensation expense recognized for this award amounted to $306,250 for the three and nine month periods ended September 30, 2013. Unamortized compensation cost for this award amounts to $918,750 and will be amortized over the remaining explicit service of 2 years.

The aggregate fair value of the 500,000 stock options that features the combined market and performance condition amounted to $2,450,000 on the date of grant. The recipient of these awards attained the required conditions with respect to 240,000 of these options as of the date stockholder approval was obtained. Accordingly, the Company recorded compensation cost in the amount of $1,176,000 for the three and nine month periods ended September 30, 2013. Company Management believes that it is highly probable that the recipient of this grant will attain the conditions necessary to vest 190,000 of the stock options over a derived service period that will end no later than December 31, 2013, and the remaining 70,000 stock options over a derived service period that will end no later than March 31, 2014. Compensation expense relating to these components of the awards amounted to $379,535 for the three and nine month periods ended September 30, 2013. Unamortized compensation cost for these awards amounts to $894,465 and will be amortized over the remaining explicit service of 2 years.

    A summary of option activity under the Company’s employee stock option plan for the nine months ended September 30, 2013, is presented below:
Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2012	7,163	$22.34	4.4
Granted	2,005,500	$7.08	9.5
Exercised	-	$-
Expired or forfeited	(500)	$(25.00)
Outstanding at September 30, 2013	2,012,163	$7.13	9.5	$1,724,730
Options exercisable at September 30, 2013	36,663	$7.43	9.5	$25,800

The Company established the 2014 Equity Incentive Plan on September 27, 2013. This has been submitted for shareholder approval authorizing the issuance of up to 1,400,000 shares of Common Stock as incentive compensation. The Company’s Annual Meeting of Shareholders is presently scheduled for December 10, 2013 at which time the shareholders will be asked to approve this plan.

Restricted Stock Awards

A restricted stock award entitles the recipient to receive shares of unrestricted common stock upon vesting of the award and expiration of the restrictions.  The fair value of each restricted stock award is determined upon granting of the shares and the related compensation expense is recognized ratably over the vesting period and charged to the operations as non-cash compensation expense.  Shares contained in the unvested portion of restricted stock awards are forfeited upon termination of employment, unless otherwise agreed.  The fair value of restricted stock issued under the Plan is determined based on the closing price of the Company’s common stock on the grant date.

A summary of the restricted stock award activity for the nine months ended September 30, 2013 is as follows:

	Number of Units	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2013	122,500	$6.83
Granted	-
Vested	(120,250)	($6.80)
Forfeited	(2,000)	($6.83)
Nonvested at September 30, 2013	250	$6.83

    The Company incurred $822,485 and $0 in compensation expense during the nine months ended September 30, 2013 and 2012, respectively, related to the restricted stock awards previously granted.

    At September 30, 2013, unrecognized compensation expense associated with the restricted stock awards was $683, which will be amortized over approximately one-half of a year.

At the end of December 2012, the Company entered into a Consulting Agreement with an entity wholly-owned by Mr. Harvey Kesner, a member of the board of directors and our former Interim Chief Executive Officer, pursuant to which the entity was issued 120,000 shares of common stock in exchange for its services with a grant date value of $816,000.

 The shares will vest if prior to December 31, 2017, the Company; (i) closes a Qualified Transaction (as defined within the agreement); (ii) closes a private or public financing of at least $7.5 million; or (iii) otherwise undergoes a change in control.  In such an event, the affiliate shall also be entitled to a one-time payment of $250,000.  Expense is recognized upon satisfaction of the above contingencies.  The consummation of the Merger qualified as a Qualified Transaction and was approved by the shareholders, thereby causing the shares to vest on September 10, 2013.

The following table provides a summary of stock based compensation expense for all awards during the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Stock Options with:
Service conditions only	$4,716,070	$-	$4,718,214	$40,000
Combined market and service conditions	306,250	-	306,250	-
Combined market and performance conditions	1,555,535	-	1,555,535	-
Restrcited stock	816,000	-	822,486	-

	$7,393,855	$-	$7,402,485	$40,000

6.         Fair Value Measurement

Fair Value of Financial Assets and Liabilities

Financial liabilities measured at fair value on a recurring basis are summarized below:

	Fair value measurements at September 30, 2013 using
	September 30, 2013	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
Fair value of warrant liabilities	$39,923	–	–	$39,923

	Fair value measurements at December 31, 2012 using
	December 31, 2012	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
Fair value of warrant liabilities	$3,125,393	–	–	$3,125,393

    Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the derivative liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s accounting and finance department, who report to the Principal Accounting Officer, determine its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s accounting and finance department and are approved by the Principal Accounting Officer.

Level 3 Valuation Techniques

Level 3 financial liabilities consist of the warrant liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The Company uses the Black-Scholes option valuation model to value Level 3 financial liabilities at inception and on subsequent valuation dates. This model incorporates transaction details such as the Company’s stock price, contractual terms, maturity, risk free rates, as well as volatility.

A significant decrease in the volatility or a significant decrease in the Company’s stock price, in isolation, would result in a significantly lower fair value measurement. Changes in the values of the warrant liabilities are recorded in “Fair value adjustments for warrant liabilities” in the Company’s condensed consolidated statements of operations.

As of September 30, 2013, there were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

Liabilities resulting from the Warrants issued in connection with the Company’s financing were valued using the Black-Scholes option valuation model and the following assumptions on the following:
	September 30,	December 31,
	2013	2012
Warrants:
Risk-free interest rate	0.04% - 1.42%	0.16% - 0.72%
Expected volatility	55.12%-72.94%	91.79% - 146.03%
Expected life (in years)	0.1-3.3	0.8 - 4.9
Expected dividend yield	-	-
Number of warrants	66,062	550,664
Fair value	$39,923	$3,125,393

The risk-free interest rate was based on rates established by the Federal Reserve. The expected volatility in the Black-Scholes model is based on the standard deviation of the Company’s underlying stock price's daily logarithmic returns. The expected life of the warrants was determined by the expiration date of the warrants. The expected dividend yield was based upon the fact that the Company has not historically paid dividends on its common stock, and does not expect to pay dividends on its common stock in the future.

The fair value of these warrant liabilities was $3,125,393 at December 31, 2012. The net change in fair value during the nine months ended September 30, 2013 was $3,085,470, of which $2,610,465 is reported in our condensed consolidated statement of operations as fair value adjustments for warrant liabilities and $5,695,935 as a reclassification of the fair value of the warrant liabilities to stockholders’ equity in connection with the March 2013 exchange of 475,211 Series B Warrants for 229,337 shares of Series C Convertible Preferred Stock (see note 5 “Stockholders’ Equity”).  The fair value of the warrant liabilities is re-measured at the end of every reporting period and upon the exercise and/or modification of warrants.  The change in fair value is reported in the condensed consolidated statement of operations as fair value adjustments for warrant liabilities.

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities that are measured at fair value on a recurring basis for the nine months ended September 30:

	2013	2012
Beginning balance	$3,125,393	$916,621
Issuance of new warrants	-	214,288
Fair value adjustments for
warrant liabilities	2,610,465	(740,605)
Reclassification to
stockholders’ equity	(5,695,935)	-
Ending balance	$39,923	$390,304

7.         Commitments and Contingencies

Leases

         The Company has commitments under an operating lease through March 31, 2018 relating to its administrative office in Bethesda, Maryland.   In addition, the Company entered into a lease agreement in February 2013 to lease 837 square feet of office space in Tysons Corner, Virginia.  The Virginia lease runs from March 1, 2013 through August 31, 2014.

    Future minimum rental payments required as of September 30, 2013, remaining under the non-cancelable leases are as follows:

Operating
Year Ending December 31,	Leases

2013	$44,819
2014	176,014
2015	165,427
2016	170,390
2017	175,502
2018	44,197
$776,349

The Bethesda, Maryland office lease contains step rent provisions, capital improvement funding, or other tenant allowances.  The Tysons Corner, Virginia office lease contains step rent provision.  Minimum rental payments including allowances on the leases are recognized on a straight-line basis over the term of the leases.  The Company incurred net operating lease rental expenses of approximately $132,475 and $121,630 for the nine months ended September 30, 2013 and 2012, respectively. The Company has commenced a lawsuit against the landlord of the Bethesda, Maryland office claiming that the assignment of the lease to the purchaser of the Spherix Consulting business was permitted under the lease and seeking termination of the lease as a result of the landlord’s failure to consent to such assignment.  The Bethesda, Maryland office is currently being offered for sublease at current market rents that are significantly lower than the fixed lease cost of such facility.

Employment Agreement

The Company entered into an employment agreement (“Employment Agreement”) with Anthony Hayes on September 10, 2013, for a period of two years. The Employment Agreement shall automatically be extended for additional one-year terms unless either party gives written notice of non-renewal to the other party no later than six months prior to the expiration of the term.

Pursuant to the Employment Agreement, the Company is obligated to pay a base salary of $350,000 per annum, with bonus potential of 100% of the base salary. In addition, the Company paid a $100,000 signing bonus upon the execution of the Employment Agreement.

Litigation

During September 2013, the Company filed a lawsuit on its cordless handset patents acquired from Rockstar against Uniden Corporation (“Uniden”), for patent infringement in the Northern District of Texas. The patents at issue in the litigation were acquired in the Rockstar portfolio in July 2013, as successor to Nortel Networks (“Nortel”). The lawsuit asserts that from 2007 to present, Uniden’s cordless phones infringed one or more claims of one or more of the Company’s patents. Management is unable to predict an outcome in this matter at this time.

During September, 2013, the Company also filed a lawsuit against VTech Communications, Inc. (“VTech”) in the Northern District of Texas. The patents at issue in the litigation were acquired in the Rockstar portfolio in July 2013, as successor to Nortel. The lawsuit asserts that many cordless telephones manufactured by VTech, dating to 1993 infringed on one or more claims of the Company’s patents. Management is unable to predict an outcome in this matter at this time.

On August 1, 2013, the Company’s subsidiary Guidance filed a complaint against T-Mobile USA, Inc. ("T-Mobile") in the Middle District of Florida. The patents at issue in the litigation were acquired from North South and constitute patents,  acquired from Harris Corporation. The lawsuit asserts T-Mobile infringes United States Patent No. 5,719,584 entitled “System and Method for Determining the Geolocation of a Transmitter” in the geolocation of cell phones on the T-Mobile cell phone network.

8.         Subsequent Events

The Company evaluated all events or transactions after September 30, 2013 through the date the condensed consolidated financial statements were issued.

On October 7, 2013, the Company received notice of a complaint filed in the Circuit Court of Montgomery County, Maryland in the matter of LegalLink Inc. vs. Spherix Incorporated. LegalLink, Inc., a Merrill Communications Company alleges that the Company failed to honor their contract regarding services provided by LegalLink, Inc. LegalLink, Inc. alleges that the Company owes them $47,309 for services rendered to the Company, that have gone unpaid. The Company’s legal counsel is reviewing this lawsuit and is assessing the likelihood of an unfavorable outcome at this time. As of September 30, 2013, the past due balance of $47,409 has been included in accounts payable and accrued expenses on the condensed consolidated financial statements.

On October 11, 2013, the Company appointed Michael Pollack as its interim Chief Financial Officer.  In connection with his appointment, the Company and Mr. Pollack entered into an Indemnification Agreement.

On October 15, 2013, the Board approved the Company’s Amended and Restated Bylaws in order to update the Company’s bylaws in various respects.

On October 15, 2013, the Board approved the amendment and restatement of the Company’s Certificate of Incorporation, as amended, to, among other things, increase the number of authorized shares from 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock to 200,000,000 shares and 50,000,000 shares respectively. The amendment and restatement of the Company’s Certificate of Incorporation is being submitted for stockholder approval at the Company’s 2013 Annual Stockholder meeting.

On October 28, 2013, the Board appointed Alexander Poltorak to the Company’s Board of Directors.  In connection with his appointment, the Company and Mr. Poltorak entered into an Indemnification Agreement.

    On November 6, 2013, the Company sold an aggregate of 304,250 shares of its newly designated Series F Preferred Stock and 48,438 shares of common stock to five accredited investors for gross proceeds to the Company of $2,235,000 pursuant to subscription agreements. The purchase price per share of Common Stock was $6.40 for $1,310,000 of such investment and $6.25 for $925,000 of such investment. No broker was utilized in connection with the sale. In accordance with the requirement of NASDAQ, each share of Series F Preferred Stock shall be entitled to .91 times the vote attributable to the shares of common stock. The Company anticipates correcting the Certificate of Designation; Rights and Preferences of the Series F Preferred Stock shall be entitled to 91% of one vote, subject to the beneficial ownership limitation covering the shares. In connection with the foregoing private placement, the Company agreed to file a “resale” registration statement with the SEC covering all shares of Common Stock and shares of Common Stock underlying the Series F Preferred Stock within 91 days of the final closing date and to maintain the effectiveness of the registration statement until all securities have been sold or are otherwise able to be sold pursuant to Rule 144. The Company has agreed to use its reasonable best efforts to have the registration statement declared effective within 180 days of the final closing.

The Company is obligated to pay to investors a fee of one (1%) per month in cash for every thirty day period up to a maximum of six (6%) percent, (i) that the registration statement has not been filed after the required filing date, and (ii) following the required date of effectiveness that the registration statement has not been declared effective; provided, however, that the Company shall not be obligated to pay any such liquidated damages if the Company is unable to fulfill its registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC pursuant to its authority with respect to “Rule 415”, provided the Company registers at such time the maximum number of shares of Common Stock permissible upon consultation with the staff of the SEC.

The Company also entered into a Lockup Agreement with certain investors which provides for restrictions on the resale of shares for a period of 180 days from the closing of the Private Placement held by certain investors through December 31, 2014, which in certain circumstances is subject to extension.  The Lockup Agreement provides that additional 180 day restrictions shall commence without further action of the Company upon the sale of $15 million or greater gross proceeds of securities and upon a material acquisition.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Fiscal Years Ended December 31, 2012 and 2011

Restatement

As discussed in Note 2 of the consolidated financial statements, the 2011 consolidated financial statements presented here have been restated to give effect to correction of a misstatement in the classification of the Company’s outstanding warrants.

On February 27, 2013, Company management, in consultation with its Audit Committee, revised its prior position on accounting for warrants and concluded that its previously issued consolidated financial statements for all periods since mid-November 2009 (collectively, the “Affected Periods”) should not be relied on because of a misapplication in the guidance on accounting for Warrants (as defined below) .  However, the non-cash adjustments to the financial statements, in all of the Affected Periods, do not impact the amounts previously reported for the Company’s cash and cash equivalents, total assets, revenue, or cash flows.

The warrants at issue (collectively, the “Warrants”) include:

(i)	warrants to purchase an aggregate of 5,522 and 414 shares of the Company’s common stock, issued in November 2009 at an exercise price of $650.00 and $575.00 per share, respectively;

(ii)	warrants to purchase an aggregate of 10,500 and 630 shares of the Company’s common stock, issued in October 2010 at an exercise price of $300.00 and $312.50 per share, respectively;

(iii)	warrants to purchase an aggregate of 10,673 and 640 shares of the Company’s common stock, issued in January 2011 at an exercise price of $160.00 and $162.50 per share, respectively;

(iv)	warrants to purchase an aggregate of 26,628 and 799 shares of the Company’s common stock, issued in October 2011 at an exercise price of $44.80 and $59.13 per share, respectively;

(v)	warrants to purchase an aggregate of 10,648 and 1,597 shares of the Company’s common stock, issued in February 2012 at an exercise price of $28.00 and $27.00 per share, respectively; and

(vi)	warrants to purchase an aggregate of 483,657 shares of the Company’s common stock, issued in November 2012 at an exercise price of $6.53 per share;

The above warrant shares and exercise prices have been retroactively adjusted to reflect the  2011 and 2012 reverse stock splits.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the consolidated balance sheets and the consolidated statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants in accordance with Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”).  The Warrant agreements contain a provision for net cash settlement at the option of the holder in the event that there is a fundamental transaction (as contractually defined in the Warrant agreements).  The Company had previously conducted in-depth analysis in prior years of its other warrants and concluded that all fundamental transactions were within the control of the Company and thus equity treatment for the warrants was appropriate.  However, new insight on derivatives, obtained by the Company during the process of analyzing the accounting guidance for the November 2012 warrants, prompted the Company to re-assess its prior position.

Under the guidance of ACS 815, warrant instruments that could potentially require net cash settlement in the absence of express language precluding such settlement, should be initially classified as derivative liabilities as their estimated fair values, regardless of the likelihood that such instruments will ever be settled in cash.  In periods subsequent to issuance, changes in the estimated fair value of the derivative instruments should be reported in the statement of operations.  The Audit Committee, together with management, determined that the financial statements in the Affected Periods should be restated to reflect the Warrants as liabilities, with subsequent changes in their estimated fair value recorded as non-cash income or expense in each Affected Period.

The Company has restated  its audited consolidated financial statements for the year ending December 31, 2011 and the related disclosures.  The Company has not amended its previously filed Annual Reports on Form 10-K for the years ended December 31, 2010 and 2009 or its Quarterly Reports on Form 10-Q for the periods March 31, 2010, June 30, 2010, and September 30, 2010 to correct these misstatements.

In addition to the restatement noted above, the consolidated statements of operations for the year ended December 31, 2011and the consolidated balance sheets then ended have also been retroactively adjusted to give effect to the Company’s September 2012 reverse stock splits, and for the discontinued operations as discussed in note 1 “Summary of Significant Accounting Policies – Nature of Business and Basis of Presentation.”

The following discussion and analysis of our financial condition and results of operations incorporates the restated amounts.  For this reason, the information set forth in this section may not be comparable to discussion and information in our previously filed Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Overview

The Company previously operated via two principal segments, Biospherics and Health Sciences through December 3, 2012.  Biospherics seeks to develop proprietary products for commercial application.  Health Sciences provided technical and regulatory consulting services to biotechnology and pharmaceutical companies, as well as provided technical support for the Biospherics segment.

During the periods covered by this report, the Company had two wholly-owned subsidiaries, Biospherics Incorporated and Spherix Consulting, Inc., for its two operating segments.  The Company provides management, strategic guidance, business development, marketing and other services to its subsidiaries.  The operations of Spherix Consulting, Inc. have been retroactively adjusted as discontinued operations as a result of the December 3, 2012 sale of the subsidiary (as more fully described below).

On September 21, 2012, the Company effected a reverse stock split of its outstanding common stock at an exchange ratio of 1-for-20.  The reverse stock split reduced the December 31, 2011 and 2010 number of outstanding shares of Common Stock from 3,094,961 and 2,135,588 shares to 154,749 and 106,781 shares, respectively.  Following the reverse stock split, the Company regained compliance with NASDAQ’s minimum bid price rule.

In November 2012, following completion of a private placement offering, the Company expanded its Board of Directors from six to seven members.  The expanded Board undertook a review of the Company’s cash balances and capital requirements for its drug development and consulting segments.  The Company concluded that the prospect of raising the significant amount of capital needed to successfully advance its drug development opportunities, which were in an early stage of development, would not be available to it in the foreseeable future given the state of the capital markets, making it unlikely that the Company could continue to support its drug development and consulting businesses.  The Company’s Board of Directors in reviewing its options determined to undertake a major re-examination of its business strategies and to explore strategic alternatives.  Immediate action was taken to reduce expenses, and the decision was made to terminating the employment contracts of employees of the consulting business, and to either cease the consulting business or dispose of it for nominal consideration.  Further the Board was reduced to four members.  To facilitate any transition to a new business and continue to satisfy our other responsibilities, retention agreements were entered into with Dr. Lodder as President, Mr. Clayton as Chief Financial Officer, Treasurer and Corporate Secretary, and Ms. Barton as Executive Assistant.  The Company’s review and evaluation of its existing business is continuing and this effort may result in the further divestiture or winding down of our historic businesses and the possible entry into a new, yet identified business, including via acquisitions.

    In mid-November, 2012, the Board of Directors and the holders of approximately 70% of our common stock approved the following actions, which became effective on December 17, 2012:

·	an increase in our authorized capital stock to 50,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share;

·
the adoption of the Spherix Incorporated 2012  Equity Incentive Plan, pursuant to which up to 125,000 shares of common stock may be issued to employees, officers and directors via stock options and grants of restricted stock;  and

·	approval of the issuance of up to 483,657 shares of our common stock pursuant to the exercise of our Series B Warrants issued in our November 2012 private placement transaction.

On December 3, 2012, the Company sold all of the issued and outstanding capital stock of its consulting subsidiary, Spherix Consulting, Inc. for nominal consideration of less than $1,000.

On November 30, 2012, but effective as of December 3, 2013, Dr. Claire L. Kruger resigned as the Chief Executive Officer/Chief Operating Officer of the Company.    Dr. Robert A. Lodder, Aris Melissaratos and Thomas B. Peter also resigned as members of our Board of Directors.

On November 30, 2012, but effective as of December 3, 2012, the Company appointed Dr. Robert A. Lodder as the Company’s Principal Executive Officer and Robert L. Clayton as Secretary of the Company.

In late 2012, the Company entered into a new five (5) year shareholder rights plan.

In February, 2013, a newly formed Virginia subsidiary of the Company, Nuta Technology Corp., entered into a non-binding letter of intent to acquire various patents covering wireless communications.  If the acquisition is completed, the Company may engage in commercialization activities related to the inventions that are the subject of such patents.

In late February, 2013, the Board of Directors appointed Harvey J. Kesner as interim Chief Executive Officer of the Company.

In early March, 2013, we issued Series C Convertible Preferred Stock in exchange for warrants we issued in our November, 2012 private placement transaction.

The Company is examining its business strategies and strategic alternatives.  It has deferred any substantial financial commitments in its Biospherics unit.

Results of Operations—2012 Compared with 2011

Revenue

   Revenue in 2012 is primarily related to royalty fees from an oil detection agreement.  No substantial revenue is expected from the Biospherics segment until the Company is successful in selling or licensing its technology.

Research and Development

  Research and development expenditures relate solely to the Biospherics segment and consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers, and other expenses related to our efforts to develop SPX106T for use in lowering triglyceride and cholesterol levels.  We expense our research and development costs as they are incurred.  The Company does not intend to incur any material R&D costs for its Biospherics unit in 2013 or thereafter and currently is seeking buyers to acquire the Biospherics inventory and business in whole or in part or to joint venture or license such business.  The Company believes it is unlikely that a buyer may be identified and as a result may liquidate or dispose of its inventory of Tagatose for which material storage fees are being incurred.  The Company may be required to incur costs for disposal and cessation of this segment.

The decrease in R & D costs in 2012 of $919,000 from 2011 reflects the completion of SPX106T preclinical studies.  No further studies are presently planned.

Selling, General and Administrative

    Our selling, general and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, professional fees and other corporate expenses, including facilities-related expenses.  S,G&A expenses were consistent between years.  Severance/retention expense for the continuing staff is being recognized evenly over the required performance period from the date of each agreement, with $40,000 recognized in 2012 and the remaining$475,000 to be recognized during the first half of 2013.  No severance expenses were incurred in 2011.

Other Income from Change in Fair Value of Warrants

    Other Income from change in fair value of warrants is the result of decreases in the carrying amount of the warrant liability caused by changes in the fair value as determined using a Black-Scholes option valuation method.  The difference between the other income from change in fair value of warrants realized in 2011 compared to 2012 is the result of a more pronounced change in the Company’s stock price for the year ending 2011.

Loss on Issuance of Warrants

    The loss on issuance of warrants reflects the difference in the fair market value of the warrants as determined using a Black-Scholes option valuation method and the proceeds received.  The proceeds received from Warrants issued with other instruments (such as common stock or preferred stock) are determined based upon the fair value of liability classified warrants with the residual allocated to the other instruments.  The increase between years is directly related to the change in the Company’s stock price between years.

Interest Income

    Interest income in 2012 and 2011 was primarily derived from interest earned on the net proceeds of our equity offerings.

Other Income

    In October 2010, the Company was awarded two one-time grants from the U.S. Government under the Patient Protection and Affordable Care Act.  The awards were for the Company’s diabetes and triglyceride research.  As a result, in 2011 the Company recognized $51,000 in other income and a related tax expense of $14,000.  No grants were recognized in 2012.

Gain on Settlement of Obligations

    On January 14, 2011, Biospherics Incorporated, a wholly-owned subsidiary of the Company, filed a Complaint For Injunction Relief And Damages in The United States District Court For The District Of Maryland against Inalco S.p.A. (the “Complaint”).  The Complaint alleged that Inalco had breached the 2009 Manufacturing Support and Supply Agreement as Inalco (i) refused to supply D-tagatose previously paid for by Biospherics, (ii) refused to provide a promised bank guarantee, and (iii) shut-down its D-tagatose production facilities.  On March 16, 2011, both parties signed a settlement agreement whereby Inalco agreed to supply Spherix with 8.5 metric tons of D-tagatose, which has been received by Spherix, and both parties have agreed to release each other from any other obligations under the previous agreement.  As a result, the Company recognized a gain of $600,000 in March 2011 on the release from its purchase obligation.

    In January 2011, the Company entered into a Letter Agreement with Gilbert V. Levin and M. Karen Levin pursuant to which the Company agreed to make a one-time lump sum payment of $450,000 to the Levins in full satisfaction of the Company’s obligation to make a series of continuing payments to the Levins relating to their prior employment by the Company.  Per the terms of the agreement, Gilbert V. Levin resigned as a member of the Board of Directors of the Company on January 13, 2011.  The Company’s estimated liability to the Levins at December 31, 2010, and prior to the above agreement was approximately $695,000.  The $450,000 lump sum payment was made on January 31, 2011, and the Company recognized the $245,000 difference as a gain on settlement of obligations in January 2011.

Income Tax Expense

 The 2011 income tax expense was directly related to the above mentioned U.S. government grants in the Other Income discussion.  No tax expense was incurred in 2012.

Discontinued Operations

    The operations of Spherix Consulting, Inc. have been retroactively adjusted as discontinued operations as a result of the December 3, 2012 sale noted above.  The Spherix Consulting segment generated nearly all of the Company’s revenue and provided technical support for the Company’s Biospherics segment.

	2012	2011
Revenue	$728,312	$820,925

Direct cost and operating expense	(417,428)	(388,065)
Selling, general and administrative expense	(1,279,875)	(816,389)
Loss from discontinued operations before taxes	$(968,991)	$(383,529)

Sales Backlog

                None

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of the contingent assets and liabilities at the date of the financial statements and revenue and expenses for the period reported.  Estimates are based upon historical experience and various other assumptions that are believed to be reasonable under the circumstances.  These estimates are evaluated periodically and form the basis for making judgments regarding the carrying values of assets and liabilities and the reported amount of revenue and expenses.  Actual results may differ substantially from these estimates.

              Spherix’s critical accounting policies are those it believes are the most important in determining its financial condition and results, and require significant subjective judgment by management as a result of inherent uncertainties.  A summary of the Company’s significant accounting policies is set out in the notes to the consolidated financial statements.  Such policies are discussed below.

Accounting for Taxes and Valuation Allowances

We currently have significant deferred tax assets, resulting from net operating loss carry forwards.  These deferred tax assets may reduce taxable income in future periods.  Based on the Company’s losses and its accumulated deficit, the Company has provided a full valuation allowance against the net deferred tax asset.  Cumulative losses weigh heavily in the overall assessment of valuation allowances.

               We expect to continue to maintain a full valuation allowance on future tax benefits until an appropriate level of profitability is sustained, or we are able to develop tax strategies that would enable us to conclude that it is more likely than not that a portion of our deferred tax assets would be realizable.

Accounting for warrants

The Company accounts for the issuance of Common Stock purchase warrants issued in connection with the equity offerings in accordance with the provisions of ASC 815, Derivatives and Hedging (“ASC 815”).  The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement).  The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

The Company assessed the classification of its Common Stock purchase warrants as of the date of each offering and through December 31, 2012 and determined that such instruments met the criteria for liability classification.  The warrants are reported on the consolidated balance sheet as a liability at fair value using the Black-Scholes valuation method.  Changes in the estimated fair value of the warrants result in the recognition of other income or expense.

New Accounting Pronouncements

In June 2011, the FASB issued a new accounting standard on the presentation of comprehensive income. The new standard requires the presentation of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new standard also requires presentation of adjustments for items that are reclassified from other comprehensive income to net income in the statement where the components of net income and the components of other comprehensive income are presented.  In December 2011, the FASB deferred the effective date for amendments to the presentation of reclassifications of items out of accumulated other comprehensive income, while still requiring entities to adopt the other requirements.  We adopted the new standard on January 1, 2012.  The adoption of this standard had no impact on our consolidated financial statements.  In February of 2013, the FASB issued a new accounting standard to improve the transparency of reporting reclassifications out of accumulated other comprehensive income by requiring entities to present in one place information about significant amounts reclassified and, in some cases, to provide cross-references to related footnotes.  We are required to adopt the requirements for reclassification of items out of accumulated other comprehensive income as of the beginning of 2013. We do not expect this adoption to have a material impact on our financial statements.

In May 2011, the FASB issued a new accounting standard  which was an  amendment to achieve common fair value measurement and disclosure requirements in GAAP and international financial reporting standards (“IFRS”).  The amendments explain how to measure fair value and will improve the comparability of fair value measurement presented and disclosed in financial statements prepared in accordance with GAAP and IFRS.  The standard requires new quantitative and qualitative disclosures about the sensitivity of recurring Level 3 measurement disclosures, as well as transfers between Level 1 and Level 2 of the fair value hierarchy.  This authoritative guidance is to be applied prospectively. The standard was effective and adopted by the Company during 2012.

Liquidity and Capital Resources

We continue to incur ongoing administrative and other expenses, including public company expenses, without any corresponding revenue.  If we re-commence our pharmaceutical development efforts, we will begin to incur substantial development costs and will not likely receive any revenue for the foreseeable future.

Until such time as we earn revenue from our pharmaceutical development business or from a new business venture, we intend to finance our activities through:

·             the remaining proceeds of our equity offerings; and
·             additional funds we will seek to raise through the sale of additional securities in the future.

Working capital was $4.0 million and $4.6 million at December 31, 2012 and December 31, 2011, and cash on hand was $4.5 million and $4.9 million, respectively.  Management believes that this cash on hand will be sufficient to sustain operations for the next twelve months, including payment of severances aggregating $475,000 which are to be paid in the first half of 2013.

In early December 2012, we sold the stock of our subsidiary Spherix Consulting, Inc. for nominal consideration.  This sale allows the Company to minimize its administrative and other costs pending completion of the Company’s review of its strategic alternatives.

In November 2012, the Company obtained net proceeds of approximately $2.3 million in a private placement of common stock and warrants.   The Company sold an aggregate of 483,657 shares of common stock at a price of $5.324 per share along with warrants to purchase an additional 483,657 shares of common stock at an exercise price of $6.53 per share.  The warrants are exercisable for a period of five years.  The Company has agreed to register the common stock sold in the offering and the common stock issuable upon exercise of the warrants.  Failure on the part of the Company to satisfy certain registration deadlines may subject the Company to payment of certain monetary penalties.  The investors have agreed to temporarily waive their right to cause the Company to register these shares.  The investors have the right to participate for 100% of any future debt or equity offerings of the Company during the two years following the Closing.

In February 2012, the Company obtained net proceeds of approximately $1.1 million in a registered direct offering of common stock and warrants.   Both the common stock issued in the offering and the underlying common stock for the warrants issued in the offering were previously registered under a Form S-3 shelf registration statement declared effective by the SEC in October 2009.

    We believe our current capital is inadequate to pursue business opportunities via acquisition, which we may desire to pursue in the future and as a result we anticipate we will need to raise additional funds from time to time, which could take the form of debt, equity, convertible securities or a combination of the above.  We may be required to raise capital at prices that are below our current market capitalization value.

    The Company cannot be assured that it will be able to attract an investor in our securities or raise the additional funds it will likely require in the future; that the Company will be able to obtain any required stockholder approval; or that the Company will be able to successfully complete additional offerings or sales of its securities.  If we reach a point where we are unable to raise needed additional funds to continue our business activities, we will be forced to cease our business activities in which case the Company could also be required to terminate its operations and dissolve.  However, we believe that the Company presently has sufficient cash balances to continue as a going concern for the next 12 months based upon its reduced requirements for salaries and other expenses following the disposition of the consulting segment and the reduced activity of its research and development program.

Three Months Ended September 30, 2013 and 2012

Overview

We are an intellectual property company that owns patented and unpatented intellectual property.

Through our acquisition of seven patents from Rockstar Consortium US, LP and acquisition of patents issued to Harris Corporation and CompuFill LLC in connection with the North South Merger, we intend to expand our activities in wireless communications and telecommunication sectors including antenna technology, Wi-Fi, base station functionality, and cellular.

Using our patented technologies we employ strategies seeking to permit us to derive value from licensing, commercialization, settlement and litigation from our patents.  We intend to continue to seek to obtain patents from inventors and patent owners to monetize patent portfolios.

Results of Operations

 Three months ended September 30, 2013 compared to three months ended September 30, 2012

During the three months ended September 30, 2013, we incurred a loss from operations of $9,316,768, an increase of $8,683,123 or 1,370%, as compared to $633,645 for the same period in 2012 and net loss from continuing operations of $9,279,983, an increase of $8,705,581 or 1,516%, as compared to $574,402 for the same period in 2012 as a result of stock based compensation expenses (increase of $7,393,855) as a result of the options issued under the 2013 plan, increased professional fees and acquisition related costs incurred in connection with the acquisition of North South (increase of $479,933) as well as an increase in the fair value of the warrant liability and amortization expenses related to the patents acquired by the Company.

During the three months ended September 30, 2013, we generated $1,837 of revenue from certain licensing and product sales. In the three months ended September 30, 2012, we generated $16,710 in revenue.

During the three months ended September 30, 2013, we incurred $9,318,605 in operating expenses. These costs relate to the amortization of the patents as well as research and development costs, stock based compensation expenses, professional fees and other selling, general and administrative expenses including acquisition costs related to the acquisition of North South. The increase in operating expenses of $8,668,250 from 2012 or 1,333%  for the same period in 2012 when we had $650,355 in operating expenses consists of increases in research and development costs, professional fees and other selling, general and administrative expenses.

During the three months ended September 30, 2013, we recorded interest income of $202 and had a fair value adjustment of $36,583 on the warrant liability, compared to $830 and $58,413 for the same period in 2012. Fair value adjustments for warrant liabilities is the result of the change in the carrying amount of the warrant liability caused by changes in the fair value as determined using a Black-Scholes option valuation method.  The change from the beginning of the year was the result of an increase in the Company’s stock price during the three months ended September 30, 2013.  The decrease in the Company’s stock price led to the result in the same three month period ended September 30, 2012.

Nine months ended September 30, 2013 compared to nine months ended September 30, 2012

During the nine months ended September 30, 2013, we incurred a loss from operations of $11,173,934, an increase of $8,807,454 or 372%, as compared to $2,366,480 for the same period in 2012 and net loss from continuing operations of $13,783,660, an increase of $12,160,559 or 749%, as compared to $1,623,101 for the same period in 2012 a result of stock based compensation expenses (increase of $7,362,135), increased professional fees incurred in connection with the acquisition of North South (increase of $680,638) and the result of the fair value adjustments on the warrants due to price fluctuations of our common stock.

During the nine months ended September 30, 2013, we generated $7,811 of revenue from certain licensing and product sales. In the nine months ended September 30, 2012, we generated $16,710 in revenue.

During the nine months ended September 30, 2013, we incurred $11,181,745 in operating expenses. These costs relate to the amortization of the patents as well as research and development costs, stock based compensation expenses, professional fees and other selling, general and administrative expenses including acquisition costs related to the merger with North South. The increase in operating expenses of $8,798,555 from 2012 or 369%  for the same period in 2012 when we had $2,383,190 in operating expenses consists of increases in research and development costs, professional fees and other selling, general and administrative expenses.

During the nine months ended September 30, 2013, we recorded interest income of $739 and had a fair value adjustment of ($2,610,465) on the warrant liability, compared to $2,774 and $740,605 for the same period in 2012. Fair value adjustments for warrant liabilities is the result of the change in the carrying amount of the warrant liability caused by changes in the fair value as determined using a Black-Scholes option valuation method.  The change from the beginning of the year was the result of a increase in the Company’s stock price during the nine months ended September 30, 2013.  The decrease in the Company’s stock price led to the opposite result in the same nine month period ended September 30, 2012.

Liquidity and Capital Resources

The Company continues to incur ongoing administrative and other expenses, including public company expenses, in excess of corresponding revenue.

The Company intends to finance its activities through:

·	managing current cash and cash equivalents on hand from our past equity offerings,
·	seeking additional funds raised through the sale of additional securities in the future,
·	increasing revenue from the monetization of its patent portfolios, license fees, and new business ventures.

The Company’s business will require significant amounts of capital to sustain operations and make the investments it needs to execute its longer term business plan. The working capital was $1,055,625 and $3,975,324 at September 30, 2013 and December 31, 2012, respectively and, cash on hand was $2,541,743 and $4,498,237, respectively. Upon closing of the Merger on September 10, 2013, the North South cash balance (approximately $2,684,363) became available for the operations of the Company.

The Company used the proceeds from the sale of the $500,000 promissory note to North South to fund certain expenses incurred in connection with the North South Merger.

 The Company in November of 2013 sold an aggregate of 304,250 shares of its newly designated Series F Preferred Stock and 48,438 shares of common stock to five accredited investors for gross proceeds to the Company of $2,235,000 pursuant to subscription agreements. The effective purchase price per share of Common Stock and 156,250 of the Series F Preferred Stock was $6.40 for $1,310,000 of such investment and 148,000 shares of Series F Preferred Stock was $6.25 for $925,000 of such investment. The proceeds of the sale of the common stock and Series F Convertible Preferred Stock will be used to further the operations of the Company.

Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical.  The Company may be forced to litigate against others to enforce or defend its intellectual property rights or to determine the validity and scope of other parties’ proprietary rights. The defendants or other third parties involved in the lawsuits in which the Company is involved may allege defenses and/or file counterclaims or initiate inter parties reviews in an effort to avoid or limit liability and damages for patent infringement or case the Company to incur additional costs as a strategy. If such efforts are successful, they may have an impact on the value of the patents and preclude the Company from deriving revenue from the patents, the patents could be declared invalid by a court or the US Patent and Trademark Office, in whole or in part, or the costs of the Company can increase.

As a result, a negative outcome of any such litigation, or one or more claims contained within any such litigation, could materially and adversely impact the Company’s business. Additionally, the Company anticipates that legal fees which are not included in contingency fee arrangements, experts and other expenses will be material and could have an adverse effect on its financial condition and results of operations if its efforts to monetize these patents are unsuccessful.

 In addition, the costs of enforcing the Company’s patent rights may exceed its recoveries from such enforcement activities. Accordingly, in order for the Company to generate a profit from its patent enforcement and monetization activities, the revenues from such enforcement and monetization activities must be high enough to offset both the cash outlays and the contingent fees payable from such revenues including any profit sharing arrangements with inventors or prior owners of the patents. The Company’s failure to monetize its patent assets or the occurrence of unforeseen circumstances that could have a negative impact on the Company’s liquidity could significantly harm its business.

Should the Company be unsuccessful in its efforts to execute its business plan, it could become necessary for the Company to reduce expenses, curtail its operation or explore various alternative business opportunities or possibly suspend or discontinue its business activities.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

As of January 21, 2014, the number of stockholders of record of the Company’s common stock was approximately 704 which does not include stockholders whose shares are held in street or nominee names.  The Company’s common stock is traded on The NASDAQ Capital Market under the symbol SPEX.  No dividends were paid in 2013, 2012 or 2011.

The following table sets forth the high and low closing prices for our common stock, as reported by the NASDAQ Capital Market, for the periods indicated (all adjusted for the September 2012 reverse stock split).

Period	High	Low
2013
First Quarter	$14.99	$5.51
Second Quarter	$11.05	$4.07
Third Quarter	$27.86	$4.54
Fourth Quarter	$13.70	$6.52

2012
First Quarter	$35.40	$15.60
Second Quarter	$22.40	$10.00
Third Quarter	$11.98	$7.22
Fourth Quarter	$11.76	$5.85

2011
First Quarter	$218.00	$70.00
Second Quarter	$117.20	$45.60
Third Quarter	$69.60	$24.60
Fourth Quarter	$68.40	$22.60

On January 17, 2014, the closing price of our common stock, as reported by the NASDAQ Capital Market, was $8.23. As of January 21, 2014, we had approximately 704 holders of record of our common stock, excluding stockholders whose shares are held in street or nominee names.  We believe that the number of beneficial owners is substantially greater than the number of record holders because a large portion of our common stock is held of record through brokerage firms in “street name.”

Reverse Stock Splits

In September 2012 and in May 2011, the Company effected reverse stock splits of its common stock in response to NASDAQ deficiency notices concerning the bid price of the Company’s common stock.

On September 21, 2012, the Company effected a reverse stock split of the Company’s outstanding common stock at an exchange ratio of 1-for-20.  As a result of the reverse stock split, every 20 shares of the Company’s issued and outstanding common stock were combined into one share of common stock.  No fractional shares of common stock were issued as a result of the reverse stock split.  Instead, fractional shares that would otherwise result from the reverse stock split were purchased by the Company based on the closing price of the stock on September 21, 2012.

On May 6, 2011, the Company effected a one-for-ten reverse split of its common stock.  The Company implemented the reverse stock split under the authority granted to the Board of Directors by the Company’s stockholders at the annual meeting of stockholders held on November 17, 2009.  The reverse stock split reduced the number of outstanding shares of common stock from 25,624,872 shares to 2,562,488 shares.

Following both reverse stock splits, the Company’s common stock price increased and the Company regained compliance with the NASDAQ minimum bid price rule.

Equity Compensation Plan Information

      The following table provides information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,012,163	(1)	$7.13	797,250	(2)

1.	Consists of options to acquire 6,663 shares of our common stock under the 2012 Equity Incentive Plan and 2,005,000 under the 2013 Equity Incentive Plan.
2.	Consists of shares of common stock available for future issuance under our equity incentive plan.

 Appendix A

WRITTEN CONSENT OF STOCKHOLDER OF
SPHERIX INCORPORATED

The undersigned stockholder of Spherix Incorporated (the “Company”) hereby acknowledges receipt of the Notice of Consent Solicitation and accompanying Consent Solicitation Statement, each dated March 27, 2014. The undersigned hereby consents (by checking the FOR box) or declines to consent (by checking the AGAINST box or the ABSTAIN box) to the adoption of the following recitals and resolutions:

WHEREAS, the board of directors of the Company has determined that it is in the best interests of the Company and its stockholders for the stockholders to approve, in accordance with NASDAQ Listing Rule 5635, the securities issued to Rockstar Consortium US LP (“Rockstar”) under the Patent Acquisition Agreement, dated December 31, 2013 (the “Patent Purchase Agreement”), whereby our wholly-owned subsidiary, Spherix Portfolio Acquisition II, Inc.,  acquired a suite of 101 patents and patent applications from Rockstar in accordance with NASDAQ Listing Rule 5635, the securities issued to Rockstar under the transactions contemplated thereunder (the “Patent Acquisition”), including the  issuance of an aggregate of (a) 459,043 shares of newly designated Series H Convertible Preferred Stock, par value $0.0001 per share (the “Series H Preferred Stock”) of the Company which are convertible into shares of common stock, par value $0.0001 per share) (“Common Stock”) on a one-for-ten basis (or an aggregate of  4,590,430 shares of Common Stock) and (b) 119,760 shares of Series I Convertible Redeemable Preferred Stock of the Company, par value $0.0001 per share, which are convertible into shares of Common Stock on a one-for-twenty basis (or an aggregate of  2,395,200 shares of Common Stock) (the “Series I Preferred Stock” and, collectively with Series H Preferred Stock, the “Preferred Shares”), as partial consideration for the Patent Acquisition, and (c) the shares of Common Stock  (“Registration Right Shares”) to be issued to Rockstar in the event that the registration statement registering all the shares of Common Stock and Preferred Shares issued under the Patent Purchase Agreement is not declare effective by the SEC within sixty days after its filing;

WHEREAS, the board of directors of the Company has determined that it is in the best interests of the Company and its stockholders for the stockholders to approve any potential change in control in accordance with NASDAQ Listing Rule 5635 that could result from the issuance of the Preferred Shares to Rockstar in connection with the Patent Acquisition;

WHEREAS, the board of directors of the Company approved the issuance of the Preferred Shares as partial consideration for the acquisition of a suite of 101 patents and patent applications from Rockstar on December 31, 2013 and the issuance of the Registration Right Shares, if any, and recommended that the stockholders vote “FOR” the below resolution, which it has deemed is in the best interests of the Company and its stockholders in accordance with NASDAQ listing standards;

WHEREAS, the board of directors of the Company approved an amendment to the Company’s 2014 Equity Incentive Plan (the "2014 Plan") to increase the number of shares available for future issuance thereunder to 4,161,892 from 2,400,000 on February 27, 2014 in recognition of the increased Common Stock presently outstanding since the initial stockholder approval of the 2014 Plan and recommended that the stockholders vote “FOR” the below resolution, which it has deemed is in the best interests of the Company and its stockholders;

        WHEREAS, the board of directors of the Company approved the issuance of securities of the Company in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 40% below the market price of our Common Stock in accordance with NASDAQ Listing Rule 5635 and recommended that the stockholders vote “FOR” the below resolution, which it has deemed is in the best interests of the Company and its stockholders;

        WHEREAS, the board of directors of the Company approved the issuance of securities of the Company in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 30% below the market price of our Common Stock in accordance with NASDAQ Listing Rule 5635 and recommended that the stockholders vote “FOR” the below resolution, which it has deemed is in the best interests of the Company and its stockholders;

WHEREAS, the board of directors of the Company approved the change of control in accordance with NASDAQ Listing Rule 5635 that could result from the potential issuance of securities of the Company in one or more non-public offerings and recommended that the stockholders vote “FOR” the below resolution, which it has deemed is in the best interests of the Company and its stockholders;

NOW, THEREFORE, IT IS RESOLVED, that the stockholders of the Company hereby approve the Patent Purchase Agreement and the Patent Acquisition, including the issuance of the Preferred Shares consisting of (a) 459,043 shares of Series H Preferred Stock of the Company, convertible into an aggregate of  4,590,430 shares of Common Stock and (b) 119,760 shares of Series I Preferred Stock of the Company, convertible into an aggregate of  2,395,200 shares of Common Stock,  as partial consideration for acquisition of a suit of 101 patents and patent applications from Rockstar and (c) the Registration Right Shares, if any and such Preferred Shares and Registration Right Shares, if any, when issued in accordance with the Patent Purchase Agreement, will be validly issued, fully paid and non-assessable;

[  ] FOR [  ] AGAINST [  ] ABSTAIN

and it is further

RESOLVED, that the stockholders of the Company hereby approve any potential change in control in accordance with NASDAQ Listing Rule 5635 that may result from the issuance of the Preferred Shares in connection with the Patent Acquisition

[  ] FOR [  ] AGAINST [  ] ABSTAIN

and it is further

RESOLVED, that the stockholders of the Company hereby approve an amendment to the Company’s 2014 Plan to increase the number of shares available for issuance thereunder to 4,161,892 from 2,400,000;

[  ] FOR [  ] AGAINST [  ] ABSTAIN

and it is further

RESOLVED, that the stockholders of the Company hereby approve the issuance of securities of the Company in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 40% below the market price of our Common Stock  in accordance with NASDAQ Listing Rule 5635;

[  ] FOR [  ] AGAINST [  ] ABSTAIN

and it is further

RESOLVED, that the stockholders of the Company hereby approve the issuance of securities of the Company in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 30% below the market price of our Common Stock in accordance with NASDAQ Listing Rule 5635;

[ ] FOR [ ] AGAINST [ ] ABSTAIN

and it is further

RESOLVED, that the stockholders of the Company hereby approve the change of control as used in NASDAQ Listing Rule 5635 that may result from the potential issuance of securities of the Company in one or more non-public offerings;

This Written Consent action may be executed in counterparts. Failure of any particular stockholder(s) to execute and deliver counterparts is immaterial so long as the holders of a majority of the voting power of the outstanding shares of the Company do execute and deliver counterparts.

This Written Consent is solicited by the Company’s Board of Directors.

(Continued, and to be dated and signed, on the other side)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Consent Materials

IN WITNESS WHEREOF, the undersigned has executed this Written Consent on ________, 2014.

___________________________________________
Print name(s) exactly as shown on Stock Certificate(s)

______________________________ ________________________________________
Signature (and Title, if any) Signature (if held jointly)

Sign exactly as name(s) appear(s) on stock certificate(s). If stock is held jointly, each holder must sign. If signing is by attorney, executor, administrator, trustee or guardian, give full title as such. A corporation or partnership must sign by an authorized officer or general partner, respectively.

Please sign, date and return this consent to the following address or submit the consent through the e-mail address listed below:

Spherix Incorporated 7927 Jones Branch Drive, Suite #3125 Tysons Corner, VA 22102 Attention: Anthony Hayes ahayes@spherix.com Richard Cohen rc@chordadvisors.com

You may also submit your consent by facsimile to (703) 992-9348.

Appendix B
SPHERIX INCORPORATED
AMENDMENT TO 2014 EQUITY INCENTIVE PLAN

4.2 Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan may not exceed 4,161,892 shares of Common Stock (the “Share Limit”).

5.2.7 Compensation Limitations. The maximum aggregate number of shares of Common Stock that may be issued to any Eligible Person during the term of this Plan pursuant to Qualifying Options and Qualifying SARs may not exceed 4,161,892 shares of Common Stock. The maximum aggregate number of shares of Common Stock that may be issued to any Eligible Person pursuant to Performance-Based Awards granted during the 162(m) Term (other than cash awards granted pursuant to Section 5.1.6 and Qualifying Options or Qualifying SARs) may not exceed 3,121,419 shares of Common Stock. The maximum amount that may be paid to any Eligible Person pursuant to Performance-Based Awards granted pursuant to Sections 5.1.6 (cash awards) during the 162(m) Term may not exceed $1,000,000.